Filed Pursuant to Rule 424(b)(3)

Registration No. 333-254220

Dear Fellow Stockholder:

Cullman Bancorp, Inc., a federal corporation (sometimes referred to as “Old Cullman”) is soliciting stockholder votes regarding the mutual-to-stock conversion of Cullman Savings Bank, MHC. Pursuant to a Plan of Conversion and Reorganization, our organization will convert from a partially public company to a fully public company by selling a minimum of 2,770,891 shares of common stock of a newly formed Maryland corporation, also named Cullman Bancorp, Inc. (“New Cullman”), which will become the holding company for Cullman Savings Bank.

The Proxy Vote

We must receive the approval of our stockholders before we can proceed with the transactions contemplated by the Plan of Conversion and Reorganization. Enclosed is a proxy statement/prospectus describing the proposals being presented at our special meeting of stockholders. Please vote the enclosed proxy card today. Our Board of Directors urges you to vote “FOR” approval of the Plan of Conversion and Reorganization, “FOR” approval of the contribution to a charitable foundation and “FOR” approval of the other matters to be presented at the special meeting.

The Exchange

Upon the completion of the conversion, your shares of Old Cullman common stock will be exchanged for shares of New Cullman common stock. The number of new shares that you receive will be based on an exchange ratio that is described in the proxy statement/prospectus. Shortly after the completion of the conversion, our exchange agent will send a transmittal form to each stockholder of Old Cullman who holds stock certificates. The transmittal form will explain the procedure to follow to exchange your shares. Do not deliver your certificate(s) before you receive the transmittal form. Shares of Old Cullman that are held in “street name” (e.g., in a brokerage account) and shares that are held in “book entry form” (i.e., electronically with the transfer agent) will be converted automatically at the completion of the conversion—no action or documentation will be required of you.

The Stock Offering

We are offering for sale shares of common stock of New Cullman at a price of $10.00 per share. The shares are first being offered in a subscription offering to eligible depositors of Cullman Savings Bank. Cullman Bancorp, Inc.’s public stockholders do not have priority rights to purchase shares in the subscription offering unless they are also eligible depositors of Cullman Savings Bank. However, if we do not sell sufficient shares in the subscription offering to complete the offering, shares would be available for sale in a community offering to Cullman Bancorp, Inc.’s public stockholders and others not eligible to subscribe for shares in the subscription offering. If you are interested in subscribing for shares of our common stock, contact our Stock Information Center at (888) 317-2811 to receive a stock order form and a prospectus. The stock offering period is expected to expire on June 17, 2021.

If you have any questions, please refer to the Questions & Answers section in this document.

Thank you for your support as a stockholder of Cullman Bancorp, Inc.

Sincerely,

John A. Riley, III

Chairman of the Board, President and

   Chief Executive Officer

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, nor any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS OF CULLMAN BANCORP, INC. (A MARYLAND CORPORATION)

AND

PROXY STATEMENT OF CULLMAN BANCORP, INC. (A FEDERAL CORPORATION)

Cullman Bancorp, Inc., which we refer to as “Old Cullman” in this document, is converting from the mutual holding company structure to a fully public stock holding company structure. Currently, Cullman Savings Bank is a wholly owned subsidiary of Old Cullman, a federal corporation, and Cullman Savings Bank, MHC owns 57.3% of Old Cullman’s common stock. The remaining 42.7% of Old Cullman’s common stock is owned by public stockholders. As a result of the conversion, a newly formed Maryland corporation also named Cullman Bancorp, Inc., which we refer to in this document as “New Cullman,” will replace Old Cullman as the holding company of Cullman Savings Bank. Each share of Old Cullman common stock owned by the public will be exchanged for between 1.8094 and 2.8153 shares of common stock of New Cullman, so that immediately after the conversion Old Cullman’s public stockholders will own the same percentage of New Cullman common stock as they owned of Old Cullman’s common stock immediately before the conversion, excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares, and reflecting certain assets held by Cullman Savings Bank, MHC. The actual number of shares that you will receive will depend on the percentage of Old Cullman common stock held by the public at the completion of the conversion, certain assets held by Cullman Savings Bank, MHC, the final independent appraisal of New Cullman and the number of shares of New Cullman common stock sold in the offering described in the following paragraph. It will not depend on the market price of Old Cullman common stock. See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Share Exchange Ratio for Current Stockholders” for a discussion of the exchange ratio. Based on the $31.50 per share closing price of Old Cullman common stock as of the last trading day before the date of this proxy statement/prospectus, the initial value of the New Cullman common stock you receive in the share exchange would be less than the market value of the Old Cullman common stock you currently own. See “Risk Factors—Risks Related to the Offering and the Exchange—The market value of New Cullman common stock received in the share exchange may be less than the market value of Old Cullman common stock exchanged.”

Concurrently with the exchange offer, we are offering for sale up to 4,311,181 shares of common stock of New Cullman, representing the ownership interest of Cullman Savings Bank, MHC in Old Cullman as well as certain assets held by Cullman Savings Bank, MHC. We are offering the shares of common stock to eligible depositors of Cullman Savings Bank, to Cullman Savings Bank’s tax qualified benefit plans and, if necessary, to the public, including Old Cullman stockholders, at a price of $10.00 per share. The conversion of Cullman Savings Bank, MHC and the offering and exchange of common stock by New Cullman is referred to herein as the “conversion and offering.” Once the conversion and offering are completed, Cullman Savings Bank will be a wholly owned subsidiary of New Cullman, and 100% of the common stock of New Cullman will be owned by public stockholders. As a result of the conversion and offering, Old Cullman and Cullman Savings Bank, MHC will cease to exist.

In connection with the conversion and offering, New Cullman also intends to contribute shares of common stock and cash to a new charitable foundation we will establish. The contribution of shares of common stock and cash will total up to $1.6 million at the adjusted maximum of the offering range. “See Proposal 2—Approval of the Contribution to The Cullman Foundation.”

Old Cullman’s common stock is currently traded on the Pink Open Market operated by OTC Markets Group under the trading symbol “CULL,” and we expect the shares of New Cullman common stock will trade on the Nasdaq Capital Market under the symbol “CULL.”

The conversion and offering cannot be completed unless the stockholders of Old Cullman approve the Plan of Conversion and Reorganization of Cullman Savings Bank, MHC, which may be referred to herein as the “plan of conversion.” Old Cullman is holding a special meeting of stockholders at the main office of Cullman Savings Bank, 316 Second Avenue, SW, Cullman, Alabama on July 2, 2021, at 2:00 p.m., Central time, to consider and vote upon the plan of conversion.

We must obtain the affirmative vote of (i) two-thirds of the total number of votes entitled to be cast at the special meeting by Old Cullman stockholders, including votes representing shares held by Cullman Savings Bank, MHC, and (ii) a majority of the total number of votes entitled to be cast at the special meeting by Old Cullman stockholders other than Cullman Savings Bank, MHC. Old Cullman’s board of directors unanimously recommends that stockholders vote “FOR” approval of the plan of conversion.

This document serves as the proxy statement for the special meeting of stockholders of Old Cullman and the prospectus for the shares of New Cullman common stock to be issued in exchange for shares of Old Cullman common stock. We urge you to read this entire document carefully. You can also obtain information about us from documents that we have filed with the Securities and Exchange Commission and the Board of Governors of the Federal Reserve System. This document does not serve as the prospectus relating to the offering by New Cullman of its shares of common stock in the offering, which is being made pursuant to a separate prospectus. Stockholders of Old Cullman are not required to participate in the stock offering.

This proxy statement/prospectus contains information that you should consider in evaluating the plan of conversion. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 21 for a discussion of certain risk factors relating to the conversion and offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency nor any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For answers to your questions, read this proxy statement/prospectus, including the Questions and Answers section, beginning on page 1. Questions about voting on the plan of conversion may be directed to Laurel Hill Advisory Group, LLC, Monday through Friday from 9:00 a.m. to 5:00 p.m., Eastern time. Banks and brokers can call (516) 933-3100, and all others can call (888) 742-1305 (toll-free).

The date of this proxy statement/prospectus is May 14, 2021, and it is first being mailed to stockholders of Old Cullman on or about May 24, 2021.

CULLMAN BANCORP, INC.

316 Second Avenue, SW

Cullman, Alabama 35055

(256) 734-1740

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

On July 2, 2021 at 2:00 p.m., Central time, Cullman Bancorp, Inc. will hold a special meeting of stockholders at the main office of Cullman Savings Bank, 316 Second Avenue, SW, Cullman, Alabama.

At the meeting, stockholders will consider and act on the following:

1.

The approval of a plan of conversion and reorganization, whereby Cullman Savings Bank, MHC and Cullman Bancorp, Inc. will convert and reorganize from the mutual holding company structure to the stock holding company structure, as more fully described in the attached proxy statement/prospectus;

2.	The approval of the contribution to a new charitable foundation we are establishing in connection with the conversion and offering (“The Cullman Foundation”);

3.

The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the plan of conversion and reorganization and/or the contribution to The Cullman Foundation;

Stockholders	will also act on the following three informational proposals:

4.	Approval of a provision in New Cullman’s articles of incorporation requiring a super-majority vote of stockholders to approve certain amendments to New Cullman’s articles of incorporation;

5.	Approval of a provision in New Cullman’s articles of incorporation requiring a super-majority vote of stockholders to approve stockholder-proposed amendments to New Cullman’s bylaws;

6.	Approval of a provision in New Cullman’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of New Cullman’s outstanding voting stock; and

Such other business that may properly come before the meeting.

NOTE: The board of directors is not aware of any other business to come before the meeting.

The provisions of New Cullman’s articles of incorporation that are summarized as informational proposals 4 through 6 were approved as part of the process in which our board of directors approved the plan of conversion and reorganization (the “plan of conversion”). These proposals are informational in nature only because the Board of Governors of the Federal Reserve System’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals.

The board of directors has fixed the close of business on May 3, 2021, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof.

Upon written request addressed to the Corporate Secretary of Cullman Bancorp, Inc. at the above address, stockholders may obtain an additional copy of this proxy statement/prospectus and/or a copy of the plan of conversion. In order to assure timely receipt of these materials, Cullman Bancorp, Inc. must receive the written request by June 18, 2021.

Complete, sign and date the enclosed proxy card, which is solicited by the board of directors, and mail it in the enclosed envelope today. Your proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Robin O’Berry
Corporate Secretary

Cullman, Alabama

May 14, 2021

QUESTIONS AND ANSWERS

FOR STOCKHOLDERS OF CULLMAN BANCORP, INC.

REGARDING THE PLAN OF CONVERSION AND REORGANIZATION

You should read this document for more information about the conversion. We have filed an application with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) with respect to the conversion and offering and with respect to New Cullman becoming the holding company for Cullman Savings Bank. We have also filed an application with the Office of the Comptroller of the Currency with respect to amendments to Cullman Savings Bank’s Charter. The approvals of the Federal Reserve Board and the Office of the Comptroller of the Currency are required before we can consummate the conversion and offering. Any approval by the Federal Reserve Board or the Office of the Comptroller of the Currency does not constitute a recommendation or endorsement of the plan of conversion. Consummation of the conversion is also subject to approval of the plan of conversion by Old Cullman’s stockholders, and to the satisfaction of certain other conditions.

Q.	WHAT ARE STOCKHOLDERS BEING ASKED TO APPROVE?

A.

Old Cullman stockholders as of the close of business on May 3, 2021 are being asked to vote on the plan of conversion pursuant to which Cullman Savings Bank, MHC will convert from the mutual to the stock form of organization. As part of the conversion, a newly formed Maryland corporation, New Cullman, is offering its common stock to eligible depositors of Cullman Savings Bank, to Cullman Savings Bank’s tax qualified benefit plans and to the public. The shares offered represent Cullman Savings Bank, MHC’s current ownership interest in Old Cullman, adjusted for certain assets held by Cullman Savings Bank, MHC. Your vote is very important. Without sufficient votes “FOR” approval of the plan of conversion, we cannot implement the plan of conversion and complete the stock offering.

In addition, Old Cullman stockholders are being asked to approve a contribution of shares of common stock and cash to a new charitable foundation, The Cullman Foundation, in connection with the conversion and offering.

In addition, Old Cullman stockholders are being asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the plan of conversion and/or the contribution to the charitable foundation.

Stockholders also are asked to vote on the following informational proposals with respect to the articles of incorporation of New Cullman:

•	Approval of a provision requiring a super-majority vote to approve certain amendments to New Cullman’s articles of incorporation;

•	Approval of a provision requiring a super-majority vote of stockholders to approve stockholder-proposed amendments to New Cullman’s bylaws; and

•	Approval of a provision to limit the voting rights of shares beneficially owned in excess of 10% of New Cullman’s outstanding voting stock.

The provisions of New Cullman’s articles of incorporation that are included as informational proposals were approved as part of the process in which our board of directors approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of New Cullman’s articles of incorporation that are summarized above as informational proposals may have the effect of deterring, or rendering more difficult, attempts by third parties to obtain control of New Cullman if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Q.	WHAT ARE THE REASONS FOR THE CONVERSION AND RELATED OFFERING?

A.	The primary reasons for the conversion and offering are to:

•	facilitate future mergers and acquisitions;

•	improve the liquidity of our shares of common stock;

•	transition our organization to a stock holding company structure, which gives us greater flexibility to access the capital markets compared to our existing mutual holding company structure;

•	facilitate our stock holding company’s ability to pay dividends to our public stockholders; and

•	enhance our regulatory capital position to support growth.

As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration in a merger or acquisition since Cullman Savings Bank, MHC is required to own a majority of Old Cullman’s outstanding shares of common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination of stock and cash, and therefore will enhance our ability to compete with other bidders when acquisition opportunities arise. We currently have no arrangements or understandings regarding any specific acquisition. See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Reasons for the Conversion” for a more complete discussion of our reasons for conducting the conversion and offering.

Q.	WHAT WILL STOCKHOLDERS RECEIVE FOR THEIR EXISTING OLD CULLMAN SHARES?

A.

As more fully described in “Proposal 1—Approval of the Plan of Conversion and Reorganization—Share Exchange Ratio for Current Stockholders,” depending on the number of shares sold in the offering, each share of common stock that you own at the time of the completion of the conversion will be exchanged for between 1.8094 shares at the minimum and 2.8153 shares at the adjusted maximum of the offering range of New Cullman common stock (cash will be paid in lieu of any fractional shares). For example, if you own 100 shares of Old Cullman common stock, and the exchange ratio is 2.4481 (at the maximum of the offering range), after the conversion you will receive 244 shares of New Cullman common stock and $8.10 in cash, the value of the fractional share based on the $10.00 per share purchase price of stock in the offering.

If you own shares of Old Cullman common stock in a brokerage account in “street name” or electronically with our transfer agent in “book entry” form, your shares will be automatically exchanged within your account, and you do not need to take any action to exchange your shares of common stock or receive cash in lieu of fractional shares. If you own shares in the form of Old Cullman stock certificates, after the completion of the conversion and offering, our exchange agent will mail to you a transmittal form with instructions to surrender your stock certificates. A statement reflecting your ownership of shares of common stock of New Cullman and a check representing cash in lieu of fractional shares will be mailed to you within five business days after the exchange agent receives a properly executed transmittal form and your existing Old Cullman stock certificate(s). All shares of New Cullman common stock will be issued in book-entry form, meaning that New Cullman will not issue stock certificates. Do not submit your stock certificate(s) until you receive a transmittal form.

Q.	WHY WILL THE SHARES THAT I RECEIVE BE BASED ON A PRICE OF $10.00 PER SHARE RATHER THAN THE TRADING PRICE OF THE COMMON STOCK BEFORE COMPLETION OF THE CONVERSION?

A.

The shares will be based on a price of $10.00 per share because that is the price at which New Cullman will sell shares in its offering. The amount of common stock New Cullman will issue at $10.00 per share in the offering and the exchange is based on an independent appraisal of the estimated market value of New Cullman by Keller & Company, Inc., an appraisal firm experienced in the appraisal of financial institutions. Keller & Company, Inc. has estimated that, as of February 12, 2021, this market value was $56.0 million. Based on Federal Reserve Board regulations, the market value forms the midpoint of a range with a minimum of $47.6 million and a maximum of $64.4 million. Based on this valuation and the valuation range, the number of shares of common stock of New Cullman that existing public stockholders of Old Cullman will receive in exchange for their shares of Old Cullman common stock is expected to range from 1,893,909 to 2,562,347, with a midpoint of 2,228,128 (a value of approximately $18.9 million to $25.6 million, with a midpoint of $22.3 million, based on a price of $10.00 per share). If demand for shares or market conditions warrant, the appraisal can be increased by 15%, which would result in an appraised value of $74.1 million and the value of exchanged shares of $29.5 million. The number of shares received by the existing public stockholders of Old Cullman is intended to maintain their existing ownership in our organization (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares, and as adjusted to reflect certain assets held by Cullman Savings Bank, MHC). The independent appraisal is based in part on Old Cullman’s financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly traded savings and loan and bank holding companies that Keller & Company, Inc. considered comparable to Old Cullman.

Q.	DOES THE EXCHANGE RATIO DEPEND ON THE TRADING PRICE OF OLD CULLMAN COMMON STOCK?

A.

No. The exchange ratio will not be based on the market price of Old Cullman common stock. Instead, the exchange ratio will be based on the appraised value of New Cullman. The purpose of the exchange ratio is to maintain the ownership percentage of public stockholders of Old Cullman (excluding any new shares purchased by them in the offering, their receipt of cash in lieu of fractional exchange shares and the effects of the contribution to the charitable foundation, and as adjusted to reflect certain assets held by Cullman Savings Bank, MHC). Therefore, changes in the price of Old Cullman common stock between now and the completion of the conversion and offering will not affect the calculation of the exchange ratio.

Q.	SHOULD I SUBMIT MY STOCK CERTIFICATE(S) NOW?

A.

No. If you hold stock certificate(s), instructions for exchanging the certificates will be sent to you by our exchange agent after the completion of the conversion and offering. If your shares are held in “street name” (e.g., in a brokerage account) or electronically with our transfer agent in “book entry” form, in either case rather than in certificate form, the share exchange will be reflected automatically in your account upon completion of the conversion.

Q.	HOW DO I VOTE?

A.

Mark, sign and date each proxy card enclosed, and return the card(s) to us in the enclosed proxy reply envelope. For information on submitting your proxy, please refer to instructions on the enclosed proxy card. YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE TODAY.

Q.	IF MY SHARES ARE HELD IN STREET NAME, WILL MY BROKER, BANK OR OTHER NOMINEE AUTOMATICALLY VOTE ON THE PLAN ON MY BEHALF?

A.

No. Your broker, bank or other nominee will not be able to vote your shares without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, using the directions that they provide to you.

Q.	WHY SHOULD I VOTE? WHAT HAPPENS IF I DON’T VOTE?

A.

Your vote is very important. We believe the conversion and offering are in the best interests of our stockholders. Not voting all the proxy card(s) you receive will have the same effect as voting “against” the approval of the plan of conversion and “against” the approval of the charitable foundation. Without sufficient favorable votes “FOR” approval of the plan of conversion, we cannot complete the conversion and offering. In addition, without sufficient favorable votes “FOR” approval of the contribution to the charitable foundation, we cannot make this contribution in connection with the conversion and offering.

Q.	WHAT IF I DO NOT GIVE VOTING INSTRUCTIONS TO MY BROKER, BANK OR OTHER NOMINEE?

A.

Your vote is important. If you do not instruct your broker, bank or other nominee to vote your shares, the unvoted proxy will have the same effect as a vote “against” the plan of conversion and “against” the contribution to the charitable foundation.

Q.	MAY I PLACE AN ORDER TO PURCHASE SHARES IN THE COMMUNITY OFFERING, IN ADDITION TO THE SHARES THAT I WILL RECEIVE IN THE EXCHANGE?

A.

Yes. If you would like to receive a prospectus and stock order form, you must call our Stock Information Center at (888) 317-2811, Monday through Friday between 8:30 a.m. and 4:30 p.m., Central time. The Stock Information Center is closed bank holidays.

Eligible depositors of Cullman Savings Bank have priority subscription rights allowing them to purchase common stock in a subscription offering. Shares not purchased in the subscription offering may be available for sale to the public in a community offering, as described in this document. If orders for New Cullman common stock in a community offering exceed the number of shares available for sale, shares will be allocated (to the extent shares remain available) as follows: first, to cover orders of natural persons (including trusts of natural persons) residing in Cullman County, Alabama; and thereafter, to cover orders of the general public.

Stockholders of Old Cullman are subject to an ownership limitation. Shares of common stock purchased in the offering by a stockholder and his or her associates or individuals acting in concert with the stockholder, plus any shares a stockholder and these individuals receive in the exchange for existing shares of Old Cullman common stock, may not exceed 9.9% of the total shares of common stock of New Cullman to be issued and outstanding after the completion of the conversion.

Properly completed and signed stock order forms, with full payment, must be received (not postmarked) no later than 4:30 p.m., Central time, on June 17, 2021.

Q.	WILL THE CONVERSION HAVE ANY EFFECT ON DEPOSIT AND LOAN ACCOUNTS AT CULLMAN SAVINGS BANK?

A.

No. The account number, amount, interest rate and withdrawal rights of deposit accounts will remain unchanged. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the legal limit. Loans and rights of borrowers will not be affected. Depositors will no longer have voting rights in Cullman Savings Bank, MHC as to matters currently requiring such vote. Cullman Savings Bank, MHC will cease to exist after the conversion and offering. Only stockholders of New Cullman will have voting rights after the conversion and offering.

OTHER QUESTIONS?

For answers to other questions, please read this proxy statement/prospectus. Questions about voting on the plan of conversion and the contribution to the charitable foundation may be directed to Laurel Hill Advisory Group, LLC, Monday through Friday from 9:00 a.m. to 5:00 p.m., Eastern time. Banks and brokers can call (516) 933-3100, and all others can call (888) 742-1305 (toll-free). Questions about the stock offering may be directed to our Stock Information Center at (888) 317-2811, Monday through Friday between 8:30 a.m. and 4:30 p.m., Central time. The Stock Information Center is closed bank holidays.

SUMMARY

This summary highlights material information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the conversion and other proposals fully, you should read this entire document carefully, including the sections entitled “Risk Factors,” “Proposal 1 — Approval of The Plan of Conversion and Reorganization,” “Proposal 2 — Approval of the Contribution to The Cullman Foundation,” “Proposal 3 — Adjournment of the Special Meeting,” “Proposals 4 through 6 — Informational Proposals Relating to the Articles of Incorporation of New Cullman” and the consolidated financial statements and the notes to the consolidated financial statements.

The Special Meeting

Date, Time and Place. Old Cullman will hold its special meeting of stockholders at the main office of Cullman Savings Bank, 316 Second Avenue, SW, Cullman, Alabama on July 2, 2021, at 2:00 p.m., Central time.

The Proposals. Stockholders will be voting on the following proposals at the special meeting:

1.

The approval of a plan of conversion and reorganization whereby: (a) Cullman Savings Bank, MHC and Old Cullman will convert and reorganize from the mutual holding company structure to the stock holding company structure; (b) New Cullman, a Maryland corporation, will become the new stock holding company of Cullman Savings Bank; (c) the outstanding shares of Old Cullman, other than those held by Cullman Savings Bank, MHC, will be converted into shares of common stock of New Cullman; and (d) New Cullman will offer shares of its common stock for sale in a subscription offering, a community offering and, if necessary, a syndicated offering;

2.	The approval of a contribution of shares of common stock and cash to a new charitable foundation that we will establish in connection with the conversion and offering;

3.

The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the plan of conversion and/or the contribution to The Cullman Foundation;

Stockholders will also vote on the following informational proposals:

4.	Approval of a provision in New Cullman’s articles of incorporation requiring a super-majority vote of stockholders to approve certain amendments to New Cullman’s articles of incorporation;

5.	Approval of a provision in New Cullman’s articles of incorporation requiring a super-majority vote of stockholders to approve stockholder-proposed amendments to New Cullman’s bylaws;

6.	Approval of a provision in New Cullman’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of New Cullman’s outstanding voting stock; and

Such other business that may properly come before the meeting.

The provisions of New Cullman’s articles of incorporation that are summarized as informational proposals 4 through 6 were approved as part of the process in which our board of directors approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of New Cullman’s articles of incorporation that are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of New Cullman, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Vote Required for Approval of Proposals by the Stockholders of Old Cullman

Proposal 1: Approval of the Plan of Conversion. We must obtain the affirmative vote of (i) two-thirds of the total number of votes entitled to be cast at the special meeting by Old Cullman stockholders, including votes representing shares held by Cullman Savings Bank, MHC, and (ii) a majority of the total number of votes entitled to be cast at the special meeting by Old Cullman stockholders other than Cullman Savings Bank, MHC.

Proposal 1 must also be approved by the members of Cullman Savings Bank, MHC (i.e., depositors of Cullman Savings Bank) at a special meeting called for that purpose. Depositors will receive separate proxy materials from Cullman Savings Bank, MHC regarding the conversion.

Proposal 2: Approval of the Contribution to The Cullman Foundation. We must obtain the affirmative vote of (i) two-thirds of the total number of votes entitled to be cast at the special meeting by Old Cullman stockholders, including votes representing shares held by Cullman Savings Bank, MHC, and (ii) a majority of the total number of votes entitled to be cast at the special meeting by Old Cullman stockholders other than Cullman Savings Bank, MHC.

Proposal 2 must also be approved by the members of Cullman Savings Bank, MHC (i.e., depositors of Cullman Savings Bank) at a special meeting called for that purpose. Depositors will receive separate proxy materials from Cullman Savings Bank, MHC regarding the contribution to the charitable foundation. If the members of Cullman Savings Bank, MHC or the stockholders of Old Cullman do not approve the contribution to the charitable foundation, we will proceed with the conversion and offering without making the contribution to the charitable foundation and subscribers for common stock will not be resolicited (unless required by the Federal Reserve Board).

Proposal 3: Approval of the adjournment of the special meeting. We must obtain the affirmative vote of at least a majority of the votes cast by Old Cullman stockholders at the special meeting to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion and/or the contribution to the charitable foundation.

Informational Proposals 4 through 6. The provisions of New Cullman’s articles of incorporation that are summarized as informational proposals were approved as part of the process in which the board of directors of Old Cullman approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of New Cullman’s articles of incorporation that are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of New Cullman, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Other Matters. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of Old Cullman. At this time, we know of no other matters that may be presented at the special meeting.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise the corporate secretary of Old Cullman in writing before your common stock has been voted at the special meeting, deliver a signed, later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

Vote by Cullman Savings Bank, MHC

Management anticipates that Cullman Savings Bank, MHC, our majority stockholder, will vote all of its shares of common stock in favor of all the matters set forth above. If Cullman Savings Bank, MHC votes all of its shares in favor of each proposal, the approval of the adjournment of the special meeting, if necessary, and the informational proposals would be assured.

As of May 3, 2021, the directors and executive officers of Old Cullman beneficially owned 263,285 shares (excluding exercisable options), or approximately 10.7% of the outstanding shares of Old Cullman common stock, and Cullman Savings Bank, MHC owned 1,403,731 shares, or approximately 57.3% of the outstanding shares of Old Cullman common stock.

Vote Recommendations

Your board of directors unanimously recommends that you vote “FOR” approval of the plan of conversion, “FOR” the approval of the contribution to the charitable foundation, “FOR” approval of the adjournment of the special meeting, if necessary, and “FOR” approval of the Informational Proposals 4 through 6.

Our Business

Our business activities are conducted primarily through Cullman Savings Bank. Cullman Savings Bank is a federally chartered stock savings bank headquartered in Cullman, Alabama. Cullman Savings Bank was originally chartered in 1887 under the name Cullman Building & Loan. In 1994, we converted to a federal savings bank charter and changed our name to Cullman Savings Bank. In 2009, we reorganized into the mutual holding company form of ownership.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans, commercial real estate loans and commercial and industrial loans and, to a lesser extent, construction loans, multi-family real estate loans and consumer loans. We also invest in limited amounts of securities. We offer a variety of deposit accounts, including checking accounts, savings accounts, individual retirement accounts and certificate of deposit accounts. We also use Federal Home Loan Bank advances to fund our operations.

Cullman Savings Bank is subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency. Cullman Savings Bank is a member of the Federal Home Loan Bank system.

New Cullman is a newly formed Maryland corporation. Following the completion of the conversion and offering, New Cullman will be the holding company for Cullman Savings Bank and will succeed Old Cullman as the publicly traded holding company of Cullman Savings Bank. Our executive offices are located at 316 Second Avenue SW, Cullman, Alabama 35055 and our telephone number is (256) 734-1740. Our website address is www.cullmansavingsbank.com. Information on our website is not considered a part of this document.

Plan of Conversion and Reorganization

The boards of directors of Old Cullman, Cullman Savings Bank, MHC, Cullman Savings Bank and New Cullman have adopted a plan of conversion pursuant to which Cullman Savings Bank will reorganize from a mutual holding company structure to a stock holding company structure. Public stockholders of Old Cullman will receive shares in New Cullman in exchange for their shares of Old Cullman common stock based on an exchange ratio. See “—The Exchange of Existing Shares of Old Cullman Common Stock.” This conversion to a stock holding company structure also includes the offering by New Cullman of shares of its common stock to eligible depositors of Cullman

Savings Bank and to the public, including Old Cullman stockholders, in a subscription offering and, if necessary, in a community offering and/or in a separate offering through a syndicate of broker-dealers, referred to in this proxy statement/prospectus as the syndicated offering. Following the conversion and offering, Cullman Savings Bank, MHC and Old Cullman will no longer exist, and New Cullman will be the parent company of Cullman Savings Bank.

The conversion and offering cannot be completed unless the stockholders of Old Cullman approve the plan of conversion. Old Cullman’s stockholders will vote on the plan of conversion at Old Cullman’s special meeting. This document is the proxy statement used by Old Cullman’s board of directors to solicit proxies for the special meeting. It is also the prospectus of New Cullman regarding the shares of New Cullman common stock to be issued to Old Cullman’s stockholders in the share exchange. This document does not serve as the prospectus relating to the offering by New Cullman of its shares of common stock in the subscription offering and any community offering or syndicated community offering, which will be made pursuant to a separate prospectus.

Our Organizational Structure

Since 2009, we have operated in a two-tier mutual holding company structure. Old Cullman is a federal corporation that is our publicly-traded stock holding company and the parent company of Cullman Savings Bank. At December 31, 2020, Old Cullman had consolidated assets of $331.4 million, deposits of $217.0 million and stockholders’ equity of $56.9 million. Old Cullman’s parent company is Cullman Savings Bank, MHC, a federally chartered mutual holding company. At December 31, 2020, Old Cullman had 2,449,919 shares of common stock outstanding, of which 1,403,731 shares, or 57.3%, were owned by Cullman Savings Bank, MHC, and the remaining 1,046,188 shares were held by the public, including 50,255 held by Cullman Savings Bank Foundation.

Pursuant to the terms of the plan of conversion and reorganization, which we refer to as the “plan of conversion,” we are converting from the mutual holding company corporate structure to the fully public stock holding company corporate structure. Upon completion of the conversion, Cullman Savings Bank, MHC and Old Cullman will cease to exist and New Cullman will become the successor corporation to Old Cullman. The conversion will be accomplished by the merger of Cullman Savings Bank, MHC with and into Old Cullman, followed by the merger of Old Cullman with and into New Cullman. The shares of New Cullman common stock being offered for sale represent the majority ownership interest in Old Cullman currently owned by Cullman Savings Bank, MHC. In addition, we intend to contribute cash and shares of common stock to a new charitable foundation we are establishing in connection with the conversion. Public stockholders of Old Cullman will receive shares of common stock of New Cullman in exchange for their shares of Old Cullman at an exchange ratio intended to preserve approximately the same aggregate ownership interest in New Cullman as public stockholders had in Old Cullman, adjusted downward to reflect certain assets held by Cullman Savings Bank, MHC, without giving effect to new shares purchased in the offering, cash paid in lieu of any fractional shares or the effect of shares issued to the charitable foundation. The shares of Old Cullman common stock owned by Cullman Savings Bank, MHC will be canceled.

The following diagram shows our current organizational structure, reflecting ownership percentages at December 31, 2020:

After the conversion and offering are completed, we will be organized as a fully public stock holding company, with the stock of New Cullman held as follows:

Business Strategy

We have focused primarily on continuing and enhancing our community-oriented retail banking strategy. Highlights of our current business strategy include the following:

•

Continue to focus on residential lending. We have been and will continue to be primarily a one- to four-family residential real estate lender for borrowers in our market area. As of December 31, 2020, $114.8 million, or 49.0%, of our total loan portfolio consisted of one- to four-family residential real estate loans (including home equity loans and lines of credit). We also utilize our secondary market capacity so that we can offer loans, including long-term fixed-rate loans, to our customers that we do not wish to retain in our loan portfolio from an asset/liability management standpoint. We consider the current interest rate environment in making decisions as to whether to hold our originated mortgage loans for investment or to sell the loans to investors, choosing the strategy that is most advantageous to us from a profitability and risk management standpoint, and we sold $17.7 million of one- to four-family residential real estate loans during the year ended December 31, 2020. Such loan sales also enhance non-interest income, as we recognized $462,000 in fee income from loan sales during the year ended December 31, 2020.

•

Increase commercial real estate lending. While we will continue to emphasize one- to four-family residential mortgage loans, we also have increased and intend to continue to increase our origination of commercial real estate loans in order to increase the yield of, and reduce the term to repricing of, our total loan portfolio. We originated $27.7 million of commercial real estate loans during the year ended December 31, 2020 and, at December 31, 2020, $77.8 million, or 33.2%, of our total loan portfolio consisted of commercial real estate loans. The additional capital raised in the offering will further increase our commercial lending capacity by enabling us to originate more loans and loans with larger balances. This will permit us to serve commercial borrowers with larger lending needs and to originate larger commercial loans than we have in the past.

•

Manage credit risk to maintain a low level of nonperforming assets. We believe that maintaining strong asset quality is paramount to our long-term success. We follow conservative underwriting guidelines with sound loan administration, and focus on originating loans secured by real estate located within our market area only. This includes enhanced loan monitoring of higher risk portfolio segments, higher risk individual loans and larger relationships within the portfolio, and more frequent loan grade review. Our non-performing assets and troubled debt restructurings totaled $2.8 million or 0.87% of total assets at December 31, 2020. Our total non-performing loans to total loans ratio was 0.05% at December 31, 2020.

•

Continue to increase core deposits. We will continue to emphasize our efforts to increase “core deposits,” such as statement savings accounts, money market accounts and regular and commercial checking accounts. Core deposits provide a stable source of funds to support loan growth at costs consistent with enhancing our interest rate spread and net interest margin. Core deposits also help us maintain loan-to-deposit ratios at levels consistent with regulatory expectations. At December 31, 2020, $130.9 million, or 60.3% of our deposits, were core deposits. We intend to attract and retain core deposits by offering competitive products that meet the full-service banking needs of our customers, by emphasizing quality customer service, and through our convenient locations and advertising and promotions programs.

•

Expand banking relationships to a larger base of customers. We were established in 1887 and have been operating continuously in Cullman County since that time. Our share of Federal Deposit Insurance Corporation-insured deposits in Cullman County as of June 30, 2020 (the latest date for which such information is available) was 10.7%. We continually seek to expand our customer base by using our recognized brand name and the goodwill developed over years of providing timely and efficient banking services that larger financial institutions cannot offer. This includes our participation in the Paycheck Protection Program (“PPP”), described below, which gave us access to customers who could not access that program through larger financial institutions.

•

Continue to support our customers and our local community. The COVID-19 pandemic has restricted the level of economic activity in our markets, resulting in increased unemployment and negative impacts on many businesses, thereby threatening the repayment ability of some of our borrowers. As we have done during prior economic downturns, we are taking actions to support our customers and our local community. For example, during the year ended December 31, 2020, we originated $9.8 million of small business loans under the PPP, created by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, which was signed into law in March 2020. Under this program, loan amounts may be forgiven if the borrower maintains employee payrolls and meets certain other requirements. In addition, during the year ended December 31, 2020, we granted short-term payment deferrals on 61 loans, totaling approximately $17.7 million, that were otherwise performing. As of December 31, 2020, 60 of these loans, totaling $14.9 million, have returned to normal payment status. Furthermore, in response to the pandemic, we implemented protocols and processes to help protect our employees, customers and communities, including operating our branch offices under a drive-through model with appointment-only lobby service for a period of time, leveraging our business continuity plans and capabilities that include critical operations teams being divided and dispersed to separate locations and, when possible, having employees work from home. We have also used a portion of our marketing budget to directly support our community during the COVID-19 pandemic by spending money at local businesses instead of using such funds for traditional advertising.

Reasons for the Conversion

Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are to:

•

Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions or financial service companies as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions. In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit anyone from acquiring or offering to acquire more than 10% of our stock for three years following completion of the conversion without regulatory approval.

•

Improve the liquidity of our shares of common stock. We expect that the larger number of shares that will be outstanding after completion of the conversion and offering, as well as our shares of stock being traded on the Nasdaq Capital Market, will result in a more liquid and active market for New Cullman common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

•

Transition our organization to a stock holding company structure, which gives us greater flexibility to access the capital markets compared to our existing mutual holding company structure. The stock holding company structure gives us greater flexibility to access the capital markets to support our growth through possible future equity and debt offerings. We have no current plans, agreements or understandings regarding any additional equity or debt offerings.

•

Facilitate our stock holding company’s ability to pay dividends to our public stockholders. Current regulations of the Federal Reserve Board substantially restrict the ability of Cullman Savings Bank, MHC to waive dividends declared by Old Cullman. Accordingly, because any dividends declared and paid by Old Cullman have been paid to Cullman Savings Bank, MHC along with all other stockholders, the amount of dividends available for all other stockholders has been less than if Cullman Savings Bank, MHC were to waive the receipt of dividends. The conversion will eliminate our mutual holding company structure and will facilitate our ability to pay dividends to all stockholders of New Cullman, subject to legal, regulatory and financial considerations applicable to all financial institutions. See “Our Dividend Policy.”

•

Enhance our regulatory capital position to support growth. A strong capital position is essential to achieving our long-term objectives of growing Cullman Savings Bank and building stockholder value. Although Cullman Savings Bank significantly exceeds all regulatory capital requirements, the proceeds from the offering will materially strengthen our capital position and enable us to support our potential growth and expansion through larger legal lending limits. The augmented regulatory capital will be essential to the continued implementation of our business strategy.

See “Proposal 1 — Approval of the Plan of Conversion and Reorganization” for a more complete discussion of our reasons for conducting the conversion and offering.

Conditions to Completion of the Conversion

We cannot complete the conversion and offering unless:

•

The plan of conversion is approved by at least a majority of votes eligible to be cast by members of Cullman Savings Bank, MHC (i.e., eligible depositors of Cullman Savings Bank as of the close of business on May 3, 2021);

•

The plan of conversion is approved by Old Cullman stockholders holding at least two-thirds of the outstanding shares of common stock of Old Cullman as of the close of business on May 3, 2021, including shares held by Cullman Savings Bank, MHC;

•

The plan of conversion is approved by Old Cullman stockholders holding at least a majority of the outstanding shares of common stock of Old Cullman as of the close of business on May 3, 2021, excluding shares held by Cullman Savings Bank, MHC;

•	We sell at least the minimum number of shares of common stock offered in the offering;

•	We receive approval from the Federal Reserve Board; and

•	The Office of the Comptroller of the Currency approves an amendment to Cullman Savings Bank’s charter to provide for a liquidation account.

Subject to member, stockholder and regulatory approvals, we intend to contribute shares of common stock and cash to the charitable foundation in connection with the conversion. However, member and stockholder approval of the contribution to the charitable foundation is not a condition to the completion of the conversion and offering.

Cullman Savings Bank, MHC intends to vote its shares in favor of the plan of conversion and in favor of the contribution to the charitable foundation. At the close of business on May 3, 2021, Cullman Savings Bank, MHC owned 1,403,731 shares, or approximately 57.3%, of the outstanding shares of common stock of Old Cullman. At the close of business on May 3, 2021, the directors and executive officers of Old Cullman and their affiliates owned 263,285 shares of Old Cullman (excluding exercisable options), or 10.7% of the outstanding shares of common stock and 25.2% of the outstanding shares of common stock excluding shares held by Cullman Savings Bank, MHC. They intend to vote those shares in favor of the plan of conversion and in favor of the contribution to the charitable foundation.

The Exchange of Existing Shares of Old Cullman Common Stock

If you are a stockholder of Old Cullman immediately before the completion of the conversion, your shares will be exchanged for shares of common stock of New Cullman. The number of shares of common stock you will receive will be based on the exchange ratio, which will depend upon our final appraised value and the percentage of outstanding shares of Old Cullman common stock owned by public stockholders immediately before the completion of the conversion. The following table shows how the exchange ratio will adjust, based on the appraised value of New Cullman as of February 12, 2021, assuming public stockholders of Old Cullman own 42.7% of Old Cullman common stock and Cullman Savings Bank, MHC had assets (excluding its shares of Old Cullman common stock) of $2.6 million immediately before the completion of the conversion. The table also shows the number of shares of

New Cullman common stock a hypothetical owner of Old Cullman common stock would receive in exchange for 100 shares of Old Cullman common stock owned at the completion of the conversion, depending on the number of shares of common stock issued in the offering.

	Shares to be Sold in This Offering		Shares of New Cullman to be Issued for Shares of Old Cullman		Shares to be Issued to Charitable Foundation		Total Shares of Common Stock to be Issued in Exchange and Offering	Exchange Ratio	Equivalent Value of Shares Based Upon Offering Price (1)	Equivalent Pro Forma Tangible Book Value Per Exchanged Share (2)	Whole Shares to be Received for 100 Existing Shares (3)
	Amount	Percent	Amount	Percent	Amount	Percent
Minimum	2,770,891	58.2%	1,893,909	39.8%	95,200	2.0%	4,760,000	1.8094	$ 18.09	$ 31.34	180
Midpoint	3,259,872	58.2%	2,228,128	39.8%	112,000	2.0%	5,600,000	2.1288	21.29	32.98	212
Maximum	3,748,853	58.2%	2,562,347	39.8%	128,800	2.0%	6,440,000	2.4481	24.48	34.59	244
Adjusted Maximum	4,311,181	58.2%	2,946,699	39.8%	148,120	2.0%	7,406,000	2.8153	28.15	36.49	281

(1)

Represents the value of shares of New Cullman common stock to be received in the conversion by a holder of one share of Old Cullman, pursuant to the exchange ratio, based upon the $10.00 per share offering price.

(2)

Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio. At December 31, 2020, Old Cullman’s tangible book value per share was $23.21.

(3)	Cash will be paid in lieu of fractional shares.

No fractional shares of New Cullman common stock will be issued to any public stockholder of Old Cullman. For each fractional share that otherwise would be issued, New Cullman will pay cash equal to the product obtained by multiplying the fractional share interest to which the holder otherwise would be entitled by the $10.00 per share offering price.

Outstanding options to purchase shares of Old Cullman common stock will convert into and become options to purchase shares of New Cullman common stock based upon the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will be unaffected by the conversion. At December 31, 2020, there were 122,290 outstanding options to purchase shares of Old Cullman common stock, of which 2,290 have vested. The outstanding options will be converted into options to purchase 221,271 shares of common stock at the minimum of the offering range and 344,283 shares of common stock at the adjusted maximum of the offering range. Because federal regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist to do so, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion. If all existing options were exercised and funded with authorized but unissued shares of common stock following the conversion, stockholders would experience ownership dilution of approximately 4.4%.

How We Determined the Offering Range, the Exchange Ratio and the $10.00 Per Share Stock Price

The amount of common stock we are offering for sale and the exchange ratio for the exchange of shares of Old Cullman for shares of New Cullman are based on an independent appraisal of the estimated market value of New Cullman, assuming the offering has been completed. Keller & Company, Inc., our independent appraiser, has estimated that, as of February 12, 2021, this market value was $56.0 million. Based on federal regulations, this market value forms the midpoint of a valuation range with a minimum of $47.6 million and a maximum of $64.4 million. Based on this valuation range, the 57.3% ownership interest of Cullman Savings Bank, MHC in Old Cullman as of December 31, 2020 being sold in the offering, certain assets held by Cullman Savings Bank, MHC and the $10.00 per share price, the number of shares of common stock being offered for sale by New Cullman ranges from 2,770,891 shares to 3,748,853 shares. The purchase price of $10.00 per share was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The exchange ratio ranges from 1.8094 shares at the minimum of the offering range to 2.4481 shares at the maximum of the offering range, and will generally preserve in New Cullman the percentage ownership of public stockholders in Old Cullman immediately before the completion of the conversion. Keller & Company, Inc. will update its appraisal before we complete the conversion and offering. If, as a result of demand for the shares or changes in market conditions, Keller & Company, Inc. determines that our estimated pro forma market value has increased, we may sell up to 4,311,181 shares without further notice to you. If our pro forma market value at that time is either below $47.6 million or above $74.1 million, then, after consulting with the Federal Reserve Board, we may: terminate the offering and promptly return all funds with interest; set a new offering range and provide all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

The appraisal also reflects the contribution of cash and shares of common stock to the charitable foundation in connection with the conversion. See “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.”

The appraisal is based in part on Old Cullman’s financial condition and results of operations, the pro forma effect of the additional capital raised in the offering, and an analysis of a peer group of ten publicly traded savings and loan and bank holding companies that Keller & Company, Inc. considers comparable to Old Cullman. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market. Assets are as of December 31, 2020.

Company Name	Ticker Symbol	Headquarters	Total Assets
			(In millions)
BankFinancial Corporation	BFIN	Burr Ridge, IL	$1,596.3
ESSA Bancorp, Inc.	ESSA	Stroudsburg, PA	$1,862.9
First Savings Financial Group, Inc.	FSFG	Jeffersonville, IN	$1,869.4
HMN Financial, Inc.	HMNF	Rochester, MN	$909.6
Home Federal Bancorp, Inc. of Louisiana	HFBL	Shreveport, LA	$536.0
IF Bancorp, Inc.	IROQ	Watseka, IL	$713.4
Provident Financial Holdings, Inc.	PROV	Riverside, CA	$1,170.7
Prudential Bancorp, Inc.	PBIP	Philadelphia, PA	$1,193.3
Severn Bancorp, Inc.	SVBI	Annapolis, MD	$949.9
WVS Financial Corp.	WVFC	Pittsburgh, PA	$313.7

In comparing New Cullman with the peer group, Keller & Company, Inc. made modest upward adjustments for earnings and financial condition. Keller & Company, Inc. made downward adjustments for: (1) market area; (2) stock liquidity; (3) dividends; (4) subscription interest; and (5) marketing of the issue, and made no adjustments for management and asset, loan and deposit growth.

The upward adjustment for earnings took into consideration our higher return on average assets and core return on average assets but consistently lower return on average equity and core return on average equity. We have also demonstrated a higher net interest margin. The upward adjustment for financial condition recognizes our higher equity to assets and lower non-performing assets to assets but lower reserves to gross loans and similar reserves to non-performing assets, relative to the comparable group. The downward adjustment for market area took into consideration our market area’s minimal growth in population and households combined with the area’s consistently lower levels of median household income and median housing value. In addition, the market area has an unusually high level of home-based financial institutions and resultant high level of competition, evidenced by modest historical growth trends. A downward adjustment has been made for our lower dividend yield relative to the peer group. There was a downward adjustment for subscription interest, recognizing these unusual times in the overall economy due to COVID-19 and the larger size of the offering in such a smaller market area. The modest downward adjustment for stock liquidity recognized that the shares being offered are 57.3% of the shares outstanding as compared to 100% for the comparable group. The downward adjustment related to the marketing of the issue took into consideration the currently volatile stock market conditions both for bank and thrift stocks and the total market overall.

The following table presents a summary of selected pricing ratios for New Cullman (on a pro forma basis) as of and for the twelve months ended December 31, 2020, and for the peer group companies based on earnings and other information as of and for the twelve months ended December 31, 2020, with stock prices as of February 12,

2021, as reflected in the appraisal report. Compared to the average pricing of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 27.84% on a price-to-book value basis, a discount of 31.17% on a price-to-tangible book value basis, and a discount of 18.82% on a price-to-earnings basis.

	Price-to-earnings multiple	Price-to-book value ratio	Price-to-tangible book value ratio
New Cullman (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	21.28x	77.16%	77.16%
Maximum	18.18x	70.77%	70.77%
Midpoint	15.87x	64.56%	64.56%
Minimum	13.33x	57.74%	57.74%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	19.55x	89.47%	93.79%
Medians	14.38x	87.53%	93.31%

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were used by Keller & Company, Inc. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “Proposal 1 — Approval of the Plan of Conversion and Reorganization—Stock Pricing and Number of Shares to be Issued.”

How We Intend to Use the Proceeds From the Offering

We intend to contribute at least 50% of the net proceeds from the offering to Cullman Savings Bank, fund a loan to our employee stock ownership plan to finance its purchase of shares of common stock in the stock offering, contribute $100,000 in cash to the new charitable foundation and retain the remainder of the net proceeds from the offering at New Cullman. Therefore, assuming we sell 3,259,872 shares of common stock in the stock offering at the midpoint of the offering range, and we have net proceeds of $31.1 million, we intend to contribute $15.5 million to Cullman Savings Bank, loan $2.7 million to our employee stock ownership plan to fund its purchase of shares of common stock, contribute $100,000 to the new charitable foundation and retain the remaining $12.8 million of the net proceeds at New Cullman.

New Cullman may use the funds it retains for investment in securities, to repurchase shares of common stock, to acquire other financial institutions or financial services companies, to pay cash dividends and for other general corporate purposes. Cullman Savings Bank may use the proceeds it receives to support increased lending, enhance existing, or support growth and the development of new, products and services, or expand its branch network by establishing or acquiring new branches or by acquiring other financial institutions or financial services companies. We do not currently have any agreements or understandings regarding any acquisition or branch transactions.

See “How We Intend to Use the Proceeds from the Offering” for additional information.

Our Dividend Policy

Old Cullman currently pays an annual dividend of $0.35 per share, which equates to $0.19 per share at the minimum of the offering range and $0.12 at the adjusted maximum of the offering range. Following completion of the stock offering, our board of directors expects to declare annual dividends on our shares of common stock, and will also have the authority to declare quarterly and/or special dividends on our shares of common stock. However, the board’s determination of whether to declare a dividend and the amount of any such dividend is subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No decision has been made with respect to the amount, if any, and timing of any dividend payments. We cannot assure you that we will pay dividends in the future, or, if dividends are paid, that any such dividends will not be reduced or eliminated in the future.

For information regarding our proposed dividend policy, see “Our Dividend Policy.”

Purchases and Ownership by Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 338,000 shares of common stock in the offering, representing 12.2% of the shares to be sold at the minimum of the offering range. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to beneficially own 814,382 shares of common stock (including any stock options exercisable within 60 days of May 3, 2021), or 17.1% of our total outstanding shares of common stock at the minimum of the offering range, which includes shares they currently own in Old Cullman that will be exchanged for shares of New Cullman.

See “Subscriptions by Directors and Executive Officers” for more information on the proposed purchases of shares of common stock by our directors and executive officers.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan operated for the benefit of Cullman Savings Bank’s employees, to purchase up to 8% of the shares of common stock we sell in the offering and issue to the charitable foundation. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan’s subscription order will not be filled and the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

We intend to implement one or more new stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans would be required. We have not determined whether we would adopt the plans within or after 12 months following the completion of the conversion. If we implement stock-based benefit plans within 12 months following the completion of the conversion, the stock-based benefit plans would be limited to reserving a number of shares (i) up to 4% of the shares of common stock sold in the offering and issued to the charitable foundation for awards of restricted stock to key employees and directors, at no cost to the recipients, and (ii) up to 10% of the shares of common stock sold in the offering and issued to the charitable foundation for issuance pursuant to the exercise of stock options by key employees and directors. If the stock-based benefit plan is adopted more than 12 months after the completion of the conversion, it would not be subject to the percentage limitations set forth above. We have not yet determined the definitive number of shares that would be reserved for issuance under these plans. For a description of our current stock-based benefit plan, see “Management—Benefits to be Considered Following Completion of the Conversion—Stock-Based Benefit Plans.”

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are available under one or more stock-based benefit plans if such plans reserve a number of shares of common stock equal to 4% and 10% of the shares sold in the stock offering and issued to the charitable foundation for restricted stock awards and stock options, respectively. The table shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all qualifying employees.

	Number of Shares to be Granted or Purchased			Dilution Resulting From Issuance of Shares for Stock-Based Benefit Plans
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Sold in the Offering and Issued to the Charitable Foundation			Value of Grants (In Thousands) (1)
						At Minimum of Offering Range	At Adjusted Maximum of Offering Range
Employee stock ownership plan	229,287	356,744	8.0%	N/A	(2)	$2,293	$3,567
Restricted stock awards	114,643	178,372	4.0	2.4%		1,146	1,784
Stock options	286,609	445,930	10.0	5.7%		742	1,155

Total	630,539	981,046	22.0%	7.8	% (2)	$4,181	$6,506

(1)

The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value for restricted stock awards is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $2.59 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option term of ten years; a dividend yield of 1.48%; a risk-free rate of return of 0.70%; and expected volatility of 18.08%. The actual value of stock options granted will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.

(2)	No dilution is reflected for the employee stock ownership plan because such shares are assumed to be purchased in the offering.

We may fund our stock-based benefit plans through open market purchases, as opposed to new issuances of stock; however, if any options previously granted under our existing 2020 Equity Incentive Plan are exercised during the first year following completion of the offering, they will be funded with newly issued shares as federal regulations do not permit us to repurchase our shares during the first year following the completion of the offering, except to fund the grants of restricted stock under a stock-based benefit plan or under extraordinary circumstances.

The following table presents information as of December 31, 2020 regarding our employee stock ownership plan, our 2020 Equity Incentive Plan, and our proposed new stock-based benefit plan. The table below assumes that 7,406,000 shares are outstanding after the offering, which includes the sale of 4,311,181 shares in the offering at the adjusted maximum of the offering range, the issuance of 148,120 shares to the charitable foundation and the issuance of shares of New Cullman in exchange for shares of Old Cullman based on an exchange ratio of 2.8153. It also assumes that the value of the stock is $10.00 per share.

Existing and New Stock Benefit Plans	Participants	Shares at Adjusted Maximum of Offering Range		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion
Employee Stock Ownership Plan:	Officers and Employees
Shares purchased in 2009 offering (1)		277,307	(2)	$2,773,070		3.74%
Shares to be purchased in this offering		356,744		3,567,440		4.82

Total employee stock ownership plan shares		634,051		$6,340,510		8.56%

Restricted Stock Awards:	Directors, Officers and Employees
2020 Equity Incentive Plan (1)		225,224	(3)	$2,252,240		3.04%
New shares of restricted stock		178,374		1,783,740	(4)	2.41

Total shares of restricted stock		403,598		$4,035,980		5.45%

Stock Options:	Directors, Officers and Employees
2020 Equity Incentive Plan (1)		337,836	(5)	$540,000		4.56%
New stock options		445,930		1,154,959	(6)	6.02

Total stock options		783,766		$1,694,959		10.58%

Total of stock benefit plans		1,821,415		$12,071,449		24.59%

(1)	The number of shares indicated in the table and the footnotes has been adjusted for the 2.8153 exchange ratio at the adjusted maximum of the offering range.
(2)	At December 31, 2020, 237,558 of these shares have been allocated to participants.
(3)	At December 31, 2020, all of these shares have been awarded and none have vested.
(4)

The value of restricted stock awards is determined based on their fair value as of the date grants are made. For purposes of this table, the fair value of awards under the new stock-based benefit plan is assumed to be the same as the offering price of $10.00 per share.

(5)	At December 31, 2020, all of these options have been awarded and none have vested.
(6)

The weighted-average fair value of stock options has been estimated at $2.59 per option, using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 1.48%; expected term, ten years; expected volatility, 18.08%; and risk-free rate of return, 0.70%. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.

Market for Common Stock

Existing publicly held shares of Old Cullman’s common stock are listed on the Pink Open Market operated by OTC Markets Group under the symbol “CULL.” Upon completion of the conversion, the shares of common stock of New Cullman will replace the existing shares, and we expect the shares of New Cullman common stock will trade on the Nasdaq Capital Market under the symbol “CULL.” In order to list our stock on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock. As of May 3, 2021, Old Cullman had seven registered market makers in its common stock.

Tax Consequences

Cullman Savings Bank, MHC, Old Cullman, Cullman Savings Bank and New Cullman have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion, and have received an opinion of Taylor Vise Brown & King, LLC regarding the material Alabama tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Cullman Savings Bank, MHC, Old Cullman, Cullman Savings Bank, New Cullman, persons eligible to subscribe in the subscription offering, or existing stockholders of Old Cullman (except as to cash paid for fractional shares). Existing stockholders of Old Cullman who receive cash in lieu of fractional shares of New Cullman will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

Changes in Stockholders’ Rights for Existing Stockholders of Old Cullman

As a result of the conversion, existing stockholders of Old Cullman will become stockholders of New Cullman. Some rights of stockholders of New Cullman will be reduced compared to the rights stockholders currently have in Old Cullman. The reduction in stockholder rights results from differences between the federal and Maryland chartering documents and bylaws, and from distinctions between federal and Maryland law. Many of the differences in stockholder rights under the articles of incorporation and bylaws of New Cullman are not mandated by Maryland law but have been chosen by management as being in the best interests of New Cullman and all of its stockholders. The differences in stockholder rights in the articles of incorporation and bylaws of New Cullman include the following provisions chosen by the board: (i) greater lead time required for stockholders to submit proposals for new business or to nominate directors; (ii) approval by at least 80% of the outstanding shares required to amend the bylaws and certain provisions of the articles of incorporation; (iii) a limit on voting rights of shares beneficially owned in excess of 10% of New Cullman’s outstanding voting stock; (iv) director qualifications; and (v) a greater percentage of outstanding shares that is required for stockholders to call a special meeting. See “Comparison of Stockholders’ Rights For Existing Stockholders of Old Cullman” for a discussion of these differences.

Dissenters’ Rights

Stockholders of Old Cullman do not have dissenters’ rights in connection with the conversion and offering.

Important Risks in Owning New Cullman’s Common Stock

Before you vote on the conversion, you should read the “Risk Factors” section beginning on page 21 of this proxy statement/prospectus.

RISK FACTORS

You should consider carefully the following risk factors when deciding how to vote on the conversion.

Risks Related to the COVID-19 Pandemic

The economic impact of the COVID-19 outbreak could adversely affect our financial condition and results of operations.

The coronavirus (COVID-19) pandemic has caused significant economic dislocation in the United States as many state and local governments have placed restrictions on business. This has resulted in a slow-down in economic activity and a related increase in unemployment. Since the COVID-19 outbreak, millions of individuals have filed claims for unemployment, and stock markets have declined in value. In response to the COVID-19 outbreak, the Federal Reserve Board reduced the benchmark federal funds rate to a target range of 0% to 0.25%, and the yields on 10- and 30-year treasury notes have declined to historic lows. Various state governments and federal agencies are requiring lenders to provide forbearance and other relief to borrowers (e.g., waiving late payment and other fees). The federal banking agencies have encouraged financial institutions to prudently work with affected borrowers, and federal legislation has provided relief from reporting loan classifications due to modifications related to the COVID-19 outbreak. Limitations have been placed on our ability to foreclose on properties during the pandemic. Certain industries have been particularly hard-hit, including the travel and hospitality industry, the restaurant industry and the retail industry. Finally, the spread of the coronavirus has caused us to modify our business practices, including employee travel, employee work locations, and cancellation of physical participation in meetings, events and conferences. We have employees working remotely as needed and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers and business partners.

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;

•

if the economy is unable to substantially and successfully reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charge-offs and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;

•	our allowance for loan losses has been and may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

•

as the result of the decline in the Federal Reserve Board’s target federal funds rate, the yield on our assets may continue to decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;

•	litigation, regulatory enforcement risk and reputation risk regarding our participation in the PPP and the risk that the SBA may not fund some or all PPP loan guarantees;

•	we rely on third-party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and

•	Federal Deposit Insurance Corporation premiums may increase if the agency experiences additional resolution costs.

Moreover, our future success and profitability substantially depends on the management skills of our executive officers and directors, many of whom have held officer and director positions with us for many years. The unanticipated loss or unavailability of key employees due to the outbreak could harm our ability to operate our business or execute our business strategy. We may not be successful in finding and integrating suitable replacements in the event of key employee loss or unavailability.

Any one or a combination of the factors identified above could negatively impact our business, financial condition and results of operations and prospects.

Risks Related to our Lending Activities

We intend to increase our originations of commercial real estate and commercial loans. These loans involve credit risks that could adversely affect our financial condition and results of operations.

At December 31, 2020, commercial real estate loans totaled $77.8 million, or 33.2% of our loan portfolio, and commercial loans (excluding PPP loans) totaled $20.3 million, or 8.7% of our loan portfolio. Given their larger balances and the complexity of the underlying collateral, commercial real estate loans and commercial loans generally have more risk than the one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate loans and commercial loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of non-performing loans. Further, unlike residential mortgage and commercial real estate loans, commercial loans may be secured by collateral other than real estate, such as inventory and accounts receivable, the value of which may depreciate over time, may be more difficult to appraise and may be more susceptible to fluctuation in value at default. In addition, the physical condition of non-owner-occupied properties may be below that of owner-occupied properties due to lax property maintenance standards, which have a negative impact on the value of the collateral properties. As our commercial real estate and commercial loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

The offering will allow us to increase our loans-to-one borrower limit, which may result in larger loan balances. In addition, to the extent that borrowers have more than one commercial loan outstanding, an adverse development with respect to one loan or one credit relationship could expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential real estate loan. Furthermore, if loans that are collateralized by commercial real estate become troubled and the value of the real estate has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses and adversely affect our operating results and financial condition.

Our emphasis on residential mortgage loans exposes us to lending risks.

At December 31, 2020, $114.8 million, or 49.0%, of our loan portfolio was secured by one- to four-family real estate and we intend to continue to make loans of this type after the offering. One- to four-family residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. Declines in real estate values could cause some of our residential mortgages to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in our local market area.

While there is not a single employer or industry in our market area on which a significant number of our customers are dependent, a substantial portion of our loan portfolio is comprised of loans secured by property located in Cullman County, Alabama. This makes us vulnerable to a downturn in the local economy and real estate markets. Adverse conditions in the local economy such as unemployment, recession, a catastrophic event or other factors beyond our control could impact the ability of our borrowers to repay their loans, which could impact our net interest income. Decreases in local real estate values caused by economic conditions, recent changes in tax laws or other events could adversely affect the value of the property used as collateral for our loans, which could cause us to realize a loss in the event of a foreclosure. Further, deterioration in local economic conditions could drive the level of loan losses beyond the level we have provided for in our allowance for loan losses, which in turn could necessitate an increase in our provision for loan losses and a resulting reduction to our earnings and capital.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions or the results of our analyses are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. In addition, our emphasis on loan growth and on increasing our portfolios of commercial real estate and commercial business loans, as well as any future credit deterioration, including as a result of COVID-19, could require us to increase our allowance for loan losses in the future. At December 31, 2020, our allowance for loan losses was 1.01% of total loans and 1,935.25% of non-performing loans. Material additions to our allowance would materially decrease our net income.

The Financial Accounting Standards Board has delayed the effective date of the implementation of the Current Expected Credit Loss, or CECL, standard for New Cullman and Cullman Savings Bank until January 1, 2023. CECL will require financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for credit losses. This will change the current method of providing allowances for loan losses that are incurred or probable, which would likely require us to increase our allowance for credit losses, and to greatly increase the types of data we would need to collect and review to determine the appropriate level of the allowance for credit losses.

In addition, bank regulators periodically review our allowance for loan losses and, as a result of such reviews, we may be required to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as a result of such review or otherwise may have a material adverse effect on our financial condition and results of operations.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability.

We are subject to regulatory enforcement risk, reputation risk and litigation risk regarding our participation in the PPP, and we are subject to the risk that the SBA may not fund some or all PPP loan guarantees.

The CARES Act included the PPP as a loan program administered through the SBA. Under the PPP, small businesses and other entities and individuals can apply for loans from existing SBA lenders and other approved lenders, subject to detailed qualifications and eligibility criteria.

Because of the short timeframe between the passing of the CARES Act and implementation of the PPP, some of the rules and guidance relating to PPP were issued after lenders began processing PPP applications. Also, there was and continues to be uncertainty in the laws, rules and guidance relating to the PPP. Since the opening of the PPP, several banks have been subject to litigation regarding the procedures used in processing PPP applications and the payment of fees to agents that assisted borrowers in obtaining PPP loans. In addition, some banks and borrowers have received negative media attention associated with PPP loans. We may be exposed to litigation risk and negative media attention related to our participation in the PPP. If any such litigation is not resolved in in our favor, it may result in significant financial liability to us or adversely affect our reputation. In addition, litigation can be costly, regardless of outcome. Any financial liability, litigation costs or reputational damage caused by PPP-related litigation or media attention could have a material adverse impact on our business, financial condition, and results of operations.

Federal and state regulators can impose or request that we consent to substantial sanctions, restrictions and requirements if they determine there are violations of laws, rules or regulations or weaknesses or failures with respect to general standards of safety and soundness, which could adversely affect our business, reputation, results of operation and financial condition, and thereby adversely affect your investment.

We also have credit risk on PPP loans if the SBA determines that there is a deficiency in the manner in which we originated, funded or serviced loans, including any issue with the eligibility of a borrower to receive a PPP loan. In the event of a loss resulting from a default on a PPP loan and a determination by the SBA that there was a deficiency in the manner in which we originated, funded or serviced a PPP loan, the SBA may deny its liability under the guaranty, reduce the amount of the guaranty or, if the SBA has already paid under the guaranty, seek recovery of any loss related to the deficiency from us.

Risks Related to Laws and Regulations

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Cullman Savings Bank is subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency, and New Cullman will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors of Cullman Savings Bank, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the adequacy of the level of our allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand. We have not been subject to fines or other penalties, or have suffered business or reputational harm, as a result of money laundering activities in the past.

We are subject to stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares.

Federal regulations establish minimum capital requirements for insured depository institutions, including minimum risk-based capital and leverage ratios, and define “capital” for calculating these ratios. The minimum capital requirements are: (i) a common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6%; (iii) a total capital ratio of 8%; and (iv) a Tier 1 leverage ratio of 4%. The regulations also establish a “capital conservation buffer” of 2.5%, and the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 to risk-based assets capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the capital conservation buffer amount.

The application of these capital requirements could, among other things, result in lower returns on equity, and result in regulatory actions if we are unable to comply with such requirements. Specifically, following the completion of the offering, Cullman Savings Bank’s ability to pay dividends to New Cullman will be limited if it does not maintain the capital conservation buffer required by the capital rules, which may further limit New Cullman’s ability to pay dividends to its stockholders. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

The Federal Reserve Board may require us to commit capital resources to support Cullman Savings Bank.

Federal law requires that a holding company act as a source of financial and managerial strength to its subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve Board may require a holding company to make capital injections into a troubled subsidiary bank and may charge the holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank. A capital injection may be required at times when the holding company may not have the resources to provide it and therefore may be required to borrow the funds or raise capital. Any loans by a holding company to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Thus, any borrowing that must be done by New Cullman to make a required capital injection becomes more difficult and expensive and could have an adverse effect on our business, financial condition and results of operations.

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board, who regulates the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

New Cullman is an emerging growth company, and we expect that New Cullman will cease to be an emerging growth company at the end of the fiscal year following the fifth anniversary of the completion of the offering. For as long as New Cullman continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, New Cullman also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards. Investors may find our common stock less attractive since we have chosen to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Risks Related to Market Interest Rates

A continuation of the historically low interest rate environment may adversely affect our net interest income and profitability.

In recent years the Federal Reserve Board has maintained interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. Our ability to reduce our interest expense may be limited at current interest rate levels while the average yield on our interest-earning assets may continue to decrease. A continuation of a low interest rate environment may adversely affect our net interest income, which would have an adverse effect on our profitability.

Future changes in interest rates could reduce our profits and asset values.

Net interest income makes up a majority of our income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans and securities; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our interest-bearing liabilities generally have shorter contractual maturities than our interest-earning assets. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on our liabilities. In a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest we pay on our liabilities, as borrowers prepay or refinance mortgage loans, and mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower, current interest rates. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Furthermore, an inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans) can reduce a financial institution’s net interest margin and create financial risk for financial institutions that originate longer-term, fixed-rate mortgage loans.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets and ultimately affect our earnings.

We monitor interest rate risk through the use of simulation models, including estimates of the amounts by which the fair value of our assets and liabilities (our economic value of equity or “EVE”) and our net interest income would change in the event of a range of assumed changes in market interest rates. As of December 31, 2020, in the event of an instantaneous 200 basis point increase in interest rates, we estimate that we would experience a 3.45% decrease in EVE and an 11.69% increase in net interest income. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Risks Related to our Business Strategy

Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.

Our business strategy includes growth in assets, deposits and the scale of our operations. Achieving such growth will require us to attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities and the level of competition from other financial institutions. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Furthermore, there can be considerable costs involved in opening branches and expanding lending capacity, and generally a period of time is required to generate the necessary revenues to offset these costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion can be expected to negatively impact our earnings until certain economies of scale are reached.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We depend on the services of the members of our senior management team who direct our strategy and operations. Our executive officers and lending personnel possess substantial expertise, extensive knowledge of our markets and key business relationships, and have been integral in the restructuring of our operations, including the implementation of a more aggressive sales culture within our institution. Any one of them could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management.”

Secondary mortgage market conditions could have a material impact on our financial condition and results of operations.

Our mortgage banking operation provides a significant portion of our non-interest income. In addition to being affected by interest rates, the secondary mortgage markets are also subject to investor demand for residential mortgage loans and increased investor yield requirements for these loans. These conditions may fluctuate or worsen in the future. As a result, a prolonged period of secondary market illiquidity may reduce our loan production volumes and could have a material adverse effect on our financial condition and results of operations.

New lines of business or new products and services may subject us to additional risks.

From time to time, we may implement new lines of business or offer new products and services within existing lines of business. In addition, we will continue to invest in research, development, and marketing for new products and services. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services we may invest significant time and resources. Initial timetables for the development and introduction of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. Furthermore, if customers do not perceive our new offerings as providing significant value, they may fail to accept our new products and services. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, the burden on management and our information technology of introducing any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on our business, financial condition and results of operations.

Acquisitions may disrupt our business and dilute stockholder value.

We evaluate merger and acquisition opportunities with other financial institutions and financial services companies. As a result, negotiations may take place and future mergers or acquisitions with consideration consisting of cash and/or equity securities may occur at any time. We would seek acquisition partners that offer us either significant market presence or the potential to expand our market footprint and improve profitability through economies of scale or expanded services.

Acquiring other banks, businesses, or branches may have an adverse effect on our financial results and may involve various other risks commonly associated with acquisitions, including, among other things:

•	payment of a premium over book and market values that may dilute our tangible book value and earnings per share in the short and long term;

•	potential exposure to unknown or contingent liabilities of the target company, as well as potential asset quality problems of the target company;

•	potential volatility in reported income associated with goodwill impairment losses;

•	difficulty and expense of integrating the operations and personnel of the target company;

•	inability to realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits of the acquisition;

•	potential disruption to our business and diversion of our management’s time and attention;

•	the possible loss of key employees and customers of the target company; and

•	potential changes in banking or tax laws or regulations that may affect the target company.

Risks Related to Economic Conditions

A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of non-performing loans, which could adversely affect our operations, financial condition and earnings.

Local economic conditions have a significant impact on the ability of our borrowers to repay loans and the value of the collateral securing loans. A deterioration in economic conditions, especially local conditions, as a result of COVID-19 or otherwise, could have the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations, and could more negatively affect us compared to a financial institution that operates with more geographic diversity:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•

collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions caused by inflation, recession, acts of terrorism, civil unrest, an outbreak of hostilities or other international or domestic calamities, an epidemic or pandemic, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Risks Related to Competitive Matters

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, financial technology or “fintech companies,” and unregulated or less regulated non-banking entities. Many of these competitors are substantially larger than us and have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates and/or more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete for business and qualified employees in our market areas. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets. For additional information see “Business of Cullman Savings Bank—Competition.”

Our small size may make it more difficult for us to compete.

Our small asset size may make it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Lower earnings may also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base may make it difficult to generate meaningful non-interest income from such activities as securities and insurance brokerage. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

Risks Related to Operational Matters

We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.

Information technology systems are critical to our business. Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans. Our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. Although we take protective measures and believe that we have not experienced any of the data breaches described above, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.

In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, loss of customers and damage to our reputation, and face regulatory action or civil litigation. Any of these events could have a material adverse effect on our financial condition and results of operations. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.

We outsource critical operations to third-party service providers. Systems failures, interruptions and cybersecurity breaches could have a material adverse effect on us.

We outsource a majority of our data processing requirements to third-party providers. Accordingly, our operations are exposed to the risk that these vendors will not perform in accordance with our contractual agreements with them, or we also could be adversely affected if such an agreement is not renewed by the third-party vendor or is renewed on terms less favorable to us. If our third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected, which could have a material adverse effect on our financial condition and results of operations. Threats to information security also exist in the processing of customer information through various other vendors and their personnel, and our third-party service providers may be vulnerable to unauthorized access, computer viruses, phishing schemes and other security breaches. We likely will expend additional resources to protect against the threat of such security breaches and computer viruses, or to alleviate problems caused by such security breaches or viruses. To the extent that the activities of our third-party service providers or the activities of our customers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, regulatory scrutiny, litigation costs and other possible liabilities. To our knowledge, the services and programs provided to us by third parties have not experienced any material security breaches. However, the existence of cyber-attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.

Our funding sources may prove insufficient to replace deposits at maturity and support our future growth.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to deposit growth and repayments and maturities of loans and investments. As we continue to grow, we are likely to become more dependent on these sources, which may include Federal Home Loan Bank advances, proceeds from the sale of loans, federal funds purchased and brokered certificates of deposit. Adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. If we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

Risks Related to Accounting Matters

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this proxy statement/prospectus, as well as periodic reports we will be required to file under the Securities Exchange Act of 1934, including our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for loan losses, the valuation of other real estate acquired in connection with foreclosure or in satisfaction of loans, valuation allowances associated with the realization of deferred tax assets and our determinations with respect to amounts owed for income taxes.

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Other Risks Related to Our Business

We are a community bank and our ability to maintain our reputation, which is critical to the success of our business, may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, cybersecurity incidents and questionable or fraudulent activities of our customers. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, any or all of which could adversely affect our business and operating results.

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of the offering, we will become a public reporting company. The obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We will make changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Our 2020 Equity Incentive Plan has increased our expenses and reduced our income, and may dilute your ownership interests.

Our stockholders previously approved the Cullman Bancorp, Inc. 2020 Equity Incentive Plan. During the year ended December 31, 2020, we recognized $232,000 in non-interest expense relating to this stock benefit plan, and we will recognize additional expenses in the future as additional grants are made and awards vest.

We may fund the 2020 Equity Incentive Plan either through open market purchases or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of common stock to fund this plan will be subject to many factors, including, but not limited to, applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. Stockholders would experience a reduction in ownership interest in the event newly issued shares of our common stock are used to fund stock issuances under the plan.

Legal and regulatory proceedings and related matters could adversely affect us.

We have been and may in the future become involved in legal and regulatory proceedings. We consider most of the proceedings to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and we may not prevail in any proceedings or litigation. There could be substantial costs and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, reputation, or our financial condition and results of our operations.

Societal responses to climate change could adversely affect our business and performance, including indirectly through impacts on our customers.

Concerns over the long-term impacts of climate change have led and will continue to lead to governmental efforts around the world to mitigate those impacts. Consumers and businesses also may change their behavior as a result of these concerns. We and our customers will need to respond to new laws and regulations as well as consumer and business preferences resulting from climate change concerns. The impact on our customers will likely vary depending on their specific attributes, including reliance on or role in carbon intensive activities. Among the impacts to us could be a drop in demand for our products and services, particularly in certain sectors. In addition, we could face reductions in creditworthiness on the part of some customers or in the value of assets securing loans. Our efforts to take these risks into account in making lending and other decisions, including by increasing our business with climate-friendly companies, may not be effective in protecting us from the negative impact of new laws and regulations or changes in consumer or business behavior.

A protracted government shutdown could negatively affect our financial condition and results of operations.

A protracted federal government shutdown could result in reduced income for government employees or employees of companies that engage in business with the federal government, which could result in greater loan delinquencies, increases in our non-performing, criticized and classified assets and a decline in demand for our products and services. During any protracted federal government shutdown, we may not be able to close certain loans and we may not be able to recognize non-interest income on the sale of loans. Some of the loans we originate are sold directly to government agencies, and some of these sales may be unable to be consummated during the shutdown. In addition, some borrowers may determine not to proceed with their home purchase and not close on their loans, either due to a delay in closing their loans or due to concerns over employment status, which would result in a permanent loss of the related non-interest income.

Risks Related to the Offering and the Exchange

The market value of New Cullman common stock received in the share exchange may be less than the market value of Old Cullman common stock exchanged.

The number of shares of New Cullman common stock you receive will be based on an exchange ratio that will be determined as of the date of completion of the conversion and offering. The exchange ratio will be based on the percentage of Old Cullman common stock held by the public before the completion of the conversion and offering, the final independent appraisal of New Cullman common stock prepared by Keller & Company, Inc. and the number of shares of common stock sold in the offering. The exchange ratio will ensure that public stockholders of Old Cullman common stock will own the same percentage of New Cullman common stock after the conversion and offering as they owned of Old Cullman common stock immediately before completion of the conversion and offering (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares, and adjusted to reflect certain assets held by Cullman Savings Bank, MHC). The exchange ratio will not depend on the market price of Old Cullman common stock.

The exchange ratio ranges from 1.8094 shares at the minimum and 2.8153 shares at the adjusted maximum of the offering range of New Cullman common stock per share of Old Cullman common stock. Shares of New Cullman common stock issued in the share exchange will have an initial value of $10.00 per share. Depending on the exchange ratio and the market value of Old Cullman common stock at the time of the exchange, the initial market value of the New Cullman common stock that you receive in the share exchange could be less than the market value of the Old Cullman common stock that you currently own. Based on the most recent closing price of Old Cullman common stock before the date of this proxy statement/prospectus, which was $31.50, the initial value of the New Cullman common stock you receive in the share exchange would be less than the market value of the Old Cullman common stock you currently own.

There may be a decrease in stockholders’ rights for existing stockholders of Old Cullman.

As a result of the conversion, existing stockholders of Old Cullman will become stockholders of New Cullman. Some rights of stockholders of New Cullman will be reduced compared to the rights stockholders currently have in Old Cullman. The reduction in stockholder rights results from differences between the federal and Maryland chartering documents and bylaws, and from distinctions between federal and Maryland law. Many of the differences in stockholder rights under the articles of incorporation and bylaws of New Cullman are not mandated by Maryland law but have been chosen by management as being in the best interests of New Cullman and all of its stockholders. The differences in stockholder rights in the articles of incorporation and bylaws of New Cullman include the following provisions: (i) greater lead time required for stockholders to submit proposals for new business or to nominate directors; (ii) approval by at least 80% of the outstanding shares is required to amend the bylaws and certain provisions of the articles of incorporation; (iii) a limit on voting rights of shares beneficially owned in excess of 10% of New Cullman’s outstanding voting stock; (iv) director qualifications; and (v) a greater percentage of outstanding shares that is required for stockholders to call a special meeting. See “Comparison of Stockholders’ Rights For Existing Stockholders of Old Cullman” for a discussion of these differences.

The future price of our shares of common stock may be less than the $10.00 purchase price per share in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in laws and regulations, investor perceptions of New Cullman and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to contribute between $13.1 million and $18.0 million of the net proceeds of the offering (or $20.8 million at the adjusted maximum of the offering range) to Cullman Savings Bank. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including repurchasing shares of our common stock and paying dividends. We also expect to use a portion of the net proceeds we retain to fund a loan to our employee stock ownership plan to purchase shares of common stock in the offering, and to make a contribution to a new charitable foundation. Cullman Savings Bank may use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. However, except for the funding the loan to the employee stock ownership plan and the contribution to the charitable foundation, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have broad discretion in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, may require the approval of the Office of the Comptroller of the Currency or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and we cannot predict how long we will require to invest the net proceeds. Our failure to reinvest these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

Our return on equity may be low following the stock offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions. Our return on equity may be low until we are able to leverage the additional capital we receive from the stock offering. Our return on equity also will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we currently sponsor and intend to adopt. Our return on average equity was 6.43% for the year ended December 31, 2020, with consolidated equity of $56.9 million at December 31, 2020. Our pro forma consolidated equity as of December 31, 2020, assuming completion of the offering, is estimated to be between $82.4 million at the minimum of the offering range and $95.9 million at the adjusted maximum of the offering range. Until we can increase our net interest income and non-interest income and leverage the capital raised in the stock offering, our return on equity may be low, which may reduce the market price of our shares of common stock.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the conversion, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. If we adopt stock-based benefit plans within 12 months following the conversion, the shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4% and 10%, respectively, of the total shares of our common stock sold in the offering and issued to the charitable foundation. If we adopt stock-based benefit plans more than 12 months after the completion of the conversion, we may adopt plans that allow for greater amounts of awards and options and, therefore, we could award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the offering for our employee stock ownership plan and for our new stock-based benefit plans, assuming such plans had been implemented at the beginning of the year, is estimated to be approximately $600,000 ($474,000 after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Management—Benefits to be Considered Following Completion of the Conversion.”

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

We intend to adopt one or more new stock-based benefit plans following the stock offering. These plans may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of our stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 2.4% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options in an amount equal to 10% of the shares sold in the offering and issued to the charitable foundation, and all such stock options are exercised, and a 5.7% dilution in ownership interest if newly issued shares of our common stock are used to fund shares of restricted common stock in an amount equal to 4% of the shares sold in the offering and issued to the charitable foundation. Such dilution would also reduce earnings per share. If we adopt the plans more than 12 months following the conversion, new stock-based benefit plans would not be subject to these size limitations and stockholders could experience even greater dilution.

Although the implementation of new stock-based benefit plans would be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt stock-based benefit plans more than 12 months following the completion of the conversion, then grants of shares of common stock or stock options under our proposed stock-based benefit plans may exceed 4% and 10%, respectively, of shares of common stock sold in the offering and issued to the charitable foundation. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our expenses and reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.” Although the implementation of stock-based benefit plans would be subject to stockholder approval, the timing of the implementation of such plans will be at the discretion of our board of directors.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of New Cullman without our board of directors’ approval. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may offer to acquire or acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board and receive the Federal Reserve Board’s non-objection before acquiring control of a savings and loan holding company. There also are provisions in our articles of incorporation and bylaws that we may use to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of our outstanding shares of common stock. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of New Cullman without the consent of our board of directors, and may increase the cost of an acquisition. Taken as a whole, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and therefore could adversely affect the market price of our common stock. For additional information, see “Restrictions on Acquisition of New Cullman” and “Management—Benefits to be Considered Following Completion of the Conversion.”

Our articles of incorporation provide that, subject to limited exception, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.

The articles of incorporation of New Cullman provide that, unless New Cullman consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Cullman, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Cullman to New Cullman or New Cullman’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensible parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with New Cullman and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. In addition, if a court were to find this exclusive forum provision to be inapplicable or unenforceable in a particular action, we may incur additional costs associated with resolving the action in another jurisdiction, which could have a material adverse effect on our financial condition and results of operations.

There may be a limited trading market in our shares of common stock, which would hinder your ability to sell our common stock and may lower the market price of our common stock.

We expect that our common stock will be traded on the Nasdaq Capital Market under the symbol “CULL” upon conclusion of the offering, subject to compliance with certain conditions, including having 300 “round lot” stockholders (stockholders owning more than 100 shares) and at least three companies making a market for our common stock. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. Purchasers of common stock in this offering should have long-term investment intent and should recognize that there may be a limited trading market in the common stock, which could make it difficult to sell the common stock after the offering and may have an adverse impact on the price at which the common stock can be sold.

Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.

Applicable regulations generally restrict us from repurchasing our shares of common stock during the first year following the offering. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock during the first year following the stock offering may negatively affect our stock price.

You may not revoke your decision to purchase New Cullman common stock in the subscription or community offerings after you send us your order.

Funds submitted or automatic deposit withdrawals authorized to purchase shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering. Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by Keller & Company, Inc., among other factors, there may be one or more delays in completing the conversion and offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond August 2, 2021, or the number of shares to be sold in the offering is increased to more than 4,311,181 shares or decreased to fewer than 2,770,891 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted in connection with the stock offering are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel, Luse Gorman, PC, that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

Risks Related to Our Contribution to the Charitable Foundation

The contribution to The Cullman Foundation will dilute your ownership interests and adversely affect net income.

We intend to make a contribution to a new charitable foundation, The Cullman Foundation, in connection with the conversion and offering. We intend to contribute to the foundation up to 148,120 shares of common stock and $100,000 in cash. The contribution will reduce our net income for the quarter and year in which we make the contribution and the after-tax expense would be approximately $1.2 million at the adjusted maximum of the offering range. In addition, persons purchasing shares in the stock offering will have their ownership and voting interests diluted by up to 1.17% due to the issuance of shares of common stock to the charitable foundation.

Our contribution to The Cullman Foundation may not be tax deductible, which could reduce our profits.

The Internal Revenue Service may not grant tax-exempt status to the charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. The total value of the contribution would be $1.6 million at the adjusted maximum of the offering range, which would result in after-tax expense of approximately $1.2 million. In the event that the Internal Revenue Service does not grant tax-exempt status to the charitable foundation or the contribution to the charitable foundation is otherwise not tax deductible, we would recognize after-tax expense up to the total value of the entire contribution.

In addition, even if the contribution is tax deductible, we may not have sufficient taxable income to be able to fully use the tax deduction from our contribution to The Cullman Foundation. Pursuant to the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (income before federal income taxes and charitable contributions) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the six years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period.

INFORMATION ABOUT THE SPECIAL MEETING

General

This proxy statement/prospectus is being furnished to you in connection with the solicitation by the board of directors of Old Cullman of proxies to be voted at the special meeting of stockholders to be held at the main office of Cullman Savings Bank, 316 Second Avenue, SW, Cullman, Alabama on July 2, 2021, at 2:00 p.m., Central time, and any adjournment or postponement thereof.

The primary purpose of the special meeting is to consider and vote upon the Plan of Conversion and Reorganization of Cullman Savings Bank, MHC (the “plan of conversion”).

Stockholders will also vote on a proposal to approve a contribution of shares of common stock and cash to a new charitable foundation, The Cullman Foundation, in connection with the conversion and offering. In addition, stockholders will vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the plan of conversion and/or the contribution to the charitable foundation. Stockholders also will vote on informational proposals with respect to the articles of incorporation of New Cullman.

Voting for or against approval of the plan of conversion includes a vote for or against the conversion of Cullman Savings Bank, MHC to a stock holding company as contemplated by the plan of conversion. Voting in favor of the plan of conversion will not obligate you to purchase any shares of common stock in the offering and will not affect the balance, interest rate or federal deposit insurance of any deposits at Cullman Savings Bank.

Who Can Vote at the Meeting

You are entitled to vote your Old Cullman common stock if our records show that you held your shares as of the close of business on May 3, 2021. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote.

As of the close of business on May 3, 2021, there were 2,450,408 shares of Old Cullman common stock outstanding. Each share of common stock has one vote.

Attending the Meeting

If you are a stockholder as of the close of business on May 3, 2021, you may attend the meeting. However, if you hold your shares in street name (i.e. through a bank or broker), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Old Cullman common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is present at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proposal 1: Approval of the Plan of Conversion and Reorganization. We must obtain the affirmative vote of (i) two-thirds of the votes entitled to be cast at the special meeting, including votes representing shares held by Cullman Savings Bank, MHC, and (ii) a majority of the votes entitled to be cast at the special meeting, other than shares held by Cullman Savings Bank, MHC.

Proposal 2: Approval of the Contribution to The Cullman Foundation. We must obtain the affirmative vote of (i) two-thirds of the total number of votes entitled to be cast at the special meeting by Old Cullman stockholders, including votes representing shares held by Cullman Savings Bank, MHC, and (ii) a majority of the total number of votes entitled to be cast at the special meeting by Old Cullman stockholders other than Cullman Savings Bank, MHC.

Proposal 3: Approval of the adjournment of the special meeting. We must obtain the affirmative vote of at least a majority of the votes cast by Old Cullman stockholders entitled to vote at the special meeting to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion.

Informational Proposals 4 through 6: Approval of certain provisions in New Cullman’s articles of incorporation. The provisions of New Cullman’s articles of incorporation that are summarized as informational proposals were approved as part of the process in which the board of directors of Old Cullman approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of New Cullman’s articles of incorporation that are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of New Cullman, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Other Matters. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of Old Cullman. At this time, we know of no other matters that may be presented at the special meeting.

Shares Held by Cullman Savings Bank, MHC and Our Officers and Directors

As of May 3, 2021, Cullman Savings Bank, MHC beneficially owned 1,403,731 shares of Old Cullman common stock, or approximately 57.3% of our outstanding shares. We expect that Cullman Savings Bank, MHC will vote all of its shares in favor of each of the proposals presented.

As of May 3, 2021, our officers and directors beneficially owned 263,285 shares of Old Cullman common stock (excluding exercisable options), or approximately 10.7% of our outstanding shares and 25.2% of the outstanding shares held by stockholders other than Cullman Savings Bank, MHC.

Voting by Proxy

Our board of directors is sending you this proxy statement/prospectus to request that you allow your shares of Old Cullman common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Old Cullman common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our board of directors. Our board of directors recommends that you vote “FOR” approval of the plan of conversion, “FOR” approval of the contribution to the charitable foundation, “FOR” approval of the adjournment of the special meeting, if necessary, and “FOR” approval of each of Informational Proposals 4 through 6.

If any matters not described in this proxy statement/prospectus are properly presented at the special meeting, the board of directors will use their judgment to determine how to vote your shares. We do not know of any other matters to be presented at the special meeting.

If your Old Cullman common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via mobile device or the Internet. Refer to the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement/prospectus.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise the corporate secretary of Old Cullman in writing before your common stock has been voted at the special meeting, deliver a signed, later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

Solicitation of Proxies

This proxy statement/prospectus and the accompanying proxy card are being furnished to you in connection with the solicitation of proxies for the special meeting by the board of directors. Old Cullman will pay the costs of soliciting proxies from its stockholders. To the extent necessary to permit approval of the plan of conversion and the other proposals being considered, Laurel Hill Advisory Group, LLC, our proxy solicitor, and directors, officers or employees of Old Cullman and Cullman Savings Bank may solicit proxies by mail, telephone and other forms of communication. We will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with such solicitation. For its services as information agent and stockholder proxy solicitor, we will pay Laurel Hill Advisory Group, LLC $6,000 plus out-of-pocket expenses and charges for telephone calls made and received in connection with the solicitation.

We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Participants in the Employee Stock Ownership Plan

If you participate in Cullman Savings Bank Employee Stock Ownership Plan, you will receive a voting instruction form that reflects all shares you may direct the trustees to vote on your behalf under the plan. Under the terms of the Employee Stock Ownership Plan, the Employee Stock Ownership Plan trustee votes all shares held by the Employee Stock Ownership Plan, but each Employee Stock Ownership Plan participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The Employee Stock Ownership Plan trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Old Cullman common stock held by the Employee Stock Ownership Plan and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your voting instructions to the plan’s trustee is June 25, 2021.

The board of directors unanimously recommends that you sign, date and mark the enclosed proxy “FOR” approval of each of the above described proposals, including the adoption of the plan of conversion and the contribution to the charitable foundation, and return it in the enclosed envelope today. Voting the proxy card will not prevent you from voting in person at the special meeting. For information on submitting your proxy, refer to the instructions on the enclosed proxy card.

Your prompt vote is very important. Failure to vote will have the same effect as voting against the plan of conversion and against the contribution to the charitable foundation.

PROPOSAL 1 — APPROVAL OF THE PLAN OF CONVERSION AND REORGANIZATION

The boards of directors of Old Cullman and Cullman Savings Bank, MHC have approved the Plan of Conversion and Reorganization of Cullman Savings Bank, MHC, referred to herein as the “plan of conversion.” The plan of conversion must also be approved by the members of Cullman Savings Bank, MHC and the stockholders of Old Cullman, and is subject to the satisfaction of certain other conditions. Special meetings of members and stockholders have been called for this purpose. The approval of the Federal Reserve Board is required before we can consummate the conversion and stock offering. We have also filed an application with the Office of the Comptroller of the Currency with respect to the amendments to Cullman Savings Bank’s Charter, and the approval of the Office of the Comptroller of the Currency is required before we can consummate the conversion and issue shares of common stock. Any approval by the Federal Reserve Board or the Office of the Comptroller of the Currency does not constitute a recommendation or endorsement of the plan of reorganization.

General

Pursuant to the plan of conversion, our organization will convert from the mutual holding company form of organization to the fully stock form. Cullman Savings Bank, MHC will be merged into Old Cullman and as a result Cullman Savings Bank, MHC will cease to exist. Old Cullman, which owns 100% of the outstanding common stock of Cullman Savings Bank, will merge into a new Maryland corporation named New Cullman and as a result Old Cullman will cease to exist. As part of the conversion, the 57.3% ownership interest of Cullman Savings Bank, MHC in Old Cullman will be offered for sale in the offering. When the conversion is completed, New Cullman will own all of the outstanding common stock of Cullman Savings Bank and public stockholders (including our charitable foundations) will own all of the outstanding common stock of New Cullman. A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this proxy statement/prospectus.

Under the plan of conversion, at the completion of the conversion and offering, each share of Old Cullman common stock owned by persons other than Cullman Savings Bank, MHC will be converted automatically into the right to receive new shares of New Cullman common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of Old Cullman for new shares of New Cullman the public stockholders will own the same aggregate percentage of shares of common stock of New Cullman that they owned in Old Cullman immediately before the conversion, excluding any shares they purchased in the offering, their receipt of cash paid in lieu of fractional shares and the effect of shares issued to the charitable foundation, and adjusted downward to reflect certain assets held by Cullman Savings Bank, MHC.

We intend to retain between $10.7 million and $17.1 million of the net proceeds of the offering and to contribute between $13.1 million and $20.8 million of the net proceeds to Cullman Savings Bank. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan, supplemental account holders, and other members (qualifying depositors). In addition, we may offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons (including trusts of natural persons) residing in Cullman County, Alabama.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin concurrently with, during or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Federal Reserve Board. See “—Community Offering.”

We also may offer for sale shares of common stock not purchased in the subscription or community offerings in a syndicated community offering in which Raymond James will be sole manager. See “—Syndicated Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of New Cullman. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and offering and is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at each office of Cullman Savings Bank. The plan of conversion is also filed as an exhibit to Cullman Savings Bank, MHC’s application for conversion, of which this proxy statement/prospectus is a part, copies of which may be obtained from the Federal Reserve Board. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part. Copies of the registration statement may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website (www.sec.gov). See “Where You Can Find Additional Information.”

The board of directors unanimously recommends that you vote “FOR” approval of the Plan of Conversion and Reorganization of Cullman Savings Bank, MHC.

Reasons for the Conversion

Our primary reasons for converting and undertaking the stock offering are to:

•

Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions or financial service companies as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions. In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit anyone from acquiring or offering to acquire more than 10% of our stock for three years following completion of the conversion without regulatory approval.

•

Improve the liquidity of our shares of common stock. We expect that the larger number of shares that will be outstanding after completion of the conversion and offering, as well as our shares of stock being traded on the Nasdaq Capital Market, will result in a more liquid and active market for New Cullman common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

•	Transition our organization to a stock holding company structure, which gives us greater flexibility to access the capital markets compared to our existing mutual holding company structure. The stock holding company structure gives us greater flexibility to access the capital markets to support our growth through possible future equity and debt offerings. We have no current plans, agreements or understandings regarding any additional equity or debt offerings.

•

Facilitate our stock holding company’s ability to pay dividends to our public stockholders. Current regulations of the Federal Reserve Board substantially restrict the ability of Cullman Savings Bank, MHC to waive dividends declared by Old Cullman. Accordingly, because any dividends declared and paid by Old Cullman have been paid to Cullman Savings Bank, MHC along with all other stockholders, the amount of dividends available for all other stockholders has been less than if Cullman Savings Bank, MHC were to waive the receipt of dividends. The conversion will eliminate our mutual holding company structure and will facilitate our ability to pay dividends to all stockholders of New Cullman, subject to legal, regulatory and financial considerations applicable to all financial institutions. See “Our Dividend Policy.”

•

Enhance our regulatory capital position to support growth. A strong capital position is essential to achieving our long-term objectives of growing Cullman Savings Bank and building stockholder value. Although Cullman Savings Bank significantly exceeds all regulatory capital requirements, the proceeds from the offering will materially strengthen our capital position and enable us to support our potential growth and expansion through larger legal lending limits. The augmented regulatory capital will be essential to the continued implementation of our business strategy.

Approvals Required

The affirmative vote of a majority of the total votes eligible to be cast by the members of Cullman Savings Bank, MHC (i.e., eligible depositors of Cullman Savings Bank) is required to approve the plan of conversion. By their approval of the plan of conversion, the members of Cullman Savings Bank, MHC will also be approving the merger of Cullman Savings Bank, MHC with and into Old Cullman. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Old Cullman and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Old Cullman held by the public stockholders of Old Cullman (i.e., all stockholders other than Cullman Savings Bank, MHC) also are required to approve the plan of conversion. We have filed applications with the Federal Reserve Board with respect to the conversion and with respect to New Cullman becoming the holding company for Cullman Savings Bank. The approval of the Federal Reserve Board is required before we can consummate the conversion and issue shares of common stock. The Office of the Comptroller of the Currency must also approve an amendment to Cullman Savings Bank’s charter to establish a liquidation account. The approval of the Office of the Comptroller of the Currency is required before we can consummate the conversion and issue shares of common stock.

The affirmative vote of a majority of the total votes eligible to be cast by the members of Cullman Savings Bank, MHC is required to approve the contribution to the charitable foundation. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Old Cullman and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Old Cullman held by the public stockholders of Old Cullman (i.e., all stockholders other than Cullman Savings Bank, MHC) also are required to approve the contribution to the charitable foundation. However, member and stockholder approval of the contribution to the charitable foundation is not a condition to the completion of the conversion and offering.

Share Exchange Ratio for Current Stockholders

At the completion of the conversion, each publicly held share of Old Cullman common stock will be converted automatically into the right to receive a number of shares of New Cullman common stock. The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public stockholders will own the same percentage of common stock in New Cullman after the conversion as they held in Old Cullman immediately before the conversion, exclusive of their purchase of additional shares of common stock in the offering, their receipt of cash in lieu of fractional exchange shares and the effect of shares issued to the charitable foundation, and adjusted downward to reflect certain assets held by Cullman Savings Bank, MHC. The exchange ratio will not depend on the market value of Old Cullman common stock. The exchange ratio will be based on the percentage of Old Cullman common stock held by the public, the independent valuation of New Cullman prepared by Keller & Company, Inc., and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from approximately 1.8094 shares for each publicly held share of Old Cullman at the minimum of the offering range to 2.8153 shares for each publicly held share of Old Cullman at the adjusted maximum of the offering range.

The following table shows how the exchange ratio will adjust, based on the appraised value of New Cullman as of February 12, 2021, assuming public stockholders of Old Cullman own 42.7% of the outstanding shares of Old Cullman common stock and Cullman Savings Bank, MHC has cash of $2.6 million immediately before the completion of the conversion. The table also shows how many shares of New Cullman a hypothetical owner of Old Cullman common stock would receive in the exchange for 100 shares of common stock owned at the completion of the conversion, depending on the number of shares issued in the offering.

	Shares to be Sold in This Offering		Shares of New Cullman to be Issued for Shares of Old Cullman		Shares to be Issued to Charitable Foundation		Total Shares of Common Stock to be Issued in Exchange	Exchange	Equivalent Value of Shares Based Upon Offering	Equivalent Pro Forma Tangible Book Value Per Exchanged	Whole Shares to be Received for 100 Existing
	Amount	Percent	Amount	Percent	Amount	Percent	and Offering	Ratio	Price (1)	Share (2)	Shares (3)
Minimum	2,770,891	58.2%	1,893,909	39.8%	95,200	2.0%	4,760,000	1.8094	$ 18.09	$ 31.34	180
Midpoint	3,259,872	58.2%	2,228,128	39.8%	112,000	2.0%	5,600,000	2.1288	21.29	32.98	212
Maximum	3,748,853	58.2%	2,562,347	39.8%	128,800	2.0%	6,440,000	2.4481	24.48	34.59	244
Adjusted Maximum	4,311,181	58.2%	2,946,699	39.8%	148,120	2.0%	7,406,000	2.8153	28.15	36.49	281

(1)

Represents the value of shares of New Cullman common stock to be received in the conversion by a holder of one share of Old Cullman, pursuant to the exchange ratio, based upon the $10.00 per share offering price.

(2)

Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio. At December 31, 2020, Old Cullman’s tangible book value per share was $23.81.

(3)	Cash will be paid in lieu of fractional shares.

Options to purchase shares of Old Cullman common stock that are outstanding immediately before the completion of the conversion will be converted into options to purchase shares of New Cullman common stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the exchange ratio. The aggregate exercise price, term and vesting period of the options will remain unchanged.

Effects of Conversion

Continuity. The conversion will not affect the normal business of Cullman Savings Bank of accepting deposits and making loans. Cullman Savings Bank will continue to be a federally chartered savings bank and will continue to be regulated by the Office of the Comptroller of the Currency. After the conversion, Cullman Savings Bank will continue to offer existing services to depositors, borrowers and other customers. The directors of Old Cullman serving at the time of the conversion will be the directors of New Cullman upon the completion of the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Cullman Savings Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates and other evidences of their accounts.

Effect on Loans. No loan outstanding from Cullman Savings Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed before the conversion.

Effect on Voting Rights of Depositors. Depositors of Cullman Savings Bank are members of, and have voting rights in, Cullman Savings Bank, MHC, as to all matters requiring a vote of members. Upon completion of the conversion, depositors will no longer have voting rights. All voting rights in Cullman Savings Bank will be vested in New Cullman as the sole stockholder of Cullman Savings Bank. The stockholders of New Cullman will possess exclusive voting rights with respect to New Cullman common stock.

Tax Effects. We have received an opinion of counsel with regard to the federal income tax consequences of the conversion and an opinion of our tax advisor with regard to the Alabama income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to Cullman Savings Bank, MHC, Old Cullman, Cullman Savings Bank, the public stockholders of Old Cullman (except for cash paid for fractional shares), eligible account holders, supplemental eligible account holders, or other members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Cullman Savings Bank has both a deposit account in Cullman Savings Bank and a pro rata ownership interest in the net worth of Cullman Savings Bank, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest may only be realized in the event of a complete liquidation of Cullman Savings Bank, MHC and Cullman Savings Bank; however, there has never been a liquidation of a solvent mutual holding company. Any depositor who opens a deposit account prior to the completion of the offering receives a pro rata ownership interest in Cullman Savings Bank, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Cullman Savings Bank, MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock depository institution that is a subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which would be realizable only in the unlikely event that Cullman Savings Bank, MHC and Cullman Savings Bank are liquidated completely. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Cullman Savings Bank, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, Eligible Account Holders (as defined below) and Supplemental Eligible Account Holders (as defined below) will receive an interest in liquidation accounts maintained by New Cullman and Cullman Savings Bank in an aggregate amount equal to (i) Cullman Savings Bank, MHC’s ownership interest in Old Cullman’s total stockholders’ equity as of the date of the latest statement of financial condition included in the prospectus, plus (ii) the value of the net assets of Cullman Savings Bank, MHC as of the date of the latest statement of financial condition of Cullman Savings Bank, MHC before the consummation of the conversion (excluding its ownership of Old Cullman). New Cullman and Cullman Savings Bank will hold the liquidation accounts for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in Cullman Savings Bank after the conversion. The liquidation accounts are intended to preserve for Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with Cullman Savings Bank a liquidation interest in the residual net worth, if any, of New Cullman or Cullman Savings Bank (after the payment of all creditors, including depositors to the full extent of their deposit accounts) in the event of a liquidation of (a) New Cullman and Cullman Savings Bank or (b) Cullman Savings Bank. See “—Liquidation Rights.”

Under the regulations of the Federal Reserve Board that govern mutual-to-stock conversions of mutual holding companies, non-interest-bearing demand deposit accounts do not meet the definition of qualifying deposits, and, therefore, a holder of a non-interest-bearing demand deposit account would not qualify as an eligible account holder or as a supplemental eligible account holder for purposes of obtaining a purchase priority in the stock offering or having the right to an interest in the liquidation account that is required to be established in connection with the conversion.

However, because we afforded subscription rights to holders of non-interest-bearing demand accounts in our 2009 offering in connection with our reorganization into the mutual holding company structure, we submitted to the Federal Reserve Board a request for a waiver from this regulation and the Federal Reserve Board has granted the request. As a result, a depositor of Cullman Savings Bank who has an eligible non-interest-bearing demand deposit account as of the eligibility record date or the supplemental eligibility record date will be deemed to be an eligible account holder or a supplemental eligible account holder, as applicable, by reason of this account.

The inclusion of depositors with non-interest-bearing demand deposits as eligible account holders and supplemental eligible account holders will have a dilutive effect on other qualifying depositors with respect to their stock purchase priorities. It will also have a dilutive effect on the interest of all other eligible account holders and supplemental eligible account holders with respect to the liquidation account that will be established in connection with the conversion.

Stock Pricing and Number of Shares to be Issued

The plan of conversion and applicable regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Keller & Company, Inc. to prepare an independent valuation appraisal. For its services in preparing the initial valuation and one valuation update, Keller & Company, Inc. will receive a fee of $40,000, as well as payment for reimbursable expenses. During the past three years, we have not paid any fees to Keller & Company, Inc. We have agreed to indemnify Keller & Company, Inc. and its employees and affiliates for certain costs and expenses in connection with claims or litigation relating to the appraisal and arising out of any misstatement or untrue statement of a material fact in information supplied to Keller & Company, Inc. by us or by an intentional omission by us to state a material fact in the information provided, except where Keller & Company, Inc. has been negligent or at fault.

The independent valuation was prepared by Keller & Company, Inc. in reliance upon the information contained in this proxy statement/prospectus, including the consolidated financial statements of Old Cullman. Keller & Company, Inc. also considered the following factors, among others:

•	the present results and financial condition of Old Cullman and the projected results and financial condition of New Cullman;

•	the economic and demographic conditions in Old Cullman’s existing market area;

•	certain historical, financial and other information relating to Old Cullman;

•	a comparative evaluation of the operating and financial characteristics of Old Cullman with those of other publicly traded savings institutions;

•	the effect of the conversion and offering on New Cullman’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of New Cullman;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.; and

•	the contribution to the charitable foundation.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan and bank holding companies that Keller & Company, Inc. considered comparable to New Cullman under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on a securities exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for New Cullman also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been publicly traded for at least one year. In addition, Keller & Company, Inc. limited the peer group to companies to the following selection criteria: (i) a geographic limitation excluding institutions located in the Northeast and Northwest; (ii) assets of $1.9 billion or less; (iii) return on average assets of 2.25% or less; (iv) equity to assets of 9.0% to 22.0%; and (v) nonperforming assets to assets of 1.16% or less.

The independent valuation appraisal considered the pro forma effect of the offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. Keller & Company, Inc. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. Keller & Company, Inc. did not consider a pro forma price-to-assets approach to be as meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements and positive core earnings.

In applying each of the valuation methods, Keller & Company, Inc. considered adjustments to the pro forma market value based on a comparison of New Cullman with the peer group. Keller & Company, Inc. made In comparing New Cullman with the peer group, Keller & Company, Inc. made modest upward adjustments for earnings and financial condition. Keller & Company, Inc. made downward adjustments for: (1) market area; (2) stock liquidity; (3) dividends; (4) subscription interest; and (5) marketing of the issue, and made no adjustments for management and asset, loan and deposit growth.

The upward adjustment for earnings took into consideration our higher return on average assets and core return on average assets but consistently lower return on average equity and core return on average equity. We have also demonstrated a higher net interest margin. The upward adjustment for financial condition recognizes our higher equity to assets and lower non-performing assets to assets but lower reserves to gross loans and similar reserves to non-performing assets, relative to the comparable group. The downward adjustment for market area took into consideration our market area’s minimal growth in population and households combined with the area’s consistently lower levels of median household income and median housing value. In addition, the market area has an unusually high level of home-based financial institutions and resultant high level of competition, evidenced by modest historical growth trends. A downward adjustment has been made for our lower dividend yield relative to the peer group. There was a downward adjustment for subscription interest, recognizing these unusual times in the overall economy due to COVID-19 and the larger size of the offering in such a smaller market area. The modest downward adjustment for stock liquidity recognized that the shares being offered are 57.3% of the shares outstanding as compared to 100% for the comparable group. The downward adjustment related to the marketing of the issue took into consideration the currently volatile stock market conditions both for bank and thrift stocks and the total market overall.

Included in Keller & Company, Inc.’s independent valuation were certain assumptions as to the pro forma earnings of New Cullman after the conversion that were used in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 0.96% on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based benefit plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning assumptions included in the independent valuation and used in preparing pro forma data. The use of different assumptions may yield different results.

The independent valuation states that as of February 12, 2021, the estimated pro forma market value of New Cullman was $56.0 million. Based on federal regulations, this market value forms the midpoint of a range with a minimum of $47.6 million and a maximum of $64.4 million. The aggregate offering price of the shares will be equal to the valuation range multiplied by the adjusted percentage of Old Cullman common stock owned by Cullman Savings Bank, MHC. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the adjusted percentage of Old Cullman common stock owned by Cullman Savings Bank, MHC, certain assets held by Cullman Savings Bank, MHC and the $10.00 price per share, the minimum of the offering range is 2,770,891 shares, the midpoint of the offering range is 3,259,872 shares and the maximum of the offering range is 3,748,853 shares.

The board of directors of New Cullman reviewed the independent valuation and, in particular, considered the following:

•	Old Cullman’s financial condition and results of operations;

•	a comparison of financial performance ratios of Old Cullman to those of other financial institutions of similar size;

•	market conditions generally and in particular for financial institutions; and

•	the historical trading price of the publicly held shares of Old Cullman common stock.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by Keller & Company, Inc. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended, with the approval of the Federal Reserve Board, as a result of subsequent developments in the financial condition of Old Cullman or Cullman Savings Bank or market conditions generally. If the independent valuation is updated to amend the pro forma market value of New Cullman to less than $47.6 million or more than $74.1 million, the appraisal will be filed with the Securities and Exchange Commission by means of a post-effective amendment to New Cullman’s registration statement.

The following table presents a summary of selected pricing ratios for New Cullman (on a pro forma basis) at and for the twelve months ended December 31, 2020, and for the peer group companies based on earnings and other information at and for the twelve months ended December 31, 2020, with stock prices at February 12, 2021, as reflected in the appraisal report. Compared to the average pricing of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 27.84% on a price-to-book value basis, a discount of 31.17% on a price-to-tangible book value basis and a discount of 18.82% on a price-to-earnings basis. Our board of directors, in reviewing and approving the appraisal, considered the range of price-to-earnings multiples and the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. The estimated appraised value and the resulting premium/discount took into consideration the potential financial effect of the conversion and offering as well as the trading price of Old Cullman’s common stock. The closing price of the common stock was $24.50 per share on March 9, 2021, the last trading day immediately preceding the announcement of the conversion, and $24.50 per share on February 12, 2021, the effective date of the appraisal.

	Price-to-earnings multiple	Price-to-book value ratio	Price-to-tangible book value ratio
New Cullman (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	21.28x	77.16%	77.16%
Maximum	18.18x	70.77%	70.77%
Midpoint	15.87x	64.56%	64.56%
Minimum	13.33x	57.74%	57.74%
Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	19.55x	89.47%	93.79%
Medians	14.38x	87.53%	93.31%

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. Keller & Company, Inc. did not independently verify our consolidated financial statements and other information that we provided to them, nor did Keller & Company, Inc. independently value our assets or liabilities. The independent valuation considers Cullman Savings Bank as a going concern and should not be considered as an indication of the liquidation value of Cullman Savings Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above $10.00 per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $74.1 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 4,311,181 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued in the event of an increase in the offering range of up to 4,311,181 shares.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $74.1 million and a corresponding increase in the offering range to more than 4,311,181 shares, or a decrease in the minimum of the valuation range to less than $47.6 million and a corresponding decrease in the offering range to fewer than 2,770,891 shares, then we will promptly return, with interest at 0.13% per annum, all funds previously delivered to us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after consulting with the Federal Reserve Board, we may terminate the plan of conversion. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Federal Reserve Board to complete the offering. If we extend the offering and conduct a resolicitation due to a change in the independent valuation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond July 2, 2023, which is two years after the special meeting of members to approve the plan of conversion.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and New Cullman’s pro forma earnings and stockholders’ equity on a per share basis while increasing stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and New Cullman’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing stockholders’ equity on an aggregate basis.

Copies of the independent valuation appraisal report of Keller & Company, Inc. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are filed as exhibits to the documents specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of conversion and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of Cullman Savings Bank with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on January 31, 2020 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $250,000 (25,000 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Eligible Account Holder whose subscription remains unfilled in same the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on January 31, 2020. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of Old Cullman or who are associates of such persons will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding January 31, 2020.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee plans, including Cullman Savings Bank’s employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering and issued to the foundation, although our employee stock ownership plan intends to purchase 8% of the shares of common stock sold in the offering and issued to the foundation. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and by our tax-qualified employee stock benefit plans, each depositor of Cullman Savings Bank with a Qualifying Deposit at the close of business on March 31, 2021, who is not an Eligible Account Holder (a “Supplemental Eligible Account Holder”), will receive, without payment therefor, nontransferable subscription rights to purchase up to $250,000 (25,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account

Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at March 31, 2021. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, by our tax-qualified employee stock benefit plans and by Supplemental Eligible Account Holders, each depositor of Cullman Savings Bank at the close of business on May 3, 2021 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (collectively, “Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $250,000 (25,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated in the proportion that the amount of the subscription of each Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

To ensure proper allocation of common stock, each Other Member Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at May 3, 2021. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The subscription offering will expire at 4:30 p.m., Central Time, on June 17, 2021, unless extended by us for up to 45 days or such additional periods with the approval of the Federal Reserve Board, if necessary. Subscription rights will expire whether or not each account holder can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, maximum or adjusted maximum of the offering range. Subscription rights which have not been exercised before the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock has been sold in the offering. If at least 2,770,891 shares have not been sold in the offering by August 2, 2021 and the Federal Reserve Board has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at 0.13% per annum, for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled. If the Federal Reserve Board grants an extension beyond August 2, 2021, we will resolicit purchasers in the offering as described under “—Procedure for Purchasing Shares in the Subscription and Community Offerings—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holder and Other Members, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares would be offered in the community offering with the following preferences:

(i)	Natural persons (including trusts of natural persons) residing in Cullman County, Alabama; and

(ii)	Other members of the general public.

Subscribers in the community offering may purchase up to $250,000 (25,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in Cullman County, Alabama, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons (including trusts of natural persons) residing in those counties whose orders remain unsatisfied on an equal number of shares basis per order. If an oversubscription occurs due to the orders of members of the general public, the allocation procedures described above will apply to the orders of such persons. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this proxy statement/prospectus with respect to the community means any person who occupies a dwelling within the local community, has a present intent to remain within the local community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the local community together with an indication that such presence within the local community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to determine whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin concurrently with, during or promptly after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended. We may decide to extend the community offering for any reason and we are not required to give purchasers notice of any such extension unless such period extends beyond August 2, 2021, in which case we will resolicit purchasers.

Syndicated Community Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated community offering is held, Raymond James will serve as sole manager. In such capacity, Raymond James may form a syndicate of other brokers-dealers who are member firms of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Neither Raymond James nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Raymond James has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until before the commencement of the syndicated community offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.

If there is a syndicated community offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of stock order forms and the submission of funds directly to New Cullman for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at Cullman Savings Bank or wire transfers). See “—Procedure for Purchasing Shares in the Subscription and Community Offerings.” “Sweep” arrangements and delivery versus payment settlement will only be used in a syndicated community offering to the extent consistent with Rules 10b-9 and 15c2-4 of the Securities Exchange Act of 1934, as amended, and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of “min/max” offerings.

A syndicated community offering must terminate no more than 45 days following the expiration of the subscription offering, unless extended with the approval of the Federal Reserve Board, if necessary.

If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of such unsubscribed shares. The Federal Reserve Board and the Financial Industry Regulatory Authority must approve any such arrangement.

Additional Limitations on Common Stock Purchases

The plan of conversion includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

(i)	No person may purchase fewer than 25 shares of common stock, to the extent those shares are available for purchase;

(ii)

Tax-qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering and to the charitable foundation, including shares issued if the offering range is increased by up to 15%;

(iii)

Except for the employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $500,000 (50,000 shares) of common stock in all categories of the offering combined;

(iv)

The number of shares of common stock that an existing Old Cullman public stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing Old Cullman common stock, may not exceed 9.9% of the shares of common stock of New Cullman to be issued and outstanding at the completion of the conversion and offering; and

(v)

The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Cullman Savings Bank and their associates, in the aggregate, when combined with shares of common stock of New Cullman issued in exchange for existing shares of Old Cullman, may not exceed 29% of the total shares issued in the conversion.

Depending upon market or financial conditions, our board of directors, with regulatory approval and without further approval of members of Cullman Savings Bank, MHC and stockholders of Old Cullman, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of shares of common stock and who indicated on their stock order forms a desire to be resolicited in the event of an increase will be given the opportunity to increase their orders up to the then applicable revised limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders. If the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering may not exceed in the aggregate 10% of the total shares sold in the offering.

If the offering range is increased to up to 4,311,181 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(i)

to fill the subscriptions of our tax-qualified employee benefit plans, specifically our employee stock ownership plan, for up to 10% of the total number of shares of common stock issued in the offering and to the charitable foundation;

(ii)

if there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfilled subscriptions of these subscribers according to their respective priorities; and

(iii)

to fill unfilled subscriptions in the community offering, with preference given first to natural persons (including trusts of natural persons) residing in Cullman County, Alabama and then to members of the general public.

The term “associate” of a person means:

(i)

any corporation or organization (other than Cullman Savings Bank, New Cullman, Old Cullman or Cullman Savings Bank, MHC or a majority-owned subsidiary of any of those entities) of which the person is a senior officer, partner or, directly or indirectly, 10% beneficial stockholder;

(ii)

any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(iii)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Old Cullman or Cullman Savings Bank.

The term “acting in concert” means:

(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)

a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” We may presume that certain persons are acting in concert based upon, among other things, joint account relationships or the fact that persons share a common address (whether or not related by blood or marriage) or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to Old Cullman or other companies. Our directors are not treated as associates of each other solely because of their membership on the board of directors.

Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of New Cullman or Cullman Savings Bank and except as described below. Any purchases made by any associate of New Cullman or Cullman Savings Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of New Cullman.”

Plan of Distribution; Selling Agent and Underwriter Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Raymond James, which is a broker-dealer registered with the Financial Industry Regulatory Authority. Raymond James will assist us on a best efforts basis in the subscription and community offerings by providing the following services:

•	assisting us in assessing the financial and securities market implications of the plan of conversion;

•	assisting us in structuring and in communicating the terms of the plan of conversion and the offering;

•

assisting us in the preparation of documents related to the execution of the plan of conversion, including the prospectus, stock order and certification form and all marketing materials (it being understood that the preparation and filing of any and all such documents is the responsibility of us and our counsel);

•

assisting us in analyzing proposals from outside vendors (to be engaged at our sole expense) in connection with execution of the plan of conversion, including, but not limited to, appraisers, business plan consultants, financial printers, registrar/transfer agents, and proxy solicitors, as needed;

•	assisting us in scheduling and preparing for meetings with potential investors and/or other broker-dealers related to the offering, as necessary;

•	establishing a Stock Information Center, which will provide a toll-free hotline to assist with investor inquiries;

•	assisting in the training of our personnel for interaction with customers during the offering and proxy solicitation period; and

•	providing such other financial advisory and investment banking services in connection with the offering as may be agreed upon by Raymond James and us.

For these services, Raymond James has received a non-refundable management fee of $30,000 and will receive at the closing of the offering a success fee equal to the greater of (i) $250,000 or (ii) 1.00% of the aggregate dollar amount of shares of common stock sold in the subscription and community offerings, excluding shares purchased by or on behalf of: shares sold to our officers, directors, and employees (“Insiders”) or the “Immediate Family” of such persons or to qualified and non-qualified employee benefit plans, or to trusts of Insiders or their Immediate Family, or to any charitable foundation established in connection with the conversion. For purposes of determining shares purchased by Insiders, “Immediate Family” includes the spouse, parents, siblings and children of the Insiders who live in the same house as the Insiders. The management fee, to the extent actually paid at or before closing, will be credited against the success fee.

Syndicated Community Offering. If shares of common stock are sold in a syndicated community offering, we will pay a fee of 6.00% of the aggregate dollar amount of common stock sold in the syndicated community offering to Raymond James and any other broker-dealers included in the syndicated community offering.

Expenses. Raymond James also will be reimbursed for reasonable out-of-pocket expenses, not to exceed $25,000, and fees and expenses of its legal counsel not to exceed $75,000. Such out-of-pocket expenses and legal fees and expenses may each be increased up to an additional $10,000 in the event unusual circumstances arise or a delay or resolicitation occurs. Regardless of whether the offering occurs, Raymond James will receive reimbursement of its reasonable out-of-pocket expenses. We have separately agreed to pay Raymond James up to $25,000 in fees for records agent services, as described below.

Records Agent Services

We have also engaged Raymond James as stock information center manager in connection with the conversion and the subscription and community offerings. In its role as stock information center manager, Raymond James will assist us by:

Customer File Processing

•	processing our customer account records for each record date required by the plan of conversion;

•	consolidating eligible customer accounts by ownership and creating a central file for determination of subscription and voting rights;

•	reporting of customers by state (support for any required state “blue sky” filings);

•	identifying subscription priorities;

•	calculating member votes; and

•	sorting and grouping of customer records and coordination with our financial printer for all required subscriber and member mailings.

Stock Order Processing

•	processing stock order forms received at the Stock Information Center;

•	daily and ad-hoc status reporting to our management;

•	mailing order acknowledgment letters to subscribers;

•	allocating shares to qualifying subscribers if the offering is oversubscribed;

•	producing new stockholders list and other final subscription reports (account withdrawals, all orders received, etc.);

•	coordinating with our transfer agent for stock issuance; and

•

calculating and reporting subscriber interest and refund amounts with necessary supporting files to enable us or our transfer agent to generate required interest/refund checks and relevant tax reporting.

Member Proxy Vote Processing

•	tabulating and reporting member proxy votes received;

•	proxy target group identification and reporting to assist with solicitation efforts;

•	proxy reminder mailings as needed;

•	assisting us with member telephone solicitation efforts if requested;

•	coordinating with our proxy solicitor, if needed;

•	adjusting member votes as required for accounts closed prior to the special meeting; and

•	acting as or supporting the inspector of election for the special meeting of members, if requested, and the vote is not contested.

Raymond James will receive fees of $25,000 for these services, of which $15,000 has been paid as of the date of this proxy statement/prospectus.

Indemnity

We will indemnify Raymond James against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as well as certain other claims and litigation arising out of Raymond James’s engagement with respect to the conversion.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Cullman Savings Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Raymond James. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Expiration Date. The subscription and community offerings will expire at 4:30 p.m., Central Time, on June 17, 2021, unless we extend one or both for up to 45 days, with the approval of Federal Reserve Board, if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond August 2, 2021 would require the Federal Reserve Board’s approval. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.13% per annum, or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.13% per annum, for funds received in the subscription and community offerings. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

To ensure each purchaser receives a prospectus at least 48 hours before the June 17, 2021 expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days before the expiration date or hand delivered any later than two days before the expiration date. Execution of a stock order form will confirm receipt of delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only with a prospectus.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.13% per annum, from the date of receipt as described above.

Use of Order Forms in the Subscription and Community Offerings. To purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) on or before 4:30 p.m., Central Time, on June 17, 2021. We are not required to accept stock order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your stock order form and payment by overnight delivery to the address listed on the stock order form (recommended) or by regular mail using the stock order reply envelope provided. You may also hand-deliver stock order forms to the Stock Information Center, which is located at 307 Fourth Street SW, Cullman, Alabama. The Stock Information Center is open Monday through Friday between 8:30 a.m. and 4:30 p.m., Central Time, and will be closed on bank holidays. Hand-delivered stock order forms will be accepted only at this location. We will not accept stock order forms at Cullman Savings Bank’s offices. Do not mail stock order forms to Cullman Savings Bank’s offices.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the offering. If you are ordering shares in the offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Cullman Savings Bank, the Federal Deposit Insurance Corporation or the federal government, and that you received a copy of the prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(i)	personal check, bank check or money order, made payable to Cullman Bancorp, Inc. Do not remit cash; or

(ii)	authorization of withdrawal of available funds from your Cullman Savings Bank deposit account(s).

Appropriate means for designating withdrawals from deposit account(s) at Cullman Savings Bank are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current statement savings rate after the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at Cullman Savings Bank and will earn interest at 0.13% per annum from the date payment is processed until the offering is completed or terminated.

You may not remit cash, any type of third-party checks (including those payable to you and endorsed over to New Cullman) or a Cullman Savings Bank line of credit check. You may not designate on your stock order form direct withdrawal from a retirement account at Cullman Savings Bank. See “—Using Individual Retirement Account Funds.” Additionally, you may not designate on your stock order form a direct withdrawal from Cullman Savings Bank deposit accounts with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal from an account with check-writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from the specified account(s). If permitted by the Federal Reserve Board, in the event we resolicit persons who subscribed for the maximum purchase amount, as described above in “—Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. Wire transfers will not otherwise be accepted, except as described below.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by August 2, 2021. If the subscription and community offerings are extended past August 2, 2021, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.13% per annum, or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

Regulations prohibit Cullman Savings Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time before 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or New Cullman to lend to the employee stock ownership plan the necessary amount to fund the purchase. In addition, if our 401(k) plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering.

Using Individual Retirement Account Funds. If you are interested in using funds in your IRA at Cullman Savings Bank or other retirement account to purchase shares of common stock in the offering, you must do so through an account offered by a custodian that can hold common stock. By regulation, Cullman Savings Bank’s IRAs are not capable of holding common stock. Therefore, if you wish to use funds that are currently in an IRA held at Cullman Savings Bank, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Cullman Savings Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks before the June 17, 2021 offering deadline. You may select the independent trustee or custodian of your choice. However, processing these transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held or the independent trustee or custodian you select. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A book entry statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of completion of the conversion and offering or the next business day. Until a statement reflecting your ownership of shares of common stock is available and delivered to you, you may not be able to sell the shares of common stock that you purchased, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished.

In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:

(i)	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

(ii)

the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

(iii)	such registration or qualification would be impracticable for reasons of cost or otherwise.

Exchange of Existing Stockholders’ Stock Certificates

The conversion of existing outstanding shares of Old Cullman common stock into the right to receive shares of New Cullman common stock will occur automatically at the completion of the conversion. As soon as practicable after the completion of the conversion, our exchange agent will send a transmittal form to each public stockholder of Old Cullman who holds physical stock certificates. The transmittal form will contain instructions on how to surrender certificates evidencing Old Cullman common stock in exchange for shares of New Cullman common stock in book entry form, to be held electronically on the books of our transfer agent. New Cullman will not issue stock certificates. We expect that a statement reflecting your ownership of shares of common stock of New Cullman common stock will be distributed within five business days after the exchange agent receives properly executed transmittal forms, Old Cullman stock certificates and other required documents. Shares held by public stockholders in street name (such as in a brokerage account) or electronically with our transfer agent in “book entry”

form will be exchanged automatically upon the completion of the conversion; no transmittal forms will be mailed relating to these shares.

No fractional shares of New Cullman common stock will be issued to any public stockholder of Old Cullman when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 offering purchase price per share. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of the transmittal forms and the surrendered Old Cullman stock certificates. If your shares of common stock are held in street name, you will automatically receive cash in lieu of fractional shares in your account.

Do not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions. After the conversion, stockholders will not receive shares of New Cullman common stock and will not be paid dividends on the shares of New Cullman common stock until existing certificates representing shares of Old Cullman common stock are surrendered for exchange in compliance with the terms of the transmittal form. When stockholders surrender their certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate that represents shares of Old Cullman common stock outstanding at the effective date of the conversion will be considered to evidence ownership of shares of New Cullman common stock into which those shares have been converted by virtue of the conversion.

If a certificate for Old Cullman common stock has been lost, stolen or destroyed, our exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of the certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the stockholder’s expense.

All shares of New Cullman common stock that we issue in exchange for existing shares of Old Cullman common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date before the effective date of the conversion that may have been declared by us on or before the effective date, and which remain unpaid at the effective date.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you cannot add the names of others for joint or beneficial stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you. Doing so may jeopardize your subscription rights. You may only add those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all deposit accounts you held at your date of eligibility, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center. The telephone number is (888) 317-2811. The Stock Information Center is open Monday through Friday between 8:30 a.m. and 4:30 p.m., Central time. The Stock Information Center will be closed on bank holidays.

Liquidation Rights

Liquidation Before the Conversion. In the unlikely event that Cullman Savings Bank, MHC is liquidated before the conversion, all claims of creditors of Cullman Savings Bank, MHC would be paid first. Thereafter, if there were any assets of Cullman Savings Bank, MHC remaining, these assets would first be distributed to depositors of Cullman Savings Bank pro rata based on the value of their accounts at Cullman Savings Bank.

Liquidation Following the Conversion. The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by New Cullman for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to (i) Cullman Savings Bank, MHC’s ownership interest in Old Cullman’s total stockholders’ equity as of the date of the latest statement of financial condition contained in the prospectus plus (ii) the value of the net assets of Cullman Savings Bank, MHC as of the date of the latest statement of financial condition of Cullman Savings Bank, MHC before the consummation of the conversion (excluding its ownership of Old Cullman). The plan of conversion also provides for the establishment of a parallel liquidation account in Cullman Savings Bank to support the New Cullman liquidation account if New Cullman does not have sufficient assets to fund its obligations under the New Cullman liquidation account.

In the unlikely event that Cullman Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first. However, except with respect to the liquidation account to be established in New Cullman, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of Cullman Savings Bank or New Cullman above that amount.

The liquidation account established by New Cullman is intended to provide qualifying depositors of Cullman Savings Bank with a liquidation interest (exchanged for the liquidation interests such persons had in Cullman Savings Bank, MHC) after the conversion in the event of a complete liquidation of New Cullman and Cullman Savings Bank or a liquidation solely of Cullman Savings Bank. Specifically, in the unlikely event that either (i) Cullman Savings Bank or (ii) New Cullman and Cullman Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to depositors as of the close of business on January 31, 2020 and March 31, 2021 of their interests in the liquidation account maintained by New Cullman. Also, in a complete liquidation of both entities, or of Cullman Savings Bank only, when New Cullman has insufficient assets (other than the stock of Cullman Savings Bank) to fund the liquidation account distribution owed to Eligible Account Holders and Supplemental Eligible Account Holders, and Cullman Savings Bank has positive net worth, then Cullman Savings Bank shall immediately make a distribution to fund New Cullman’s remaining obligations under the liquidation account. In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by New Cullman as adjusted periodically pursuant to the plan of conversion and federal regulations. If New Cullman is completely liquidated or sold apart from a sale or liquidation of Cullman Savings Bank, then the New Cullman liquidation account will cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the Cullman Savings Bank liquidation account, subject to the same rights and terms as the New Cullman liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board, New Cullman will transfer, or, upon the prior written approval of the Federal Reserve

Board, may transfer the liquidation account and the depositors’ interests in such account to Cullman Savings Bank and the liquidation account shall thereupon be subsumed into the liquidation account of Cullman Savings Bank.

Under the rules and regulations of the Federal Reserve Board, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which New Cullman or Cullman Savings Bank is not the surviving institution, would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution or company.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro-rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Cullman Savings Bank as of the close of business on January 31, 2020 or March 31, 2021, respectively, equal to the proportion that the balance of such account holder’s deposit account at the close of business on January 31, 2020 or March 31, 2021, respectively, bears to the balance of all deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders in Cullman Savings Bank on such dates.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account at the close of business on January 31, 2020 or March 31, 2021, or any other annual closing date, then the liquidation account as well as the interest in the liquidation account relating to such deposit account will be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositors. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to stockholders.

Material Income Tax Consequences

Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to the federal and state income tax consequences of the conversion to Cullman Savings Bank, MHC, Old Cullman, Cullman Savings Bank, New Cullman, Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members. Unlike private letter rulings, an opinion of counsel or a tax advisor is not binding on the Internal Revenue Service or any state taxing authority, and those authorities may disagree with the opinion. In the event of a disagreement, there can be no assurance that New Cullman or Cullman Savings Bank would prevail in a judicial proceeding.

Cullman Savings Bank, MHC, Old Cullman, Cullman Savings Bank and New Cullman have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the conversion, which include the following:

1.	The merger of Cullman Savings Bank, MHC with and into Old Cullman will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.

The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in Cullman Savings Bank, MHC for liquidation interests in Old Cullman will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.

None of Cullman Savings Bank, MHC, Old Cullman, Eligible Account Holders nor Supplemental Eligible Account Holders will recognize any gain or loss on the transfer of the assets of Cullman Savings Bank, MHC to Old Cullman and the assumption by Old Cullman of Cullman Savings Bank, MHC’s liabilities, if any, in constructive exchange for liquidation interests in Old Cullman.

4.

The basis of the assets of Cullman Savings Bank, MHC and the holding period of the assets to be received by Old Cullman will be the same as the basis and holding period of such assets in Cullman Savings Bank, MHC immediately before the exchange.

5.

The merger of Old Cullman with and into New Cullman will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and, therefore, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. Neither Old Cullman nor New Cullman will recognize gain or loss as a result of such merger.

6.

The basis of the assets of Old Cullman and the holding period of such assets to be received by New Cullman will be the same as the basis and holding period of such assets in Old Cullman immediately before the exchange.

7.

Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Old Cullman for interests in the liquidation account in New Cullman.

8.

The exchange by the Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation interests that they constructively received in Old Cullman for interests in the liquidation account established in New Cullman will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

9.

Each stockholder’s aggregate basis in shares of New Cullman common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of Old Cullman common stock surrendered in the exchange.

10.

Each stockholder’s holding period in its New Cullman common stock received in the exchange will include the period during which the Old Cullman common stock surrendered was held, provided that the Old Cullman common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

11.

Except with respect to cash received in lieu of fractional shares, current stockholders of Old Cullman will not recognize any gain or loss upon their exchange of Old Cullman common stock for New Cullman common stock.

12.

Cash received by any current stockholder of Old Cullman in lieu of a fractional share interest in shares of New Cullman common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of New Cullman common stock, which the stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

13.

It is more likely than not that the fair market value of the nontransferable subscription rights to purchase New Cullman common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of New Cullman common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

14.	It is more likely than not that at the effective date of the conversion the fair market value of the benefit provided by the liquidation account of Cullman Savings Bank supporting the payment of the New Cullman liquidation account in the event either Cullman Savings Bank (or New Cullman and Cullman Savings Bank) were to liquidate after the conversion (including a liquidation of Cullman Savings Bank or Cullman Savings Bank and New Cullman following a purchase and assumption transaction with a credit union) when New Cullman lacks sufficient net assets to pay the liquidation account distribution due is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Cullman Savings Bank liquidation account as of the effective date of the conversion.

15.

It is more likely than not that the basis of the shares of New Cullman common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the New Cullman common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.

16.	No gain or loss will be recognized by New Cullman on the receipt of money in exchange for New Cullman common stock sold in the offering.

We believe that the tax opinions summarized above address the material federal income tax consequences that are generally applicable to Cullman Savings Bank, MHC, Old Cullman, Cullman Savings Bank, New Cullman, persons receiving subscription rights, and stockholders of Old Cullman. With respect to items 13 and 15 above, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Luse Gorman, PC further noted that Keller & Company, Inc. has issued a letter that the subscription rights have no ascertainable fair market value. Luse Gorman, PC also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on the distribution of such rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences if subscription rights are deemed to have an ascertainable value.

The opinion as to item 14 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to liquidation of a solvent bank and/or holding company (other than as set forth below); (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Cullman Savings Bank are reduced; (iv) holders of an interest in a liquidation account have received payments of their interests in very few instances (out of hundreds of transactions involving mergers, acquisitions and the purchase of assets and assumption of liabilities of holding companies and subsidiary banks) and these instances involved the purchase and assumption of a bank’s assets by a credit union; and (v) the Cullman Savings Bank liquidation account payment obligation arises only if New Cullman lacks sufficient assets to fund the liquidation account or if Cullman Savings Bank (or Cullman Savings Bank and New Cullman) enters into a transaction to transfer Cullman Savings Bank’s assets and liabilities to a credit union.

In addition, we have received a letter from Keller & Company, Inc. stating its belief that the benefit provided by the Cullman Savings Bank liquidation account supporting the payment of the liquidation account if (i) New Cullman lacks sufficient net assets or (ii) Cullman Savings Bank (or Cullman Savings Bank and New Cullman) enters into a transaction to transfer Cullman Savings Bank’s assets and liabilities to a credit union, does not have any economic value at the time of the conversion. Based on the foregoing, Luse Gorman, PC believes it is more likely than not that such rights in the Cullman Savings Bank liquidation account have no value. If such rights are subsequently found to have an economic value as of the effective time of the conversion, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

The opinion of Luse Gorman, PC, unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed conversion and stock offering, but those rulings may not be cited as precedent by any taxpayer other than the taxpayer to whom a ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We have also received an opinion from Taylor Vise Brown & King, LLC that the Alabama income tax consequences are consistent with the federal income tax consequences.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to New Cullman’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

All shares of common stock purchased in the offering by a director or certain officers of Cullman Savings Bank, Old Cullman, New Cullman or Cullman Savings Bank, MHC generally may not be sold for a period of one year following the closing of the conversion, except if the individual dies. Restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of New Cullman also will be restricted by the insider trading rules under the Securities Exchange Act of 1934, as amended.

Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the conversion, may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any stock option or restricted stock plans.

PROPOSAL 2 — APPROVAL OF THE CONTRIBUTION TO THE CULLMAN FOUNDATION

General

In furtherance of our commitment to our local community, the plan of conversion provides that we will make a contribution of up to 148,120 shares of common stock and $100,000 in cash contribution to The Cullman Foundation, a non-stock, nonprofit Delaware corporation, that we are establishing in connection with the offering.

By further enhancing our visibility and reputation in our local community, we believe that the contribution to the charitable foundation will enhance the long-term value of our community banking franchise. The offering presents us with a unique opportunity to provide a substantial and continuing benefit to our communities through the charitable foundation.

Purpose of the Charitable Foundation

The purpose of the charitable foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. The charitable foundation is dedicated completely to community activities and the promotion of charitable causes. In addition, the charitable foundation will maintain close ties with Cullman Savings Bank, thereby forming a partnership within the communities in which we operate. The foundation will also support our ongoing obligations to the community under the Community Reinvestment Act.

Contributing shares of our common stock the charitable foundation is also intended to allow our communities to share in our potential growth and success after the offering is completed because the charitable foundation will benefit directly from any increases in the value of our common stock.

Structure of the Charitable Foundation

The charitable foundation is incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of the charitable foundation provides that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The charitable foundation’s certificate of incorporation also provides that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The board of directors of the charitable foundation is responsible for establishing the foundation’s grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of the charitable foundation are at all times bound by their fiduciary duty to advance the foundation’s charitable goals, protect its assets and to act in a manner consistent with the charitable purposes for which the foundation was established. The directors of the charitable foundation are also responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, as required by Federal Reserve Board’s regulations, all shares of our common stock held by the charitable foundation are voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

Initially, the board of directors of the charitable foundation will consist of three members, who will be Dr. Paul Bussman, who is currently a director of Old Cullman and Cullman Savings Bank, T’aira Ugarkovich, who is currently an Executive Vice President of Cullman Savings Bank, and Dr. William F. Peinhardt, who is a former director of Old Cullman and Cullman Savings Bank. We may increase the size of the board of directors of the charitable foundation in the future.

The board of directors of the charitable foundation appoints officers and employees as necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve Board’s regulations governing transactions between Cullman Savings Bank and the charitable foundation.

The charitable foundation will receive working capital from our cash contribution and receives, with respect to the shares of our common stock that it owns:

(i)	any dividends that may be paid on our shares of common stock in the future;

(ii)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(iii)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. The Cullman Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as The Cullman Foundation files its application for tax-exempt status within 27 months after the date it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the charitable foundation is required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

New Cullman, Old Cullman, Cullman Savings Bank, MHC and Cullman Savings Bank are authorized by law to make charitable contributions. We believe that the offering presents a unique opportunity to make a contribution to the charitable foundation given the substantial amount of additional capital being raised. See “Capitalization” and “Historical and Pro Forma Regulatory Capital Compliance.”

We believe that our contribution to the charitable foundation should not constitute an act of self-dealing and that we should be entitled to a federal tax deduction in the same amount at the time of the contribution. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual pre-tax income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the six-year period following the contribution to the foundation. We estimate that all of the contribution should be deductible for federal tax purposes over a six-year period.    However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. In such event, our contribution to The Cullman Foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any decision to make additional contributions to the charitable foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the charitable foundation.

As a private foundation, earnings and gains, if any, from the sale of our common stock or other assets by the charitable foundation are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2%, although we may qualify for the lower 1% special rate. The charitable foundation is required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The charitable foundation is required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Foundation

Federal Reserve Board regulations require that the directors who serve on the charitable foundation’s board cannot participate in our board’s discussions concerning contributions to the charitable foundation, and cannot vote on the matter.

Federal Reserve Board regulations provide that the Federal Reserve Board will generally not object if a well-capitalized bank contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in a stock offering. Cullman Savings Bank qualifies as a well-capitalized savings bank for purposes of this limitation, and the contribution to the charitable foundation will not exceed this limitation.

Federal Reserve Board regulations impose the following requirements on the charitable foundation:

•	the charitable foundation’s primary purpose must be to serve and make grants in our local community;

•	the Federal Reserve Board may examine the charitable foundation at the charitable foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by the Federal Reserve Board;

•	the charitable foundation must provide annually to the Federal Reserve Board a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

The board of directors recommends that you vote “FOR” the approval of the contribution to The Cullman Foundation.

PROPOSAL 3 — ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve the plan of conversion and/or the contribution to the charitable foundation at the time of the special meeting, the proposals may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Old Cullman at the time of the special meeting to be voted for an adjournment, if necessary, Old Cullman has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The board of directors of Old Cullman recommends that stockholders vote “FOR” approval of the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to stockholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

The board of directors unanimously recommends that you vote “FOR” approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the plan of conversion and/or the contribution to The Cullman Foundation.

PROPOSALS 4 THROUGH 6 — INFORMATIONAL PROPOSALS RELATING TO THE ARTICLES OF INCORPORATION OF NEW CULLMAN

By their approval of the plan of conversion as set forth in Proposal 1, the board of directors of Old Cullman has approved each of the informational proposals numbered 4 through 6, each of which relate to provisions included in the articles of incorporation of New Cullman. Each of these informational proposals is discussed in more detail below.

As a result of the conversion, the public stockholders of Old Cullman, whose rights are presently governed by the charter and bylaws of Old Cullman, will become stockholders of New Cullman, whose rights will be governed by the articles of incorporation and bylaws of New Cullman. The following informational proposals address the material differences between the governing documents of the two companies. This discussion is qualified in its entirety by reference to the charter and bylaws of Old Cullman and the articles of incorporation and bylaws of New Cullman. See “Where You Can Find Additional Information” for procedures for obtaining a copy of those documents.

The provisions of New Cullman’s articles of incorporation that are summarized as informational proposals 4 through 6 were approved as part of the process in which the board of directors of Old Cullman approved the plan of conversion. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. Old Cullman’s stockholders are not being asked to approve these informational proposals at the special meeting. While we are asking you to vote with respect to each of the informational proposals set forth below, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of New Cullman’s articles of incorporation and bylaws that are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of New Cullman, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Informational Proposal 4—Approval of a Provision in New Cullman’s Articles of Incorporation Requiring a Super-Majority Vote to Amend Certain Provisions of the Articles of Incorporation of New Cullman. No amendment of the charter of Old Cullman may be made unless it is first proposed by the board of directors, then preliminarily approved by the Federal Reserve Board, and thereafter approved by a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of New Cullman generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C, D, E or F of Article Fifth (Preferred Stock, Restrictions on Voting Rights of the Corporation’s Equity Securities, Majority Vote and Quorum), Article 7 (Directors), Article 8 (Bylaws), Article 9 (Evaluation of Certain Offers), Article 10 (Indemnification, etc. of Directors and Officers), Article 11 (Limitation of Liability), Article 12 (Selection of Forum) and Article 13 (Amendment of the Articles of Incorporation) must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the stockholders to increase or decrease the aggregate number of shares of capital stock.

These limitations on amendments to specified provisions of New Cullman’s articles of incorporation are intended to ensure that the referenced provisions are not limited or changed upon a simple majority vote. While this limits the ability of stockholders to amend those provisions, Cullman Savings Bank, MHC, as a 57.3% stockholder, currently can effectively block any stockholder proposed change to the charter.

The requirement of a super-majority stockholder vote to amend specified provisions of New Cullman’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through amendments to the articles of incorporation is an important element of the takeover strategy of the potential acquirer. The board of directors believes that the provisions limiting certain amendments to the articles of incorporation will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of New Cullman and the fundamental rights of its stockholders, and to preserve the ability of all stockholders to have an effective voice in the outcome of such matters.

The board of directors recommends that you vote “FOR” approval of a provision in New Cullman’s articles of incorporation requiring a super-majority vote to approve certain amendments to New Cullman’s articles of incorporation.

Informational Proposal 5—Approval of a Provision in New Cullman’s Articles of Incorporation Requiring a Super-Majority Vote of Stockholders to Approve Stockholder Proposed Amendments to New Cullman’s Bylaws. An amendment to Old Cullman’s bylaws proposed by stockholders must be approved by the majority of the total votes cast at a legal meeting subject to applicable approval by the Federal Reserve Board. The articles of incorporation of New Cullman provides that stockholders may only amend the bylaws if such proposal is approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote.

The requirement of a super-majority stockholder vote to amend the bylaws of New Cullman is intended to ensure that the bylaws are not limited or changed upon a simple majority vote of stockholders. While this limits the ability of stockholders to amend the bylaws, Cullman Savings Bank, MHC, as a 57.3% stockholder, currently can effectively block any stockholder proposed change to the bylaws. Also, the board of directors of both Old Cullman and New Cullman may by a majority vote amend either company’s bylaws.

This provision in New Cullman’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through amendments to the bylaws is an important element of the takeover strategy of the potential acquirer. The board of directors believes that the provision limiting amendments to the bylaws will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of New Cullman and the fundamental rights of its stockholders, and to preserve the ability of all stockholders to have an effective voice in the outcome of such matters.

The board of directors unanimously recommends that you vote “FOR” approval of the provision in New Cullman’s articles of incorporation requiring a super-majority vote of stockholders to approve stockholder proposed amendments to New Cullman’s bylaws.

Informational Proposal 6—Approval of a Provision in New Cullman’s Articles of Incorporation to Limit the Voting Rights of Shares Beneficially Owned in Excess of 10% of New Cullman’s Outstanding Voting Stock. The articles of incorporation of New Cullman provide that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of stockholders entitled or permitted to vote on any matter, be entitled or permitted to vote in respect of the shares held in excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (i) have the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options and (ii) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, and that are not otherwise beneficially, or deemed by New Cullman to be beneficially, owned by such person and his or her affiliates).

The foregoing restriction does not apply to any employee benefit plans of New Cullman or any subsidiary or a trustee of a plan.

The provision in New Cullman’s articles of incorporation limiting the voting rights of beneficial owners of more than 10% of New Cullman’s outstanding voting stock is intended to limit the ability of any person to acquire a significant number of shares of New Cullman common stock and thereby gain sufficient voting control so as to cause New Cullman to effect a transaction that may not be in the best interests of New Cullman and its stockholders generally. This provision will not prevent a stockholder from seeking to acquire a controlling interest in New Cullman, but it will prevent a stockholder from voting more than 10% of the outstanding shares of common stock unless that stockholder has first persuaded the board of directors of the merits of the course of action proposed by the stockholder. The board of directors of New Cullman believes that fundamental transactions generally should be first considered and approved by the board of directors as it generally believes that it is in the best position to make an initial assessment of the merits of any such transactions and that its ability to make the initial assessment could be impeded if a single stockholder could acquire a sufficiently large voting interest so as to control a stockholder vote on any given proposal. This provision in New Cullman’s articles of incorporation makes an acquisition, merger or other similar corporate transaction less likely to occur, even if such transaction is supported by most stockholders, because it can prevent a holder of shares in excess of the 10% limit from voting the excess shares in favor of the transaction. Thus, it may be deemed to have an anti-takeover effect.

The board of directors recommends that you vote “FOR” the approval of a provision in New Cullman’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of New Cullman’s outstanding voting stock.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary information presented below at each date or for each of the years presented is derived in part from the consolidated financial statements of Old Cullman. The information at and for the years ended December 31, 2020 and 2019 was derived from the audited consolidated financial statements of Old Cullman included elsewhere in this proxy statement/prospectus. The information at and for the years ended December 31, 2018, 2017 and 2016 was derived in part from the audited consolidated financial statements of Old Cullman that are not included in this proxy statement/prospectus. The following information is only a summary, and should be read in conjunction with the consolidated financial statements and related notes of Old Cullman beginning on page F-1 of this proxy statement/prospectus.

	At December 31,
	2020	2019	2018	2017	2016
	(In thousands)
Selected Financial Condition Data:
Total assets	$331,396	$298,055	$293,392	$284,093	$274,041
Securities available for sale	18,875	23,544	22,920	23,747	22,764
Loans held for sale	173	—	135	690	485
Loans receivable, net	231,799	248,785	242,920	221,348	221,972
Premises and equipment, net	8,576	8,538	8,638	9,967	10,290
Foreclosed real estate	434	386	129	823	1,015
Federal Home Loan Bank stock, at cost	2,541	2,452	2,337	2,328	2,514
Bank owned life insurance	5,657	5,506	5,355	5,206	5,057
Deposits	216,963	188,888	189,950	184,266	169,648
Borrowings	53,500	51,500	49,000	49,000	54,000
Shareholders’ equity	56,875	53,395	50,689	46,815	46,590

	For the Years Ended December 31,
	2020	2019	2018	2017	2016
	(In thousands)
Selected Operating Data:
Interest income	$14,172	$14,332	$13,673	$12,711	$12,075
Interest expense	2,867	3,118	2,508	2,387	2,194

Net interest income	11,305	11,214	11,165	10,324	9,881
Provision for loan losses	152	55	83	—	294

Net interest income after provision for loan losses	11,153	11,159	11,082	10,324	9,587
Noninterest income	1,449	1,456	1,647	1,574	1,524
Noninterest expense	8,099	7,863	7,844	7,531	6,939

Income before income tax expense	4,503	4,752	4,885	4,367	4,172
Income tax expense	957	1,018	1,046	1,787	1,437

Net income	$3,546	$3,734	$3,839	$2,580	$2,735
Earnings per share - basic	$1.49	$1.57	$1.62	$1.08	$1.15
Earnings per share - diluted	$1.49	$1.56	$1.62	$1.08	$1.13

	At or For the Years Ended December 31,
	2020		2019	2018	2017	2016

Performance Ratios:
Return on average assets	1.13%		1.26%	1.33%	0.92%	1.06%
Return on average equity	6.43%		7.17%	7.87%	5.52%	6.03%
Interest rate spread (1)	3.54%		3.74%	4.06%	3.92%	4.05%
Net interest margin (2)	3.75%		3.98%	4.16%	4.01%	4.15%
Noninterest expense to average assets	2.57%		2.66%	2.72%	2.70%	2.68%
Efficiency ratio (3)	64.27%		62.33%	61.62%	63.30%	62.45%
Average interest-earning assets to average interest-bearing liabilities	1.22x		1.22x	1.10x	1.10x	1.11x

Capital Ratios:
Average equity to average assets	17.52%		17.60%	16.88%	16.74%	17.52%
Total capital to risk-weighted assets (4)	N/A	(4)	22.40%	21.55%	22.21%	20.77%
Tier 1 capital to risk-weighted assets (4)	N/A	(4)	21.41%	20.55%	21.16%	19.71%
Common equity tier 1 capital to risk-weighted assets (4)	N/A	(4)	21.41%	20.55%	21.16%	19.71%
Tier 1 capital to average assets (4)	15.49%		15.86%	15.17%	14.78%	14.44%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	1.01%		0.88%	0.88%	0.93%	0.94%
Allowance for loan losses as a percentage of non-performing loans	1,935.25%		1,642.96%	488.26%	152.77%	108.19%
Net (charge-offs) recoveries to average outstanding loans during the year	0.00%		0.00%	0.00%	0.02%	0.03%
Non-performing loans as a percentage of total loans	0.05%		0.05%	0.17%	0.25%	0.35%
Non-performing loans as a percentage of total assets	0.04%		0.05%	0.15%	0.48%	0.71%
Total non-performing assets as a percentage of total assets	0.17%		0.17%	0.19%	0.77%	1.08%

Other:
Number of offices	4		4	4	4	4
Number of full-time equivalent employees	50		49	45	47	46

(1)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents noninterest expenses divided by the sum of net interest income and noninterest income.
(4)

Ratios are for Cullman Savings Bank. During the year ended December 31, 2020, Cullman Savings Bank elected the “community bank leverage ratio” alternate capital reporting framework. For additional information, see “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

RECENT DEVELOPMENTS

The summary information presented below at each date or for each of the periods presented is derived in part from the consolidated financial statements of Old Cullman. The information at December 31, 2020 was derived from the audited consolidated financial statements of Old Cullman included elsewhere in this proxy statement/prospectus. The information at March 31, 2021 and for the three months ended March 31, 2021 and 2020 is unaudited and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. Such adjustments are the only adjustments included in the interim data. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results of operations for the entire year or any other interim period. The following information is only a summary, and should be read in conjunction with the consolidated financial statements and related notes of Old Cullman beginning on page F-1 of this proxy statement/prospectus.

	At March 31, 2021	At December 31, 2020
	(In thousands)
Selected Financial Condition Data:
Total assets	$ 334,127	$ 331,396
Securities available for sale	20,673	18,875
Loans held for sale	—	173
Loans receivable, net	236,271	231,799
Premises and equipment, net	8,540	8,576
Foreclosed real estate	434	434
Federal Home Loan Bank stock, at cost	1,796	2,541
Bank owned life insurance	5,622	5,657
Deposits	229,791	216,963
Borrowings	43,500	53,500
Shareholders’ equity	56,641	56,875

	For the Three Months Ended March 31,
	2021	2020
	(In thousands)
Selected Operating Data:
Interest income	$3,329	$3,559
Interest expense	424	745

Net interest income	2,905	2,814
Provision for loan losses	—	110

Net interest income after provision for loan losses	2,905	2,704
Noninterest income	362	380
Noninterest expense	2,266	2,080

Income before income tax expense	1,001	1,004
Income tax expense	216	206

Net income	$785	$798

Earnings per share - basic	$0.34	$0.34
Earnings per share - diluted	$0.34	$0.34

	At or For the Three Months Ended March 31,
	2021	2020
Performance Ratios:
Return on average assets (1)	0.96%	1.06%
Return on average equity (1)	5.68%	6.08%
Interest rate spread (2)	3.58%	3.72%
Net interest margin (1)(3)	3.70%	3.94%
Noninterest expense to average assets (1)	2.77%	2.75%
Efficiency ratio (4)	69.36%	67.41%
Average interest-earning assets to average interest-bearing liabilities	1.23x	1.21x

Capital Ratios:
Average equity to average assets	16.92%	17.37%
Tier 1 capital to average assets (5)	17.21%	16.00%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	0.99%	0.93%
Allowance for loan losses as a percentage of non-performing loans	1,012.45%	520.85%
Net (charge-offs) recoveries to average outstanding loans during the period (1)	0.00%	0.00%
Non-performing loans as a percentage of total loans	0.10%	0.18%
Non-performing loans as a percentage of total assets	0.07%	0.14%
Total non-performing assets as a percentage of total assets	0.20%	0.27%

Other:
Number of offices	4	4
Number of full-time equivalent employees	48	49

(1)	Annualized.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents noninterest expenses divided by the sum of net interest income and noninterest income.
(5)

Ratios are for Cullman Savings Bank. During the year ended December 31, 2020, Cullman Savings Bank elected the “community bank leverage ratio” alternate capital reporting framework. For additional information, see “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

Comparison of Financial Condition at March 31, 2021 and December 31, 2020

Total assets increased $2.7 million, or 0.8%, to $334.1 million at March 31, 2021 from $331.4 million at December 31, 2020. The increase was due to increases in loans and securities, partially offset by a decrease in cash and cash equivalents.

Cash and cash equivalents decreased $3.2 million, or 5.3%, to $57.2 million at March 31, 2021 from $60.4 million at December 31, 2020. The decrease was due to our using excess cash to originate loans, purchase securities and reduce borrowings. We regularly review our liquidity position based on alternative uses of available funds as well as market conditions.

Gross loans held for investment increased $4.5 million, or 1.9%, to $238.8 million at March 31, 2021 from $234.3 million at December 31, 2020. The increase was primarily due to an increase in construction loans, which increased $3.9 million, or 70.0%, to $9.4 million at March 31, 2021 from $5.5 million at December 31, 2020. The increase was partially offset by a decrease in PPP loans of $1.9 million, or 36.5%, as such loans continue to be repaid.

Securities available-for-sale increased $1.8 million, or 9.5%, to $20.7 million at March 31, 2021 from $18.9 million at December 31, 2020. We used a portion of the excess cash we received from deposits during the quarter ended March 31, 2021 to invest in securities.

Total deposits increased $12.8 million, or 5.9%, to $229.8 million at March 31, 2021 from $217.0 million at December 31, 2020. We experienced increases in regular savings and other deposits of $5.8 million, or 13.9%, to $47.2 million at March 31, 2021 from $41.4 million at December 31, 2020, and in interest-bearing demand deposits of $4.6 million, or 6.6%, to $74.4 million at March 31, 2021 from $69.8 million at December 31, 2020. The increases reflected customers depositing stimulus funds.

Borrowings decreased $10.0 million, or 18.7%, to $43.5 million of borrowings at March 31, 2021, from $53.5 million at December 31, 2020. We used a portion of the excess cash we received from deposits during the quarter ended March 31, 2021 to decrease our borrowings, and recognized a gain of $104,000 for repaying $10.0 million of borrowings.

Stockholders’ equity decreased $234,000, or 0.4%, to $56.6 million at March 31, 2021 from $56.9 million at December 31, 2020. The decrease was due to a decrease in accumulated other income (unrealized gains on securities available-for-sale) of $298,000 for the three months ended March 31, 2021, partially offset by net income of $785,000 for the three months ended March 31, 2021.

Comparison of Operating Results for the Three Months Ended March 31, 2021 and 2020

General. Net income was $785,000 for the three months ended March 31, 2021, compared to $798,000 for the three months ended March 31, 2020. We experienced an increase in non-interest expense and a decrease in interest income, partially offset by a decrease in interest expense, with the changes in interest income and interest expense primarily due to changes in market interest rates.

Interest Income. Interest income decreased $230,000, or 6.5%, to $3.3 million for the three months ended March 31, 2021 from $3.6 million for the three months ended March 31, 2020. The decrease was due primarily to a decrease in interest income on loans (excluding PPP loans), which is our primary source of interest income. Interest income on loans decreased $506,000, or 15.2%, to $2.8 million for the three months ended March 31, 2021 from $3.3 million for the three months ended March 31, 2020. Our average balance of loans (excluding PPP loans) decreased $20.8 million, or 8.3%, to $229.7 million for the three months ended March 31, 2021 from $250.5 million for the three months ended March 31, 2020. The decrease is due to our decisions to continue to sell longer-term, fixed-rate loans as part of our efforts to manage interest rate risk and allow loan refinancings to run off in the current interest rate environment, and also due to commercial lending slowing due to the COVID-19 pandemic. Our weighted average yield on loans (excluding PPP loans) decreased 40 basis points to 4.93% for the three months ended March 31, 2021 compared to 5.33% for the three months ended March 31, 2020, reflecting decreases in market interest rates. We recognized $358,000 of interest income on PPP loans during the three months ended March 31, 2021, compared to no such income during the three months ended March 31, 2020. As of March 31, 2021, we had an additional $300,000 of interest and fee income on PPP loans to be recognized in future periods.

Interest Expense. Interest expense decreased $321,000, or 43.1%, to $424,000 for the three months ended March 31, 2021 compared to $745,000 for the three months ended March 31, 2020, due to decreases in interest expense on deposits and borrowings.

Interest expense on deposits decreased $178,000, or 36.9%, to $304,000 for the three months ended March 31, 2021 compared to $482,000 for the three months ended March 31, 2020. The decrease was due primarily to a decrease in interest expense on certificates of deposit, which decreased $153,000, or 37.0%, to $260,000 for the three months ended March 31, 2021 from $413,000 for the three months ended March 31, 2020. We experienced decreases in both the average balance of certificates of deposit ($8.3 million, or 8.8%), and rates paid on certificates of deposit (54 basis points, to 1.21%). We have allowed higher-rate certificates of deposit to run off during the current interest rate environment, and rates have decreased due to changes in market interest rates.

Interest expense on borrowings decreased $143,000, or 54.4%, to $120,000 for the three months ended March 31, 2021 compared to $263,000 for the three months ended March 31, 2020.    The average rate we paid on borrowings decreased 100 basis points to 0.93% for the three months ended March 31, 2021 compared to 1.93% for the three months ended March 31, 2020, reflecting decreases in market interest rates. In addition, the average balance of borrowings decreased $3.1 million, or 5.6%, to $51.6 million for the three months ended March 31, 2021 compared to $54.7 million for the three months ended March 31, 2020.

Net Interest Income. Net interest income increased $91,000, or 3.2%, to $2.9 million for the three months ended March 31, 2021 from $2.8 million for the three months ended March 31, 2020, as a result of our interest expense decreasing faster than our interest income. Our interest rate spread decreased 14 basis points to 3.58% for the three months ended March 31, 2021, compared to 3.72% for the three months ended March 31, 2020, while our net interest margin decreased 24 basis points to 3.70% for the three months ended March 31, 2021 compared to 3.94% for the three months ended March 31, 2020.

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the consolidated financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Summary of Significant Accounting Policies” for additional information.

After an evaluation of these factors, we recorded no provision for loan losses for the three months ended March 31, 2021 compared to a provision for loan losses of $110,000 for the three months ended March 31, 2020. Our allowance for loan losses was $2.4 million at March 31, 2021 compared to $2.4 million at December 31, 2020 and $2.3 million at March 31, 2020. The ratio of our allowance for loan losses to total loans was 0.99% at March 31, 2021 compared to 1.01% at December 31, 2020 and 0.93% at March 31, 2020, while the allowance for loan losses to non-performing loans was 1,012.45% at March 31, 2021 compared to 1,935.25% at December 31, 2020 and 520.85% at March 31, 2020. We had $2,000 of charge-offs for the three months ended March 31, 2021 compared to no charge-offs or recoveries during the three months ended March 31, 2020.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at March 31, 2021. However, future changes in the factors we use to calculate the allowance for loan losses, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses.

Non-interest Income. Non-interest income decreased $18,000 to $362,000 for the three months ended March 31, 2021 from $380,000 for the three months ended March 31, 2020. Gain on sale of mortgage loans decreased $52,000, or 44.4%, as we sold $2.0 million of mortgage loans during the three months ended March 31, 2021 compared to $4.0 million of such sales during the three months ended March 31, 2020.

Non-interest Expense. Non-interest expense increased $186,000, or 8.9%, to $2.3 million for the three months ended March 31, 2021 compared to $2.1 million for the three months ended March 31, 2020. The increase was primarily due to an increase in salaries and employee benefits expense of $152,000, or 10.6%, to $1.6 million for the three months ended March 31, 2021 compared to $1.4 million for the three months ended March 31, 2020, due to annual salary increases and rising benefits expense as well as stock-based compensation related to equity grants.

Income Tax Expense. We recognized income tax expense of $216,000 and $206,000 for the three months ended March 31, 2021 and 2020, respectively, resulting in effective rates of 21.6% and 20.5%.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “would,” “should,” “could” or “may,” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	conditions relating to the COVID-19 pandemic, including the severity and duration of the associated economic slowdown either nationally or in our market areas, that are worse than expected;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	competition among depository and other financial institutions;

•

inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments, including our mortgage servicing rights asset, or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make;

•	adverse changes in the securities or secondary mortgage markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third-party providers to perform as expected;

•	a failure or breach of our operational or security systems or infrastructure, including cyberattacks;

•	our ability to manage market risk, credit risk and operational risk;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•

our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we have acquired or may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees;

•	our compensation expense associated with equity allocated or awarded to our employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” beginning on page 21. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $26.2 million and $35.9 million, or $41.5 million if the offering range is increased by 15%.

We intend to use the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of:
	2,770,891 Shares		3,259,872 Shares		3,748,853 Shares		4,311,181 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Gross offering proceeds	$27,709		$32,599		$37,489		$43,112
Less: offering expenses	1,488		1,502		1,547		1,598

Net offering proceeds	$26,221	100.0%	$31,097	100.0%	$35,942	100.0%	$41,514	100.0%

Distribution of net proceeds:
To Cullman Savings Bank	$13,111	50.0%	$15,549	50.0%	$17,971	50.0%	$20,757	50.0%
To fund loan to employee stock ownership plan	$2,293	8.7%	$2,697	8.7%	$3,102	8.6%	$3,567	8.6%
To fund cash contribution to charitable foundation	$100	0.4%	$100	0.3%	$100	0.3%	$100	0.2%
Retained by New Cullman	$10,717	40.9%	$12,751	41.0%	$14,769	41.1%	$17,090	41.2%

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will reduce Cullman Savings Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if all the shares offered were not sold in the subscription and community offerings and instead a portion of the shares were sold in a syndicated community offering.

New Cullman may use the proceeds it retains from the offering:

•	to invest in securities;

•	to repurchase shares of its common stock;

•

to finance the potential acquisition of financial institutions or financial services companies, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

•	to pay cash dividends to stockholders; and

•	for other general corporate purposes.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion. Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund the granting of restricted stock awards (which would require notification to the Federal Reserve Board) or tax-qualified employee stock benefit plans.

Cullman Savings Bank may use the net proceeds it receives from the offering:

•	to fund new loans;

•	to enhance existing products and services, hire additional employees and support growth and the development of new products and services;

•

to expand its banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies as opportunities arise, although we do not currently have any understandings or agreements to acquire a financial institution or other entity;

•	to invest in securities; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities. We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness and availability of potential acquisitions to expand our operations, and overall market conditions. The use of the proceeds may also change depending on our ability to receive regulatory approval to establish new branches or acquire other financial institutions.

We expect our return on equity may be low until we are able to reinvest effectively the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, our return on equity may be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors—Risks Related to the Offering—Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance” and “—Our return on equity may be low following the stock offering. This could negatively affect the trading price of our shares of common stock.”

OUR DIVIDEND POLICY

Old Cullman currently pays an annual dividend of $0.35 per share, which equates to $0.19 per share at the minimum of the offering range and $0.12 at the adjusted maximum of the offering range. Following completion of the stock offering, our board of directors expects to declare annual dividends on our shares of common stock, and will also have the authority to declare quarterly and/or special dividends on our shares of common stock. However, the board’s determination of whether to declare a dividend and the amount of any such dividend is subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No decision has been made with respect to the amount, if any, and timing of any dividend payments. We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future.

New Cullman will not be permitted to pay dividends on its common stock if its stockholders’ equity would be reduced below the amount of the liquidation account established by New Cullman in connection with the conversion. The source of dividends will depend on the net proceeds retained by New Cullman and earnings thereon, and dividends from Cullman Savings Bank. In addition, New Cullman will be subject to state law limitations and federal bank regulatory policy on the payment of dividends. Maryland law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend or if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

After the completion of the conversion, Cullman Savings Bank will not be permitted to pay dividends on its capital stock owned by New Cullman, its sole stockholder, if Cullman Savings Bank’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion. In addition, Cullman Savings Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. Cullman Savings Bank must provide notice to the Federal Reserve Board and file an application with the Office of the Comptroller of the Currency for approval of a capital distribution if the total capital distributions for the applicable calendar year exceed the sum of its net income for that year to date plus its retained net income for the preceding two years, or it would not be at least adequately capitalized following the distribution.

Any payment of dividends by Cullman Savings Bank to New Cullman that would be deemed to be drawn from Cullman Savings Bank’s bad debt reserves established before 1988, if any, would require a payment of taxes at the then-current tax rate by Cullman Savings Bank on the amount of earnings deemed to be removed from the pre-1988 bad debt reserves for such distribution. Cullman Savings Bank does not intend to make any distribution that would create such a federal tax liability.

We intend to file a consolidated federal tax return with Cullman Savings Bank. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal tax purposes. Additionally, during the three-year period following the conversion, we will not be permitted to make any capital distribution to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

Old Cullman’s common stock is currently listed on the Pink Open Market operated by OTC Markets Group under the symbol “CULL.” Upon completion of the conversion, we expect the shares of common stock of New Cullman will replace the existing shares of Old Cullman and trade on the Nasdaq Capital Market under the symbol “CULL.” In order to list our stock on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock. As of May 3, 2021, Old Cullman had seven registered market makers in its common stock.

The following table sets forth the high and low bid prices for shares of Cullman common stock for the periods indicated, as obtained from the Pink Open Market, as well as dividends declared during such periods.

	Price Per Share		Dividends Declared Per Share
	High	Low
Year Ending December 31, 2021
Second quarter (through May 3, 2021)	$ 32.00	$ 31.25	$ —
First quarter	$ 31.50	$ 22.00	$ 0.35

Year Ended December 31, 2020
Fourth quarter	$ 22.15	$ 20.00	$ —
Third quarter	$ 23.50	$ 20.00	$ —
Second quarter	$ 22.25	$ 22.00	$ —
First quarter	$ 28.50	$ 13.00	$ 0.35

Year Ended December 31, 2019
Fourth quarter	$ 27.58	$ 26.25	$ —
Third quarter	$ 26.25	$ 25.65	$ —
Second quarter	$ 26.15	$ 25.51	$ —
First quarter	$ 26.50	$ 25.90	$ 0.35

As of the close of business on May 3, 2021, there were 2,450,408 shares of common stock outstanding, including 1,046,677 publicly held shares (shares held by stockholders other than Cullman Savings Bank, MHC), and approximately 185 stockholders of record.

On March 9, 2021, the business day immediately preceding the public announcement of the conversion, and on May 3, 2021, the closing prices of Old Cullman common stock as reported on the OTC Pink Market were $24.50 per share and $31.50 per share, respectively. On the effective date of the conversion, all publicly held shares of Old Cullman common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of New Cullman common stock determined pursuant to the exchange ratio. See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Share Exchange Ratio for Current Stockholders.” Options to purchase shares of Old Cullman common stock will be converted into options to purchase a number of shares of New Cullman common stock determined pursuant to the exchange ratio, with the same aggregate exercise price. See “Beneficial Ownership of Common Stock.”

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2020, Cullman Savings Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” During the year ended December 31, 2020, Cullman Savings Bank elected the “community bank leverage ratio” alternate capital reporting framework. For additional information, see “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

The table below sets forth the historical equity capital and regulatory capital of Cullman Savings Bank at December 31, 2020, and the pro forma equity capital and regulatory capital of Cullman Savings Bank after giving effect to the sale of shares of common stock at $10.00 per share. The table also compares historical and pro forma capital levels to those required to be considered “well capitalized.” The table assumes that Cullman Savings Bank receives 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Cullman Savings Bank Historical at December 31, 2020		Cullman Savings Bank Pro Forma at December 31, 2020 Based Upon the Sale in the Offering of:
			2,770,891 Shares		3,259,872 Shares		3,748,853 Shares		4,311,181 Shares (1)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity	$51,232	15.5%	$60,904	17.7%	$62,734	18.1%	$64,550	18.6%	$66,639	19.1%

Community bank leverage capital (2)	$50,690	15.5%	$60,362	17.6%	$62,192	18.0%	$64,008	18.4%	$66,097	18.9%
Community bank leverage requirement	26,180	8.0	27,470	8.0	27,655	8.0	27,833	8.0	27,970	8.0

Excess	$24,510	7.5%	$32,892	9.6%	$34,537	10.0%	$36,175	10.4%	$38,127	10.9%

Reconciliation of capital infused into Cullman Savings Bank:
Net proceeds			$13,111		$15,549		$17,971		$20,757
Less: Common stock acquired by stock-based benefit plans			(1,146)		(1,349)		(3,102)		(1,783)
Less: Common stock acquired by employee stock ownership plan			(2,293)		(2,698)		(1,551)		(3,567)

Pro forma increase			$9,672		$11,502		$13,318		$15,407

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Leverage capital levels are shown as a percentage of total average assets.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Old Cullman at December 31, 2020 and the pro forma consolidated capitalization of New Cullman after giving effect to the conversion and offering based upon the assumptions set forth in the “Pro Forma Data” section.

	Old Cullman Historical at	New Cullman Pro Forma at December 31, 2020 Based upon the Sale in the Offering at $10.00 per share of:
	December 31, 2020	2,770,891 Shares	3,259,872 Shares	3,748,853 Shares	4,311,181 Shares (1)
	(Dollars in thousands)
Deposits (2)	$216,963	$216,963	$216,963	$216,963	$216,963
Borrowed funds	53,500	53,500	53,500	53,500	53,500

Total deposits and borrowed funds	$270,463	$270,463	$270,463	$270,463	$270,463

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized (post-conversion) (3)	—	—	—	—	—
Common stock, $0.01 par value, 30,000,000 shares authorized (post-conversion); shares to be issued as reflected (3)(4)	24	48	56	64	74
Additional paid-in capital (3)	6,687	32,492	37,306	42,120	47,654
MHC capital contribution	—	2,634	2,634	2,634	2,634
Retained earnings (5)	49,679	49,679	49,679	49,679	49,679
Accumulated other comprehensive income	542	542	542	542	542
After-tax benefit of contribution to charitable foundation	—	121	156	191	232
Common stock held by employee stock ownership plan (6)	(57)	(2,350)	(2,754)	(3,159)	(3,624)
Common stock to be acquired by stock-based benefit plans (7)	—	(1,146)	(1,349)	(1,551)	(1,783)

Total stockholders’ equity	$56,875	$82,412	$86,716	$90,989	$95,904

Pro Forma Shares Outstanding:
Shares offered for sale	—	2,770,891	3,259,872	3,748,853	4,311,181
Exchange shares issued	—	1,893,909	2,228,128	2,562,347	2,946,699
Shares issued to charitable foundation	—	95,200	112,000	128,800	148,120

Total shares outstanding	—	4,760,000	5,600,000	6,440,000	7,406,000

Total stockholders’ equity as a percentage of total assets	17.16%	23.09%	24.01%	24.90%	25.90%
Tangible equity as a percentage of tangible assets	17.16%	23.09%	24.01%	24.90%	25.90%

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Does not reflect withdrawals from deposit accounts to purchase shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)

Old Cullman currently has 20,000,000 authorized shares of common stock, $0.01 par value per share, and 1,000,000 authorized shares of preferred stock, par value $0.01 per share. On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of New Cullman common stock to be outstanding.

(4)

No effect has been given to the issuance of additional shares of New Cullman common stock pursuant to the exercise of options under one or more stock-based benefit plans. If the plans are implemented within the first year after the closing of the offering, an amount up to 10% of the shares of New Cullman common stock sold in the offering and issued to the charitable foundation will be reserved for issuance upon the exercise of options under the plans. No effect has been given to the exercise of options currently outstanding. See “Management.”

(5)

The retained earnings of Cullman Savings Bank will be substantially restricted after the conversion. See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

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(6)

Assumes that 8% of the shares sold in the offering and issued to the charitable foundation will be acquired by the employee stock ownership plan financed by a loan from New Cullman. The loan will be repaid principally from Cullman Savings Bank’s contributions to the employee stock ownership plan. Since New Cullman will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on New Cullman’s consolidated financial statements. Accordingly, the shares of common stock acquired by the employee stock ownership plan are shown in this table as a reduction of total stockholders’ equity.

(7)

Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering and issued to the charitable foundation will be purchased for grant by one or more stock-based benefit plans. The funds to be used by such plans to purchase the shares will be provided by New Cullman. The dollar amount of common stock to be purchased is based on the $10.00 per share purchase price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the purchase price in the offering. New Cullman will accrue compensation expense to reflect the vesting of shares pursuant to such stock-based benefit plans and will credit capital in an amount equal to the charge to operations. Implementation of such plans will require stockholder approval.

PRO FORMA DATA

The following tables summarize historical data of Old Cullman and pro forma data of New Cullman at and for the year ended December 31, 2020. This information is based on assumptions set forth below and in the tables, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds are based upon the following assumptions:

(i)	all of the shares of common stock will be sold in the subscription and community offerings;

(ii)

our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering and issued to the charitable foundation with a loan from New Cullman. The existing loan obligation of our employee stock ownership plan, equal to $62,000 at December 31, 2020, will be combined with the new loan. The combined loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, as may be adjusted annually) over 25 years. Interest income that we earn on the loan will offset the interest paid by Cullman Savings Bank. The effect on earnings for the employee stock ownership plan is the cost of amortizing the combined loan over 25 years, net of historical expense for the period;

(iii)

we will pay Raymond James a fee of 1.0% with respect to shares sold in the subscription and community offering. No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans, or stock purchased by our officers, directors and employees, and their immediate families, and no fee will be paid with respect to exchange shares or shares issued to the charitable foundation; and

(iv)	total expenses of the offering, other than the fees and commissions to be paid to Raymond James and other broker-dealers, will be $1.1 million.

In addition, the expenses of the offering may vary from those estimated, and the fees paid to Raymond James will vary from the amounts estimated if the amount of shares of New Cullman common stock sold varies from the amounts assumed above or if any shares are sold in the syndicated community offering.

We calculated pro forma consolidated net income as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 1.21% (0.96% on an after-tax basis). This represents the yield on the five-year U.S. Treasury Note at December 31, 2020, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate federal regulations require that we assume in presenting pro forma data.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S. Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. For pro forma earnings per share calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts as if the shares of common stock were outstanding at the beginning of the period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma data gives effect to the implementation of one or more stock-based benefit plans. We have assumed that stock-based benefit plans will reserve for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering and issued to the charitable foundation at the same price for which they were sold in the stock offering. We have assumed that awards of common stock granted under such plans vest over a five-year period.

We also have assumed that options will be granted under stock-based benefit plans to acquire shares of common stock equal to 10% of the shares of common stock sold in the stock offering and issued to the charitable foundation. We have assumed that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.59 for each option.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of the shares of common stock sold in the stock offering and issued to the charitable foundation and that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than 12 months following the completion of the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute 50% of the net proceeds from the stock offering to Cullman Savings Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain to fund a loan to the employee stock ownership plan and make the contribution to the charitable foundation. We will retain the rest of the proceeds for future use.

The pro forma data does not give effect to:

•	withdrawals from deposit accounts to purchase shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma data may not be representative of the financial effects of the offering at the date on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation accounts to be established in the conversion or, in the unlikely event of a liquidation of Cullman Savings Bank, to the tax effect of the recapture of the bad debt reserve. See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Liquidation Rights.”

At or for the Year Ended December 31, 2020 Based upon the Sale at $10.00 Per Share of:
2,770,891 Shares	3,259,872 Shares	3,748,853 Shares	4,311,181 Shares (1)
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$27,709	$32,599	$37,489	$43,112
Market value of shares issued to charitable foundation	952	1,120	1,288	1,481
Market value of shares issued in the exchange	18,939	22,281	25,623	29,467

Pro forma market capitalization	$47,600	$56,000	$64,400	$74,060

Gross proceeds of offering	$27,709	$32,599	$37,489	$43,112
Expenses	(1,488)	(1,502)	(1,547)	(1,598)

Estimated net proceeds	26,221	31,097	35,942	41,514
Cash contribution to charitable foundation	(100)	(100)	(100)	(100)
Common stock purchased by employee stock ownership plan	(2,293)	(2,697)	(3,102)	(3,567)
Common stock purchased by stock-based benefit plans	(1,146)	(1,349)	(1,551)	(1,784)

Estimated net proceeds, as adjusted	$22,682	$26,951	$31,189	$36,063

For the Year Ended December 31, 2020
Consolidated net earnings:
Historical	$3,546	$3,546	$3,546	$3,546
Income on adjusted net proceeds	217	258	298	345
Income on mutual holding company asset contribution	25	25	25	25
Employee stock ownership plan (2)	(73)	(86)	(99)	(114)
Stock awards (3)	(175)	(206)	(237)	(272)
Stock options (4)	(137)	(162)	(186)	(214)

Pro forma net income	$3,403	$3,375	$3,347	$3,316

Earnings per share (5):
Historical	$0.78	$0.67	$0.58	$0.50
Income on adjusted net proceeds	0.05	0.05	0.05	0.05
Income on mutual holding company asset contribution	0.01	0.01	0.01	0.01
Employee stock ownership plan (2)	(0.02)	(0.02)	(0.02)	(0.02)
Stock awards (3)	(0.04)	(0.04)	(0.04)	(0.04)
Stock options (4)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma earnings per share (5)	$0.75	$0.63	$0.55	$0.47

Offering price to pro forma net earnings per share	13.33	x	15.87	x	18.18	x	21.28	x
Number of shares used in earnings per share calculations	4,529,704	5,329,063	6,128,423	7,047,636

At December 31, 2020
Stockholders’ equity:
Historical	$56,875	$56,875	$56,875	$56,875
Estimated net proceeds	26,221	31,097	35,942	41,514
Equity increase from mutual holding company	2,634	2,634	2,634	2,634
Stock contribution to charitable foundation	952	1,120	1,288	1,481
Cash contribution to charitable foundation	(100)	(100)	(100)	(100)
Expense of contribution to charitable foundation	(952)	(1,120)	(1,288)	(1,481)
Tax benefit of contribution to charitable foundation	221	256	291	332
Common stock acquired by employee stock ownership plan (2)	(2,293)	(2,697)	(3,102)	(3,567)
Common stock acquired by stock-based benefit plans (3)	(1,146)	(1,349)	(1,551)	(1,784)

Pro forma stockholders’ equity (6)	$82,412	$86,716	$90,989	$95,904

Pro forma tangible stockholders’ equity (6)	$82,412	$86,716	$90,989	$95,904

Stockholders’ equity per share (7):
Historical	$11.95	$10.16	$8.83	$7.68
Estimated net proceeds	5.51	5.55	5.58	5.61
Equity increase from mutual holding company	0.55	0.47	0.41	0.36
Stock contribution to charitable foundation	0.20	0.20	0.20	0.20
Cash contribution to charitable foundation	(0.02)	(0.02)	(0.02)	(0.01)
Tax expense of stock contribution to charitable foundation	(0.20)	(0.20)	(0.20)	(0.20)
Tax benefit of contribution to charitable foundation	0.05	0.05	0.05	0.04
Common stock acquired by employee stock ownership plan (2)	(0.48)	(0.48)	(0.48)	(0.48)
Common stock acquired by stock-based benefit plans (3)	(0.24)	(0.24)	(0.24)	(0.24)

Pro forma stockholders’ equity per share (6) (7)	$17.32	$15.49	$14.13	$12.96

Pro forma tangible stockholders’ equity per share (6) (7)	$17.32	$15.49	$14.13	$12.96

	At or for the Year Ended December 31, 2020 Based upon the Sale at $10.00 Per Share of:
	2,770,891 Shares	3,259,872 Shares	3,748,853 Shares	4,311,181 Shares (1)
	(Dollars in thousands, except per share amounts)
Offering price as percentage of pro forma stockholders’ equity per share	57.74%	64.56%	70.77%	77.16%
Offering price as percentage of pro forma tangible stockholders’ equity per share	57.74%	64.56%	70.77%	77.16%
Number of shares outstanding for pro forma book value per share calculations	4,760,000	5,600,000	6,440,000	7,406,000

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Assumes that 8% of the shares of common stock sold in the offering and issued to the charitable foundation will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from New Cullman, and the outstanding loan with respect to existing shares of Old Cullman held by the employee stock ownership plan will be refinanced and consolidated with the new loan. Cullman Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Cullman Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 25 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40, “Compensation—Stock Compensation—Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Cullman Savings Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 21.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 9,596, 11,289, 12,982 and 14,932 shares were committed to be released during the year ended December 31, 2020 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for net income per share calculations.

(3)

Assumes that one or more stock-based benefit plans reserve an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering and issued to the charitable foundation. Stockholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from New Cullman or through open market purchases. Shares in the stock-based benefit plans are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by New Cullman. The tables assume that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the plan is amortized as an expense during the year ended December 31, 2020, and (iii) the plan expense reflects an effective combined federal and state tax rate of 21.0%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.4%.

(4)

Assumes that options are granted under one or more stock-based benefit plans to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering and issued to the charitable foundation. Stockholder approval of the plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were both $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.59 for each option and that the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period using an effective combined federal and state tax rate of 21.0%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for calculating earnings per share. There can be no assurance that the exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 5.7%.

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(5)

Per share figures include publicly held shares of Old Cullman common stock that will be issued in exchange for shares of New Cullman common stock in the conversion. See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Share Exchange Ratio for Current Stockholders.” Net income per share computations are determined by taking the number of shares assumed to be sold in the offering, the number of shares to be issued to the charitable foundation and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the period. See footnote 2, above. The number of shares of common stock actually sold and the corresponding number of shares issued to the foundation and exchange shares may be more or less than the assumed amounts.

(6)

The retained earnings of Cullman Savings Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “Proposal 1—Approval of the Plan of Conversion and Reorganization—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

(7)

Per share figures include publicly held shares of Old Cullman common stock that will be issued in exchange for shares of New Cullman common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of shares assumed to be sold in the offering, (ii) shares to be issued to the charitable foundation and (iii) shares to be issued in exchange for publicly held shares at the minimum, midpoint and maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.8094, 2.1288, 2.4481 and 2.8153 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. The number of shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE CHARITABLE FOUNDATION

As reflected in the table below, at the minimum, midpoint, maximum and adjusted maximum of the valuation range, our pro forma valuation is $47.6 million, $56.0 million, $64.4 million and $74.1 million with the charitable foundation, as compared to $46.6 million, $54.9 million, $63.1 million and $72.6 million, respectively, without the charitable foundation, as estimated by Keller & Company, Inc. There is no assurance that in the event the charitable foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the year ended December 31, 2020 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the stock offering was completed at the beginning of the year, with and without the charitable foundation.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation
	(Dollars in thousands, except per share amounts)
Estimated stock offering amount	$27,709	$27,709	$32,599	$32,599	$37,488	$37,488	$43,112	$43,112
Estimated full value	47,600	46,648	56,000	54,880	64,400	63,112	74,060	72,578
Total assets	356,843	356,911	361,101	361,229	365,359	365,473	370,256	370,369
Total liabilities	275,431	274,521	274,385	274,521	274,370	274,521	274,352	274,520
Pro forma stockholders’ equity	82,412	82,390	86,716	86,708	90,989	90,952	95,904	95,849
Pro forma net income	3,403	3,436	3,375	3,420	3,347	3,401	3,316	3,381
Pro forma stockholders’ equity per share	17.32	17.66	15.49	15.80	14.13	14.41	12.96	13.21
Pro forma net income per share	0.75	0.74	0.63	0.62	0.55	0.54	0.47	0.47
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	57.74%	56.63%	64.56%	63.29%	70.77%	69.40%	77.16%	76.34%
Offering price to pro forma net income per share	13.33x	13.51x	15.87x	16.13x	18.18x	18.52x	21.28x	21.28x
Pro forma financial ratios:
Return on assets	0.95%	0.95%	0.93%	0.93%	0.92%	0.91%	0.90%	0.89%
Return on equity	4.13	4.17	3.89	3.94	3.68	3.74	3.46	3.53
Equity to assets	23.09	23.08	24.01	24.00	24.90	24.89	25.90	25.88

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information at and for the years ended December 31, 2020 and 2019 is derived in part from the audited consolidated financial statements that appear elsewhere in this proxy statement/prospectus. You should read the information in this section in conjunction with the other business and financial information contained in this proxy statement/prospectus, including the consolidated financial statements and related notes of Old Cullman provided elsewhere in this proxy statement/prospectus.

Overview

Total assets increased $33.3 million, or 11.2%, to $331.4 million at December 31, 2020 from $298.1 million at December 31, 2019. The increase was due to an increase in cash equivalents resulting from the repayment and sales of loans, the calls and maturities of securities available for sale and an increase in deposits from the deposit of government stimulus funds as well as reduced spending by our customers. We have continued to sell longer-term, fixed-rate loans as part of our efforts to manage interest rate risk, and we have allowed loan refinancings to run off in the current interest rate environment. However, the capital we raise in the offering will enable us to hold more longer-term loans in our portfolio. Total deposits increased $28.1 million, or 14.9%, to $217.0 million at December 31, 2020 from $188.9 million at December 31, 2019. We experienced increases in all deposit categories except for certificates of deposit, as customers have deposited government stimulus funds at the same time as they have reduced spending.

Net income decreased $188,000, or 5.0%, to $3.5 million for the year ended December 31, 2020, compared to $3.7 million for the year ended December 31, 2019. The decrease was due primarily to increases in non-interest expense and the provision for loan losses, and a decrease in interest income, partially offset by decreases in interest expense and income tax expense. Interest income decreased $160,000, or 1.1%, to $14.2 million for the year ended December 31, 2020 from $14.3 million for the year ended December 31, 2019. The decrease was due primarily to a decrease in interest income on loans (excluding PPP loans), which is our primary source of interest income. Interest expense decreased $251,000, or 8.1%, to $2.9 million for the year ended December 31, 2020 compared to $3.1 million for the year ended December 31, 2019, due to a decrease of $201,000 in interest expense on deposits and a decrease of $50,000 in interest expense on borrowings.

In light of the COVID-19 pandemic, we recorded provisions for loan losses of $152,000 and $55,000 for the years ended December 31, 2020 and 2019, respectively. Our allowance for loan losses was $2.4 million at December 31, 2020 compared to $2.2 million at December 31, 2019. The allowance for loan losses to total loans was 1.01% at December 31, 2020 compared to 0.88% at December 31, 2019, while the allowance for loan losses to non-performing loans was 1,935.25% at December 31, 2020 compared to 1,642.96% at December 31, 2019. We had charge-offs of $20,000 and recoveries of $11,000 during the year ended December 31, 2020.

Impact of COVID-19 Outbreak

During the first quarter of 2020, global financial markets experienced significant volatility resulting from the spread of a novel coronavirus known as COVID-19. In March 2020, the World Health Organization declared COVID-19 a global pandemic and the United States declared a National Public Health Emergency. The COVID-19 pandemic has restricted the level of economic activity in our markets. In response to the pandemic, the governments of the state of Alabama and of most other states took preventative or protective actions, such as imposing restrictions on travel and business operations, advising or requiring individuals to limit or forego time outside of their homes, and ordering temporary closures of businesses that have been deemed to be non-essential. These measures dramatically increased unemployment in the United States and negatively impacted many businesses, and thereby threatened the repayment ability of some of our borrowers.

To address the economic impact in the United States, the CARES Act was signed into law on March 27, 2020. The CARES Act included a number of provisions that affected us, including accounting relief for TDRs. The CARES Act also established the PPP through the SBA, which allowed us to lend money to small businesses to maintain employee payrolls through the crisis with guarantees from the SBA. Under this program, loan amounts may be forgiven if the borrower maintains employee payrolls and meets certain other requirements.

In addition, the Federal Reserve Board took steps to bolster the economy by, among other things, reducing the federal funds rate and the discount-window borrowing rate to near zero. In response to the pandemic, we implemented protocols and processes to help protect our employees, customers and communities. These measures included:

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Operating our branches under a drive-through model with appointment-only lobby service for a period of time, leveraging our business continuity plans and capabilities that include critical operations teams being divided and dispersed to separate locations and, when possible, having employees work from home.

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Offering assistance to our customers affected by the COVID-19 pandemic, which includes payment deferrals, waiving certain fees, suspending property foreclosures, and participating in the CARES Act and lending programs for businesses, including the PPP.

We have implemented various consumer and commercial loan modification programs to provide our borrowers relief from the economic impacts of COVID-19. Based on guidance in the CARES Act, COVID-19 related modifications to loans that were current as of December 31, 2019 are exempt from TDR classification under accounting principles generally accepted in the United States (“U.S. GAAP”). In addition, the bank regulatory agencies issued interagency guidance stating that COVID-19 related short-term modifications (i.e., six months or less) granted to loans that were current as of the loan modification program implementation date are not TDRs.

During the year ended December 31, 2020, we granted short-term payment deferrals on 61 loans, totaling approximately $17.7 million in aggregate principal amount. As of December 31, 2020, 60 of these loans, totaling $14.9 million, have returned to normal payment status, while one loan for $2.8 million, secured by 10 lots of vacant land totaling 16.6 acres, with a loan-to-value ratio of 56%, has been re-extended beyond the initial six-month deferral period.

Given the unprecedented uncertainty and rapidly evolving economic effects and social impacts of the COVID-19 pandemic, the future direct and indirect impact on our business, results of operations and financial condition are uncertain. Should current economic conditions persist or continue to deteriorate, we expect that this macroeconomic environment will have a continued adverse effect on our business and results of operations, which could include, but not be limited to: decreased demand for our products and services, protracted periods of lower interest rates, increased non-interest expenses, including operational losses, and increased credit losses due to deterioration in the financial condition of our consumer and commercial borrowers, including declining asset and collateral values, which may continue to increase our provision for credit losses and net charge-offs.

Business Strategy

We have focused primarily on continuing and enhancing our community-oriented retail banking strategy. Highlights of our current business strategy include the following:

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Continue to focus on residential lending. We have been and will continue to be primarily a one- to four-family residential real estate lender for borrowers in our market area. As of December 31, 2020, $114.8 million, or 49.0%, of our total loan portfolio consisted of one- to four-family residential real estate loans (including home equity loans and lines of credit). We also utilize our secondary market capacity so that we can offer loans, including long-term fixed-rate loans, to our customers that we do not wish to retain in our loan portfolio from an asset/liability management standpoint. We consider the current interest rate environment in making decisions as to whether to hold our originated mortgage loans for investment or to sell the loans to investors, choosing the strategy that is most advantageous to us from a profitability and risk management standpoint, and we sold $17.7 million of one- to four-family residential real estate loans during the year ended December 31, 2020. Such loan sales also enhance non-interest income, as we recognized $462,000 in fee income from loan sales during the year ended December 31, 2020.

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Increase commercial real estate lending. While we will continue to emphasize one- to four-family residential mortgage loans, we also have increased and intend to continue to increase our origination of commercial real estate loans in order to increase the yield of, and reduce the term to repricing of, our total loan portfolio. We originated $27.7 million of commercial real estate loans during the year ended December 31, 2020 and, at December 31, 2020, $77.8 million, or 33.2%, of our total loan portfolio consisted of commercial real estate loans. The additional capital raised in the offering will further increase our commercial lending capacity by enabling us to originate more loans and loans with larger balances. This will permit us to serve commercial borrowers with larger lending needs and to originate larger commercial loans than we have in the past.

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Manage credit risk to maintain a low level of nonperforming assets. We believe that maintaining strong asset quality is paramount to our long-term success. We follow conservative underwriting guidelines with sound loan administration, and focus on originating loans secured by real estate located within our market area only. This includes enhanced loan monitoring of higher risk portfolio segments, higher risk individual loans and larger relationships within the portfolio, and more frequent loan grade review. Our non-performing assets and troubled debt restructurings totaled $2.8 million or 0.87% of total assets at December 31, 2020. Our total non-performing loans to total loans ratio was 0.05% at December 31, 2020.

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Continue to increase core deposits. We will continue to emphasize our efforts to increase “core deposits,” such as passbook and statement savings accounts, money market accounts and regular and commercial checking accounts. Core deposits provide a stable source of funds to support loan growth at costs consistent with enhancing our interest rate spread and net interest margin. Core deposits also help us maintain loan-to-deposit ratios at levels consistent with regulatory expectations. At December 31, 2020, $130.9 million, or 60.3% of our deposits, were core deposits. We intend to attract and retain core deposits by offering competitive products that meet the full-service banking needs of our customers, by emphasizing quality customer service, and through our convenient locations and advertising and promotions programs.

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Expand banking relationships to a larger base of customers. We were established in 1887 and have been operating continuously in Cullman County since that time. Our share of Federal Deposit Insurance Corporation-insured deposits in Cullman County as of June 30, 2020 (the latest date for which such information is available) was 10.7%. We continually seek to expand our customer base by using our recognized brand name and the goodwill developed over years of providing timely and efficient banking services that larger financial institutions cannot offer. This includes our participation in the PPP, described below, which gave us access to customers who could not access that program through larger financial institutions.

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Continue to support our customers and our local community. The COVID-19 pandemic has restricted the level of economic activity in our markets, resulting in increased unemployment and negative impacts on many businesses, thereby threatening the repayment ability of some of our borrowers. As we have done during prior economic downturns, we are taking actions to support our customers and our local community. For example, during the year ended December 31, 2020, we originated $9.8 million of small business loans under the PPP, created by the CARES Act, which was signed into law in March 2020. Under this program, loan amounts may be forgiven if the borrower maintains employee payrolls and meets certain other requirements. In addition, during the year ended December 31, 2020, we granted short-term payment deferrals on 61 loans, totaling approximately $17.7 million, that were otherwise performing. As of December 31, 2020,

60 of these loans, totaling $14.9 million, have returned to normal payment status. Furthermore, in response to the pandemic, we implemented protocols and processes to help protect our employees, customers and communities, including operating our branch offices under a drive-through model with appointment-only lobby service for a period of time, leveraging our business continuity plans and capabilities that include critical operations teams being divided and dispersed to separate locations and, when possible, having employees work from home. We have also used a portion of our marketing budget to directly support our community during the COVID-19 pandemic by spending money at local businesses instead of using such funds for traditional advertising.

Summary of Significant Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our consolidated financial statements, which are prepared in conformity with U.S. GAAP. The preparation of these consolidated financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be significant accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We have determined to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our significant accounting policies:

Allowance for Loan Losses. The allowance for loan losses is a reserve for estimated credit losses on individually evaluated loans determined to be impaired as well as estimated credit losses inherent in the loan portfolio. Actual credit losses, net of recoveries, are deducted from the allowance for loan losses. Loans are charged off when management believes that the collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance for loan losses. A provision for loan losses, which is a charge against earnings, is recorded to bring the allowance for loan losses to a level that, in management’s judgment, is adequate to absorb probable losses in the loan portfolio. Management’s evaluation process used to determine the appropriateness of the allowance for loan losses is subject to the use of estimates, assumptions, and judgment. The evaluation process involves gathering and interpreting many qualitative and quantitative factors which could affect probable credit losses. Because interpretation and analysis involves judgment, current economic or business conditions can change, and future events are inherently difficult to predict, the anticipated amount of estimated loan losses and therefore the appropriateness of the allowance for loan losses could change significantly.

The allocation methodology applied by Cullman Savings Bank is designed to assess the appropriateness of the allowance for loan losses and includes allocations for specifically identified impaired loans and loss factor allocations for all remaining loans, with a component primarily based on historical loss rates and a component primarily based on other qualitative factors. The methodology includes evaluation and consideration of several factors, such as, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions or circumstances underlying the collectability of loans. Because each of the criteria used is subject to change, the allocation of the allowance for loan losses is made for analytical purposes and is not necessarily indicative of the trend of future loan losses in any particular loan category. The total allowance is available to absorb losses from any segment of the loan portfolio. Management believes the allowance for loan losses was appropriate at December 31, 2020 and December 31, 2019. The allowance analysis is reviewed by the board of directors on a quarterly basis in compliance with regulatory requirements. In addition, various regulatory agencies periodically review the allowance for loan losses and, as a result of such reviews, we may have to adjust our allowance for loan losses.

The Financial Accounting Standards Board has delayed the effective date of the implementation of the Current Expected Credit Loss, or CECL, standard for New Cullman and Cullman Savings Bank until January 1, 2023. CECL will require financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for credit losses. This will change the current method of providing allowances for loan losses that are incurred or probable, which will greatly increase the types of data we would need to collect and review to determine the appropriate level of the allowance for credit losses and may require us to increase our allowance for credit losses.

Income Taxes. The assessment of income tax assets and liabilities involves the use of estimates, assumptions, interpretation, and judgment concerning certain accounting pronouncements and federal and state tax codes. There can be no assurance that future events, such as court decisions or positions of federal and state taxing authorities, will not differ from management’s current assessment, the impact of which could be significant to the results of operations and reported earnings.

Old Cullman files consolidated federal and state income tax returns with Cullman Savings Bank. Amounts provided for income tax expense are based on income reported for financial statement purposes and do not necessarily represent amounts currently payable under tax laws. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax law rates applicable to the periods in which the differences are expected to affect taxable income. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income tax expense. Valuation allowances are established when it is more likely than not that a portion of the full amount of the deferred tax asset will not be realized. In assessing the ability to realize deferred tax assets, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies. We may also recognize a liability for unrecognized tax benefits from uncertain tax positions. Unrecognized tax benefits represent the differences between a tax position taken or expected to be taken in a tax return and the benefit recognized and measured in the consolidated financial statements. Penalties related to unrecognized tax benefits are classified as income tax expense.

Comparison of Financial Condition at December 31, 2020 and 2019

Total assets increased $33.3 million, or 11.2%, to $331.4 million at December 31, 2020 from $298.1 million at December 31, 2019. The increase was due to an increase in cash equivalents resulting from the repayment and sales of loans, the calls and maturities of securities available for sale and an increase in deposits from the deposit of government stimulus funds as well as reduced spending by our customers.

Cash and cash equivalents increased $54.3 million to $60.4 million at December 31, 2020 from $6.1 million at December 31, 2019. The increase was due to repayments and sales of loans, calls and maturities of securities available for sale and an increase in deposits from the deposit of government stimulus funds as well as reduced spending by our customers. We regularly review our liquidity position based on alternative uses of available funds as well as market conditions.

Gross loans held for investment decreased $16.7 million, or 6.7%, to $234.3 million at December 31, 2020 from $251.0 million at December 31, 2019. The decrease was primarily due to a decrease in one- to four-family residential real estate loans, which decreased $12.6 million, or 9.9%, to $114.8 million at December 31, 2020 from $127.4 million at December 31, 2019. We have continued to sell longer-term, fixed-rate loans as part of our efforts to manage interest rate risk, and we have allowed loan refinancings to run off in the current interest rate environment. However, the capital we raise in the offering will enable us to hold more longer-term loans in our portfolio, subject to market conditions. Commercial business loans decreased $8.2 million, or 28.8%, and construction loans decreased $3.2 million, or 36.8%, each due to a slowdown in the economy resulting from the COVID-19 pandemic.

Securities available-for-sale decreased $4.7 million, or 19.8%, to $18.9 million at December 31, 2020 from $23.5 million at December 31, 2019. We did not replace securities that matured or were called as we did not need securities to pledge as collateral for borrowings, and there are currently limited investments available that satisfy the criteria set forth in our investment policy.

Total deposits increased $28.1 million, or 14.9%, to $217.0 million at December 31, 2020 from $188.9 million at December 31, 2019. We experienced increases in all deposit categories except for certificates of deposit, as customers have deposited government stimulus funds at the same time as they have reduced spending. Certificates of deposit decreased $7.9 million, or 8.4%, to $86.0 million at December 31, 2020 from $93.9 million at December 31, 2019. We have allowed higher-rate certificates of deposit to run off during the current interest rate environment.

We had $53.5 million of borrowings at December 31, 2020, compared to $51.5 million of borrowings at December 31, 2019. We increased our borrowings during 2020 to lock in low rates.

Stockholders’ equity increased by $3.5 million, or 6.5%, to $56.9 million at December 31, 2020 compared to $53.4 million at December 31, 2019. The increase was due primarily to net income of $3.5 million for the year ended December 31, 2020, along with an increase in accumulated other income (unrealized gains on securities available-for-sale) of $498,000 for the year ended December 31, 2020.

Average Balance Sheets

The following tables set forth average balance sheets, average yields and costs, and certain other information for the years indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Deferred loan fees totaled $170,000 and $34,000 for the years ended December 31, 2020 and 2019, respectively. Loan balances exclude loans held for sale.

	For the Years Ended December 31,
	2020			2019
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (excluding PPP loans)	$236,982	$13,126	5.54%	$246,756	$13,360	5.41%
PPP loans	9,075	342	3.77%	—	—	—
Securities	20,465	530	2.59%	23,215	627	2.70%
Federal Home Loan Bank stock	2,662	130	4.88%	2,412	150	6.22%
Federal funds sold	32,553	44	0.14%	9,551	195	2.04%

Total interest-earning assets	301,737	14,172	4.70%	281,934	14,332	5.08%
Noninterest-earning assets	12,989			13,790

Total assets	$314,726			$295,724

Interest-bearing liabilities:
Interest-bearing demand deposits	$60,916	125	0.21%	$51,065	166	0.33%
Regular savings and other deposits	35,749	86	0.24%	31,491	93	0.30%
Money market deposits	4,524	14	0.31%	3,933	14	0.36%
Certificates of deposit	90,603	1,471	1.62%	94,221	1,624	1.72%

Total interest-bearing deposits	191,792	1,696	0.88%	180,710	1,897	1.05%
Federal Home Loan Bank advances and other borrowings	56,374	1,171	2.08%	50,601	1,221	2.41%

Total interest-bearing liabilities	248,166	2,867	1.16%	231,311	3,118	1.35%

Noninterest-bearing demand deposits	9,902			9,419
Other noninterest-bearing liabilities	1,523			2,952

Total liabilities	259,591			243,682
Total shareholders’ equity	55,135			52,042

Total liabilities and shareholders’ equity	$314,726			$295,724

Net interest income		$11,305			$11,214

Net interest rate spread (1)			3.54%			3.74%
Net interest-earning assets (2)	$53,571			$50,623

Net interest margin (3)			3.75%			3.98%

Average interest-earning assets to interest-bearing liabilities	1.22x			1.22x

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume. There were no out-of-period items or adjustments required to be excluded from the table below.

	Years Ended December 31, 2020 vs. 2019
	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate
	(In thousands)
Interest-earning assets:
Loans (excluding PPP loans)	$(529)	$295	$(234)
PPP loans	342	—	342
Securities	(74)	(23)	(97)
Federal Home Loan Bank stock	16	(36)	(20)
Federal funds sold and other	469	(620)	(151)

Total interest-earning assets	224	(384)	(160)

Interest-bearing liabilities:
Interest-bearing demand deposits	165	(206)	(41)
Regular savings and other deposits	13	(20)	(7)
Money market deposits	2	(2)	—
Certificates of deposit	(62)	(91)	(153)

Total deposits	118	(319)	(201)
Federal Home Loan Bank advances and other borrowings	139	(189)	(50)

Total interest-bearing liabilities	257	(508)	(251)

Change in net interest income	$(33)	$124	$91

Comparison of Operating Results for the Years Ended December 31, 2020 and 2019

General. Net income decreased $188,000, or 5.0%, to $3.5 million for the year ended December 31, 2020, compared to $3.7 million for the year ended December 31, 2019. The decrease was due primarily to increases in non-interest expense and the provision for loan losses, and a decrease in interest income, partially offset by decreases in interest expense and income tax expense.

Interest Income. Interest income decreased $160,000, or 1.1%, to $14.2 million for the year ended December 31, 2020 from $14.3 million for the year ended December 31, 2019. The decrease was due primarily to a decrease in interest income on loans (excluding PPP loans), which is our primary source of interest income. Interest income on loans decreased $234,000, or 1.8%, to $13.1 million for the year ended December 31, 2020 from $13.4 million for the year ended December 31, 2019. Our average balance of loans decreased $9.8 million, or 4.0%, to $237.0 million for the year ended December 31, 2020 from $246.8 million for the year ended December 31, 2019. The decrease is due to our decisions to continue to sell longer-term, fixed-rate loans as part of our efforts to manage interest rate risk and allow loan refinancings to run off in the current interest rate environment, and also due to commercial lending slowing due to the COVID-19 pandemic. Our weighted average yield on loans (excluding PPP loans) increased 13 basis points to 5.54% for the year ended December 31, 2020 compared to 5.41% for the year ended December 31, 2019, as we allowed lower-yield loans to run off during the current interest rate environment. We recognized $342,000 of interest income on PPP loans during the year ended December 31, 2020, compared to no such income during the year ended December 31, 2019. As of December 31, 2020, we had an additional $221,000 of interest and fee income on PPP loans to be recognized in future periods.

Interest Expense. Interest expense decreased $251,000, or 8.1%, to $2.9 million for the year ended December 31, 2020 compared to $3.1 million for the year ended December 31, 2019, due to a decrease of $201,000 in interest expense on deposits and a decrease of $50,000 in interest expense on borrowings.

The decrease in interest expense on deposits was due primarily to a decrease in interest expense on certificates of deposit, which decreased $153,000, or 9.4%, to $1.5 million for the year ended December 31, 2020 from $1.6 million for the year ended December 31, 2019. We experienced decreases in both the average balance of and rates paid on certificates of deposit. We have allowed higher-rate certificates of deposit to run off during the current interest rate environment, and rates have decreased due to changes in market interest rates. Interest paid on other deposit types also decreased (particularly interest-bearing demand deposits, which decreased $41,000, or 24.7%) due a decrease in rates, despite increases in the average balance.

Interest expense on borrowings decreased $50,000, or 4.1%, and was $1.2 million for each of the years ended December 31, 2020 and 2019. The average rate we paid on borrowings decreased 33 basis points to 2.08% for the year ended December 31, 2020 compared to 2.41% for the year ended December 31, 2019, offsetting an increase in the average balance of borrowings of $5.8 million, or 11.4%. The decrease in rate reflected decreases in market interest rates.

Net Interest Income. Net interest income increased $91,000, or 0.8%, to $11.3 million for the year ended December 31, 2020 from $11.2 million for the year ended December 31, 2019, as a result of our interest expense decreasing faster than our interest income. Our interest rate spread decreased 20 basis points to 3.54% for the year ended December 31, 2020, compared to 3.74% for the year ended December 31, 2019, while our net interest margin decreased 23 basis points to 3.75% for the year ended December 31, 2020 compared to 3.98% for the year ended December 31, 2019.

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the consolidated financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. See “—Summary of Significant Accounting Policies” for additional information.

After an evaluation of these factors, and particularly in light of the COVID-19 pandemic, which caused us to increase our qualitative loss factors, we recorded provisions for loan losses of $152,000 and $55,000 for the years ended December 31, 2020 and 2019, respectively. Our allowance for loan losses was $2.4 million at December 31, 2020 compared to $2.2 million at December 31, 2019. The ratio of our allowance for loan losses to total loans was 1.01% at December 31, 2020 compared to 0.88% at December 31, 2019, while the allowance for loan losses to non-performing loans was 1,935.25% at December 31, 2020 compared to 1,642.96% at December 31, 2019. We had charge-offs of $20,000 and recoveries of $11,000 during the year ended December 31, 2020.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at December 31, 2020. However, future changes in the factors we use to calculate the allowance for loan losses, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses.

Non-interest Income. Non-interest income decreased $7,000 to $1.4 million for the year ended December 31, 2020 from $1.5 million for the year ended December 31, 2019. Service charges on deposit accounts decreased $62,000, or 7.8%, as we have waived certain service charges during the COVID-19 pandemic, and non-sufficient funds fees decreased $133,000, or 25.4%, due to customers being overdrawn less as a result of the deposit of stimulus funds and reduced spending. Gain on sale of mortgage loans increased $53,000, or 13.0%, as we sold $17.7 million of mortgage loans during the year ended December 31, 2020 compared to $12.4 million of such sales during the year ended December 31, 2019.

Non-interest Expense. Non-interest expense information is as follows.

	Years Ended December 31,		Change
	2020	2019	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$5,502	$5,148	$354	6.9%
Occupancy and equipment	765	819	(54)	(6.6)
Data processing	549	648	(99)	(15.3)
Professional and supervisory fees	528	422	106	25.1
Office expense	202	207	(5)	(2.4)
Advertising	87	176	(89)	(50.6)
Federal deposit insurance premiums	47	37	10	27.0
Other	419	406	13	3.2

Total noninterest expense	$8,099	$7,863	$236	3.0%

Salaries and employee benefits expense increased due to annual salary increases and rising benefits expense as well as stock-based compensation related to equity grants. Professional and supervisory fees increased due to a customary increase in fees as well as additional work performed. Data processing expense decreased due to the renegotiation of our core data processing contract.

Income Tax Expense. We recognized income tax expense of $957,000 and $1.0 million for the years ended December 31, 2020 and 2019, respectively, resulting in effective rates of 21.3% and 21.4%. Income tax expense decreased as a result of lower income before income taxes in 2020.

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset/Liability Management Committee, which consists of members of senior management, is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors. We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. We have implemented the following strategies to manage our interest rate risk:

•	growing our volume of core deposit accounts;

•	selling long-term, fixed-rate loans, depending on pricing;

•	holding higher levels of cash and cash equivalents;

•	continuing the diversification of our loan portfolio by adding more commercial-related loans, which typically have shorter maturities; and

•	laddering the maturities of our investment securities and our borrowings.

By following these strategies, we believe that we are better positioned to react to increases and decreases in market interest rates.

We generally do not engage in hedging activities, such as engaging in futures or options, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

Net Interest Income. We analyze our sensitivity to changes in interest rates through a net interest income model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a 12-month period. We then calculate what the net interest income would be for the same period under the assumptions that the United States Treasury yield curve increases instantaneously by up to 400 basis points or decreases instantaneously by up to 200 basis points, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.

The table below sets forth, as of December 31, 2020, the calculation of the estimated changes in our net interest income that would result from the designated immediate changes in the United States Treasury yield curve.

At December 31, 2020
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
+400	$ 12,595	21.18%
+300	12,119	16.60%
+200	11,609	11.69%
+100	11,012	5.95%
Level	10,394	—
-100	10,029	(3.51)%
-200	9,617	(7.48)%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

The table above indicates that at December 31, 2020, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would experience an 11.69% increase in net interest income, and in the event of an instantaneous 200 basis point decrease in interest rates, we would experience a 7.48% decrease in net interest income. At December 31, 2019, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would have experienced a 4.07% increase in net interest income, and in the event of an instantaneous 200 basis point decrease in interest rates, we would have experienced a 7.66% decrease in net interest income.

Net Economic Value. We also compute amounts by which the net present value of our assets and liabilities (economic value of equity, or “EVE”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the United States Treasury yield curve instantaneously by up to 400 basis points or decreases instantaneously by up to 200 basis points, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

The table below sets forth, as of December 31, 2020, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve.

At December 31, 2020
Change in Interest Rates (basis points)	Estimated	Estimated Increase (Decrease) in EVE		EVE as a Percentage of Present Value of Assets (3)
				EVE	Increase (Decrease)
(1)	EVE (2)	Amount	Percent	Ratio (4)	(basis points)
(Dollars in thousands)
+400	$53,121	$(6,260)	(10.54)%	17.22%	(23)
+300	55,411	(3,969)	(6.68)%	17.51%	6
+200	57,334	(2,047)	(3.45)%	17.66%	21
+100	58,678	(702)	(1.18)%	17.64%	19
+50	59,121	(260)	(0.44)%	17.57%	12
—	59,381	—	—	17.45%	—
-50	58,998	(383)	(0.64)%	17.14%	(30)
-100	57,594	(1,787)	(3.01)%	16.55%	(89)
-200	53,793	(5,588)	(9.41)%	15.11%	(234)

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that at December 31, 2020, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would experience a 3.45% decrease in EVE, and in the event of an instantaneous 200 basis point decrease in interest rates, we would experience a 9.41% decrease in EVE. At December 31, 2019, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would have experienced an 8.11% decrease in EVE, and in the event of an instantaneous 200 basis point decrease in interest rates, we would have experienced a 1.60% increase in EVE.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net interest income and net economic value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates, and actual results may differ. Furthermore, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates both on a short-term basis and over the life of the asset. In the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the tables.

Interest rate risk calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, proceeds from the sale of loans, and proceeds from maturities of securities. We also have the ability to borrow from the Federal Home Loan Bank of Atlanta. At December 31, 2020 and December 31, 2019, we had a $97.3 million and a $90.4 million line of credit with the Federal Home Loan Bank of Atlanta, and had

$53.5 million and $51.5 million outstanding as of those dates, respectively. In addition, at December 31, 2020, we had an unsecured federal funds line of credit of $10.0 million. No amount was outstanding on this line of credit at December 31, 2020.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments including interest-bearing demand deposits. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $3.4 million and $4.5 million for the years ended December 31, 2020 and 2019, respectively. Net cash provided by (used in) investing activities, which consists primarily of disbursements for loan originations and the purchase of investment securities and bank owned life insurance, offset by principal collections on loans, proceeds from the sale of securities and proceeds from maturing securities and pay downs on securities, was $21.7 million and $(6.6) million for the years ended December 31, 2020 and 2019, respectively. Net cash provided by (used in) financing activities, consisting primarily of activity in deposit accounts and proceeds from Federal Home Loan Bank borrowings, offset by repayment of Federal Home Loan Bank borrowings, was $29.1 million and $(269,000) for the years ended December 31, 2020 and 2019, respectively.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At December 31, 2020, Cullman Savings Bank exceeded all of its regulatory capital requirements, and was categorized as well capitalized at December 31, 2020. Management is not aware of any conditions or events since the most recent notification that would change our category. See “Historical and Pro Forma Regulatory Capital Compliance.”

The net proceeds from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including funding loans. Our financial condition and results of operations will be enhanced by the net proceeds from the offering, which will increase our net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the offering, as well as other factors associated with the offering, our return on equity will be adversely affected following the offering. See “Risk Factors—Risks Related to the Offering—Our return on equity may be low following the stock offering. This could negatively affect the trading price of our shares of common stock.”

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. At December 31, 2020, we had outstanding commitments to originate loans of $26.3 million. We anticipate that we will have sufficient funds available to meet our current lending commitments. Time deposits that are scheduled to mature in less than one year from December 31, 2020 totaled $46.4 million. Management expects that a substantial portion of the maturing time deposits will be retained. However, if a substantial portion of these deposits is not retained, we may utilize Federal Home Loan Bank advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Recent Accounting Pronouncements

Please refer to Note 1 to the audited financial statements of Old Cullman for the years ended December 31, 2020 and 2019 included with this document for a description of recent accounting pronouncements that may affect our financial condition and results of operations.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with U.S. GAAP, which requires the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF NEW CULLMAN AND OLD CULLMAN

New Cullman

New Cullman is a Maryland corporation that was organized in March 2021. Upon completion of the conversion, it will become the holding company of Cullman Savings Bank and will succeed to all of the business and operations of Old Cullman and Cullman Savings Bank, MHC, each of which will cease to exist upon completion of the conversion.

As part of the conversion, New Cullman will receive the cash and securities held by Old Cullman, the cash held by Cullman Savings Bank, MHC, and the net proceeds it retains from the offering. A portion of the net proceeds will be used to fund a loan to the Cullman Savings Bank Employee Stock Ownership Plan. New Cullman will have no significant liabilities. It intends to use the support staff and offices of Cullman Savings Bank and will pay Cullman Savings Bank for these services. If New Cullman expands or changes its business in the future, it may hire its own employees.

New Cullman intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.” In the future, it may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities.

New Cullman will be a savings and loan holding company and subject to comprehensive regulation by the Federal Reserve Board.

Old Cullman

Old Cullman, a federal corporation that was organized in 2009, is a savings and loan holding company headquartered in Cullman, Alabama. Old Cullman’s common stock is quoted on the Pink Open Market operated by the OTC Markets Group under the symbol “CULL.” Old Cullman conducts its operations primarily through its wholly owned subsidiary, Cullman Savings Bank, a federally chartered savings bank. Old Cullman manages its operations as one unit, and thus does not have separate operating segments. At December 31, 2020, Old Cullman had consolidated assets of $331.4 million, deposits of $217.0 million and stockholders’ equity of $56.9 million.

Old Cullman was formed as part of the mutual holding company reorganization of Cullman Savings Bank, which was completed in 2009. In connection with the reorganization, Old Cullman sold 1,080,483 shares of common stock to the public at $10.00 per share, representing 43% of its outstanding shares of common stock, and issued 50,255 shares of stock and $100,000 in cash to The Cullman Foundation. Cullman Savings Bank, MHC has been organized as a mutual holding company under the laws of the United States and owns the remaining majority of the outstanding common stock of Old Cullman.

The executive offices of Old Cullman are located at 316 Second Avenue SW, Cullman, Alabama 35055, and its telephone number is (256) 734-1740. Old Cullman is subject to comprehensive regulation and examination by the Federal Reserve Board.

BUSINESS OF CULLMAN SAVINGS BANK

Cullman Savings Bank is a federally chartered stock savings bank headquartered in Cullman, Alabama. Cullman Savings Bank was originally chartered in 1887 under the name Cullman Building & Loan. In 1994, we converted to a federal savings bank charter and changed our name to Cullman Savings Bank. In 2009, we reorganized from the mutual to the stock form of ownership in connection with the mutual holding company reorganization.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans, commercial real estate loans and commercial and industrial loans and, to a lesser extent, construction loans, multi-family real estate loans and consumer loans. We also invest in limited amounts of securities. We offer a variety of deposit accounts, including checking accounts, savings accounts, individual retirement accounts and certificate of deposit accounts. We also use Federal Home Loan Bank advances to fund our operations.

Cullman Savings Bank is subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency. Cullman Savings Bank is a member of the Federal Home Loan Bank system. Our website address is www.cullmansavingsbank.com. Information on our website is not considered a part of this document.

Market Area

We conduct our operations from our main office and two additional branch offices, all of which are located in Cullman, Alabama, and one branch office in Hanceville, Alabama. All of our branch offices are located in Cullman County, Alabama. Cullman County, which is largely suburban and rural in nature, is located in north-central Alabama between the cities of Birmingham (approximately 50 miles away) and Huntsville (approximately 55 miles away). We consider Cullman County our primary market area for lending and deposits.

Cullman County’s local economy is somewhat diversified, with employment in wholesale/retail trade, education/healthcare/social services and services comprising the largest employment sectors. Other major employment sectors include finance/insurance/real estate and construction. In addition, many of our residents commute to Birmingham or Huntsville for employment due to the location of those cities compared to Cullman.

Cullman County’s population, which is estimated to be approximately 84,000 as of January 2021, increased at an annual growth rate of 0.6% from 2016 to January 2021, versus comparable Alabama and U.S. population growth rates of 0.2% and 0.5%, respectively. The number of households in Cullman County increased at a 0.6% annual rate from 2016 to January 2021, which exceeded and matched the comparable Alabama and U.S. household growth rates of 0.2% and 0.6%, respectively. Projected five-year population and household growth rates for Cullman County are above the comparable projected growth rates for Alabama and are slightly below the comparable U.S. projected growth rates.

Cullman County’s January 2021 median household income of $49,162 was below the Alabama median of $53,669 and below the U.S. median of $67,761. Similarly, per capita income and household income distribution measures also reflected lower levels of income for Cullman County and Alabama relative to the comparable U.S. measures. Cullman County’s somewhat rural characteristics and lower cost of living are considered factors that contribute to its comparatively lower income measures. Over the next five years, Cullman County is projected to experience slightly higher growth rates in household income and per capita income relative to the comparable projected Alabama and U.S. growth rates.

The median sales price for a home in Cullman County increased to $221,433 for 2020 compared to $152,560 for 2019. In addition, Cullman County has experienced limited foreclosure activity in recent periods, with 28 foreclosure filings during the 12 months ended February 28, 2021, including five such filings during the first two months of 2021.

Competition

We face competition within our local market area both in making loans and attracting deposits. Our market area has a concentration of financial institutions that include large money center and regional banks, community banks and credit unions. We also face competition from savings institutions, mortgage banking firms, consumer finance companies, financial technology or “fintech” companies and credit unions and, with respect to deposits, from money market funds, brokerage firms, mutual funds and insurance companies. As of June 30, 2020 (the most recent date for which data is available), our market share of deposits represented 10.7% of Federal Deposit Insurance Corporation-insured deposits in Cullman County, ranking us fifth in market share of deposits out of 12 institutions operating in Cullman County.

Lending Activities

General. Our principal lending activity is the origination of one- to four-family residential mortgage loans and commercial real estate loans, and, to a lesser extent, multi-family mortgage loans, construction loans, land loans, home equity loans, commercial loans and consumer loans.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated, excluding loans held for sale. In addition to the loans included in the table below, at December 31, 2020, we had $7.2 million of loans in process. At December 31, 2020 we had $173,000 of loans held for sale.

	At December 31,
	2020		2019
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$114,766	48.98%	$127,362	50.73%
Multi-family	4,867	2.08	4,540	1.81
Commercial	77,841	33.22	74,167	29.54
Construction	5,504	2.35	8,712	3.47
Commercial loans	20,340	8.68	28,572	11.38
Consumer loans:
Home equity loans and lines of credit	3,520	1.50	4,966	1.98
Other consumer	2,347	1.00	2,718	1.08
Paycheck Protection Program loans	5,145	2.20	—	—

	234,330	100.00%	251,037	100.00%

Less:
Net deferred loan fees	(170)		(34)
Allowance for losses	(2,361)		(2,218)

Total loans	$231,799		$248,785

Contractual Maturities. The following table sets forth the contractual maturities of our total loan portfolio at December 31, 2020. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The tables present contractual maturities and do not reflect repricing or the effect of prepayments. Actual maturities may differ.

	One- to Four- Family Residential Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction
	(In thousands)
Amounts due in:
One year or less	$1,696	$734	$10,719	$5,201
More than one to five years	7,608	1,942	32,064	303
More than five to 15 years	15,627	2,191	34,159	—
More than 15 years	89,835	—	899	—

Total	$114,766	$4,867	$77,841	$5,504

	Commercial	Consumer	Paycheck Protection Program	Total
	(In thousands)
Amounts due in:
One year or less	$8,191	$1,288	$—	$27,829
More than one to five years	6,197	1,214	5,145	54,473
More than five to 15 years	5,857	3,365	—	61,199
More than 15 years	95	—	—	90,829

Total	$20,340	$5,867	$5,145	$234,330

The following table sets forth our fixed and adjustable-rate loans at December 31, 2020 that are contractually due after December 31, 2021.

	Due After December 31, 2021
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
One- to four-family residential	$108,000	$5,069	$113,069
Multi-family	3,910	222	4,132
Commercial	64,373	2,749	67,122
Construction	303	—	303
Commercial loans	12,149	—	12,149
Consumer loans:
Home equity loans and lines of credit	3,250	248	3,498
Other consumer	1,081	—	1,081
Paycheck Protection Program loans	5,142	—	5,142

Total loans	$198,208	$8,288	$206,496

One- to-Four Family Residential Real Estate Lending. We originate long-term permanent loans secured by mortgages on owner-occupied one- to four-family residences. At December 31, 2020, $114.8 million, or 49.0% of our total loan portfolio, consisted of permanent loans on one- to four-family residences. At that date, our average outstanding one- to four-family residential real estate loan balance was $108,000 and our largest outstanding residential loan had a principal balance of $1.8 million. Virtually all of the residential loans we originate are secured by properties located in our market area.

Due to consumer demand in the current low market interest rate environment, many of our recent originations are 15- to 30-year fixed-rate loans secured by one- to four-family residential real estate. We generally originate our fixed-rate one- to four-family residential loans in accordance with secondary market standards to permit their sale on a servicing-released basis. However, to accommodate customers, we will originate loans that do not conform with secondary market standards, and we will usually hold such loans in our portfolio.

In order to reduce the term to repricing of our loan portfolio, we also originate adjustable-rate one- to four-family residential mortgage loans. Our current adjustable-rate mortgage loans carry interest rates that adjust annually based on the Federal Home Loan Bank of San Francisco 11th District Monthly Weighted Average Cost of Funds Index. Many of our adjustable-rate one- to four-family residential mortgage loans have fixed rates for initial terms of five or ten years. Such loans carry terms to maturity of up to 30 years. At December 31, 2020, $6.6 million, or 5.7% of our one- to four-family residential real estate loans, had adjustable rates of interest.

We evaluate both the borrower’s ability to make principal, interest and escrow payments and the value of the property that will secure the loan. Our one- to-four family residential mortgage loans do not currently include prepayment penalties, are non-assumable and do not produce negative amortization. Our one- to-four family residential mortgage loans customarily include due-on-sale clauses giving us the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells the property subject to the mortgage. We currently originate residential mortgage loans for our portfolio with loan-to-value ratios of up to 89.99% for owner-occupied one- to-four family homes and up to 80% for non-owner occupied homes.

Commercial Real Estate Lending. In recent years, we have sought to increase our commercial real estate loans. Our commercial real estate loans are secured primarily by office buildings, retail and mixed-use properties and restaurants located in our primary market area. At December 31, 2020, we had $77.8 million in commercial real estate loans, representing 33.2% of our total loan portfolio.

Most of our commercial real estate loans have a five-year balloon term with amortization periods of up to 20 years. The maximum loan-to-value ratio of our commercial real estate loans is generally 85%. At December 31, 2020, our largest commercial real estate loan totaled $6.1 million and was secured by two hotels. At December 31, 2020, this loan was performing in accordance with its contractual terms.

Classified within our commercial real estate loans are land loans. We make a limited amount of land loans to complement our construction lending activities, and such loans are generally secured by lots that will be used for commercial real estate development. Land loans also include loans secured by farm land and land purchased for investment purposes. Land loans are generally offered for terms of up to 15 years. The maximum loan-to-value ratio of land loans is 75%.

Set forth below is information regarding our commercial real estate loans at December 31, 2020:

Type of Loan	Number of Loans	Balance
		(In thousands)
Residential one- to four-family non-owner occupied	7	$2,911
Office/mixed use	28	10,603
Poultry house/car wash/skating rink	33	14,041
Retail/wholesale automobile-tire center	38	13,022
Restaurant/fast food/gas station/grocery	11	7,010
Hotel/motel/inn	2	6,331
Self-storage facility	6	6,112
Other commercial real estate	73	17,811

Total	198	$77,841

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). All commercial real estate loans are appraised by outside independent appraisers approved by the board of directors or by internal evaluations, where permitted by regulation. Personal guarantees are generally obtained from the principals of commercial real estate borrowers and, in the case of church loans, guarantees from the applicable denomination are generally obtained.

Commercial Business Lending. We originate commercial business loans and lines of credit to small- and medium-sized companies in our primary market area. Our commercial business loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. The commercial business loans that we offer are fixed-rate loans, generally for a one-year term. Our commercial business loan portfolio consists primarily of secured loans, along with a small amount of unsecured loans. At December 31, 2020, we had $20.3 million of commercial business loans outstanding, representing 8.7% of the total loan portfolio, and we may increase this type of lending in the future.

When making commercial business loans, we consider the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business, the value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower. Commercial business loans are generally secured by accounts receivable, inventory and equipment.

The CARES Act established the PPP through the SBA, which allowed us to lend money to small businesses to maintain employee payrolls through the COVID-19 crisis with guarantees from the SBA. Under this program, loan amounts may be forgiven if the borrower maintains employee payrolls and meet certain other requirements. PPP loans have a fixed interest rate of 1.00% and a maturity date of either two or five years. Such loans totaled $5.1 million at December 31, 2020.

At December 31, 2020, our largest commercial business loan relationship totaled $3.8 million and was secured by sales tax receipts. At December 31, 2020, this loan was performing in accordance with its contractual terms.

Multi-Family Real Estate Lending. At December 31, 2020, we had $4.9 million in multi-family real estate loans, representing 2.1% of our total loan portfolio. The multi-family real estate loans we originate generally have a maximum amortization term of 20 years and are secured by apartment buildings located within our primary market area. Our multi-family real estate loans are structured as balloon loans, with interest rates on these loans generally fixed for an initial period of three to five years and then adjusted based on current market rates and competition. These loans are generally made in amounts of up to 80% of the lesser of the appraised value or the purchase price of the property with an appropriate projected debt service coverage ratio.

Our underwriting procedures include considering the borrower’s expertise and require verification of the borrower’s credit history, income and financial statements, banking relationships, references and income projections for the property. We generally obtain personal guarantees on these loans.

At December 31, 2020, our largest multi-family loan had a balance of $1.0 million and was secured by an apartment complex. At December 31, 2020, this loan was performing in accordance with its contractual terms.

Construction Lending. We make construction loans to individuals for the construction of their primary residences and, to a limited extent, loans to builders and commercial borrowers for owner-occupied projects. At December 31, 2020, our construction loans totaled $5.5 million, representing 2.4% of our total loan portfolio.

Loans to individuals for the construction of their residences typically run for up to 12 months and then convert to permanent loans. These construction loans have rates and terms comparable to one-to-four family residential loans offered by us. During the construction phase, the borrower pays interest only. The maximum loan-to-value ratio of owner-occupied single-family construction loans is 85%. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans.

At December 31, 2020, our largest outstanding consumer construction loan was for $595,000 of which $540,000 was outstanding. This loan was performing according to its contractual terms at December 31, 2020.

Home Equity Lending. We originate variable-rate and fixed-rate home equity lines of credit secured by a lien on the borrower’s primary residence. Our home equity products are limited to 89.99% of the property value less any other mortgages when we hold the first mortgage, and 80% when we do not hold the first mortgage. We use the same underwriting standards for home equity lines of credit as we use for one- to four-family residential mortgage loans. At December 31, 2020, we had $3.5 million or 1.5% of our total loans in home equity loans and outstanding advances under home equity lines of credit and an additional $6.7 million of funds committed, but not advanced, under home equity lines of credit.

Consumer Lending. We originate limited amounts of consumer loans apart from home equity lines of credit. At December 31, 2020, we had $2.3 million of consumer loans outstanding, representing 1.0% of the total loan portfolio. Consumer loans consist of loans secured by deposits, automobile loans and miscellaneous other types of installment loans.

Loan Underwriting Risks

Commercial Real Estate Loans. Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential real estate loans. The primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors to provide monthly, quarterly, semi-annual or annual financial statements, depending on the size of the loan, on commercial real estate loans. In reaching a decision on whether to make a commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have an aggregate debt service ratio, including the guarantor’s cash flows and the borrower’s other projects, of at least 1.15x.

If we foreclose on a commercial real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be lengthy with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial.

Commercial and Industrial Loans. Our commercial and industrial loans are originated primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, collateral for commercial and industrial loans consists of accounts receivable, inventory or equipment. Credit support provided by the borrower for most of these loans is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself.

Construction Loans. Our construction loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations.

Construction lending involves additional risks when compared with permanent lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss.

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate loans, an increased monthly payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying collateral also may be adversely affected in a high interest rate environment.

Consumer Loans. Consumer loans may entail greater risk than residential real estate loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Originations, Purchases and Sales of Loans

Lending activities are conducted primarily by our salaried loan personnel operating at our main office. All loans we originate are underwritten pursuant to our policies and procedures. We originate fixed-rate loans and adjustable-rate loans. Our ability to originate fixed-rate loans or adjustable-rate loans depends on relative customer demand for such loans, which is affected by current and expected future levels of market interest rates. We originate real estate and other loans through our loan officers, marketing efforts, our customer base, walk-in customers and referrals from real estate brokers, builders and attorneys.

We sell certain loans we originate into the secondary market. We consider the pricing for loans as well as the current interest rate environment in making decisions as to whether to hold the mortgage loans we originate for investment or to sell such loans to investors, choosing the strategy that is most advantageous to us from a profitability and risk management standpoint. At December 31, 2020, we had $173,000 in loans held for sale. We sell loans on a “best efforts” basis, and we generally have not retained the servicing rights on the mortgage loans sold in the secondary mortgage market.

From time to time, to diversify our risk, we will purchase or sell participation interests in loans. We underwrite our participation portion of the loan according to our own underwriting criteria and procedures. At December 31, 2020, we had $2.3 million in loan participation interests. We generally do not purchase whole loans from third parties to supplement our loan production.

Loan Approval Procedures and Authority

Pursuant to federal law, the aggregate amount of loans that Cullman Savings Bank is permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Cullman Savings Bank’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans). At December 31, 2020, based on the 15% limitation, Cullman Savings Bank’s loans-to-one-borrower limit was approximately $7.7 million. At December 31, 2020, our largest loan relationship with one borrower was a single loan for $6.1 million, which was secured by two hotels, and the underlying loan was performing in accordance with its contractual terms on that date.

Our lending is subject to written underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower, credit histories that we obtain, and property valuations (consistent with our appraisal policy) prepared by outside independent licensed appraisers approved by our board of directors as well as internal evaluations, where permitted by regulations. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, bank statements and tax returns.

All loan approval amounts are based on the aggregate loans (total credit exposure), including total balances of outstanding loans and the proposed loan to the individual borrower and any related entity. Our Chief Executive Officer has individual authorization to approve loans up to $500,000. Each of our Director of Lending and our Executive Vice President has individual authorization to approve loans up to $250,000. An individual loan or aggregate credit commitment in excess of $3.0 million requires approval by the Chief Executive Officer, Director of Lending and Executive Vice President, along with the Loan Committee, and must be reported to the board of directors prior to the loan transaction occurring.

Generally, we require title insurance or abstracts on our mortgage loans as well as extended coverage in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan.

Delinquencies and Asset Quality

Delinquency Procedures. When a borrower fails to make a required monthly loan payment by the last day of the month, a late notice is generated stating the payment and late charges due. Our policies provide borrowers that become 60 days or more delinquent are contacted by phone or mail to determine the reason for nonpayment and to discuss future payments, although in practice we generally contact such borrowers within 30 days. If repayment is not possible or doubtful, the loan will be brought to the board of directors for possible foreclosure. Once the board of directors declares a loan due and payable, a certified letter is sent to the borrower explaining the entire balance of the loan is due and payable. The borrower is permitted ten additional days to submit payment. If the loan is reinstated, foreclosure proceedings will be discontinued and the borrower will be permitted to continue to make payments. If the borrower does not respond, we will initiate foreclosure proceedings.

Loans Past Due and Non-Performing Assets. Loans are reviewed on a regular basis. Management determines that a loan is impaired or non-performing when it is probable at least a portion of the loan will not be collected in accordance with the original terms due to a deterioration in the financial condition of the borrower or the value of the underlying collateral if the loan is collateral dependent. When a loan is determined to be impaired, the measurement of the loan in the allowance for loan losses is based on present value of expected future cash flows, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Non-accrual loans are loans for which collectability is questionable and, therefore, interest on such loans will no longer be recognized on an accrual basis. All loans that become 90 days or more delinquent are placed on non-accrual status unless the loan is well secured and in the process of collection. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received on a cash basis or cost recovery method.

When we acquire real estate as a result of foreclosure, the real estate is classified as real estate owned. The real estate owned is recorded at the lower of carrying amount or fair value, less estimated costs to sell. Soon after acquisition, we order a new appraisal to determine the current market value of the property. Any excess of the recorded value of the loan satisfied over the market value of the property is charged against the allowance for loan losses, or, if the existing allowance is inadequate, charged to expense of the current period. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

A loan is classified as a troubled debt restructuring if, for economic or legal reasons related to the borrower’s financial difficulties, we grant a concession to the borrower that we would not otherwise consider. This usually includes a modification of loan terms, such as a reduction of the interest rate to below market terms, capitalizing past due interest or extending the maturity date and possibly a partial forgiveness of the principal amount due.

Under the CARES Act, COVID-19 related modifications to loans that were current as of December 31, 2019 are exempt from troubled debt restructuring classification under U.S. GAAP. In addition, the bank regulatory agencies have issued interagency guidance stating that COVID-19 related short-term modifications (i.e., six months or less) for loans that were current as of the loan modification program implementation date are not troubled debt restructurings. During the year ended December 31, 2020, we granted short-term deferrals on 61 loans that were otherwise performing, totaling approximately $17.7 million. As of December 31, 2020, 60 of these loans, totaling $14.9 million, have returned to normal payment status and one loan for $2.8 million, secured by 10 lots of vacant land totaling 16.6 acres, with a loan-to-value ratio of 56%, has been re-extended beyond the initial six-month deferral period.

Delinquent Loans. The following tables set forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated. We had no PPP loans delinquent at December 31, 2020.

	At December 31,
	2020			2019
	30 to 59 Days Past Due	60 to 89 Days Past Due	90 Days or More Past Due	30 to 59 Days Past Due	60 to 89 Days Past Due	90 Days or More Past Due
	(In thousands)
Real estate loans:
One- to four-family residential	$1,723	$370	$104	$1,447	$1,151	$85
Multi-family	—	—	—	—	—	—
Commercial	437	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial loans	8	—	—	113	4	—
Consumer loans:
Home equity loans and lines of credit	—	33	—	—	—	—
Other consumer	2	—	—	21	—	—

Total	$2,170	$403	$104	$1,581	$1,155	$85

Non-Performing Assets. The following table sets forth information regarding our non-performing assets. Non-accrual loans include non-accruing troubled debt restructurings of $18,000 and $50,000 as of December 31, 2020 and December 31, 2019. No PPP loans were considered non-performing at December 31, 2020.

	At December 31,
	2020	2019
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$18	$23
Multi-family	—	—
Commercial	—	—
Construction	—	—
Commercial and industrial loans	—	27
Consumer loans:
Home equity loans and lines of credit	—	—
Other consumer	—	—

Total non-accrual loans	18	50

Accruing loans past due 90 days or more	104	85
Real estate owned:
One- to four-family residential	108	60
Multi-family	—	—
Commercial	326	326
Construction	—	—

Total real estate owned	434	386

Total non-performing assets	$556	$521

Total accruing troubled debt restructured loans	$2,319	$2,457
Total non-performing loans to total loans	0.05%	0.05%
Total non-accruing loans to total loans	0.01%	0.02%
Total non-performing assets to total assets	0.17%	0.17%

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of the Comptroller of the Currency to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss allowance is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, such that additional general or specific loss allowances may be required.

In connection with the filing of our periodic reports with the Office of the Comptroller of the Currency and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations.

On the basis of this review of our assets, our classified and special mention assets at the dates indicated were as follows:

	At December 31,
	2020	2019
	(In thousands)
Substandard assets	$8,439	$2,593
Doubtful assets	—	—
Loss assets	—	—

Total classified assets	$8,439	$2,593

Special mention assets	$112	$—
Foreclosed real estate	$434	$386

The increase in substandard assets was primarily due to one large commercial loan relationship being downgraded.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb probable credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of probable credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by full and partial charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Management’s periodic evaluation of the adequacy of the allowance is based on various factors, including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses.

As an integral part of their examination process, the Office of the Comptroller of the Currency will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses.

The following table sets forth activity in our allowance for loan losses for the years indicated.

	For the Years Ended December 31,
	2020	2019
	(Dollars in thousands)
Allowance for loan losses at beginning of year	$2,218	$2,163
Provision for loan losses	152	55
Charge-offs:
Real estate loans:
One- to four-family residential	—	—
Multi-family	—	—
Commercial	—	—
Construction	—	—
Commercial and industrial loans	—	—
Consumer loans:
Home equity loans and lines of credit	—	—
Other consumer	(20)	(1)
Paycheck Protection Program loans	—	—

Total charge-offs	(20)	(1)

Recoveries:
Real estate loans:
One- to four-family residential	5	1
Multi-family	—	—
Commercial	—	—
Construction	—	—
Commercial and industrial loans	—	—
Consumer loans:
Home equity loans and lines of credit	—	—
Other consumer	6	—
Paycheck Protection Program loans	—	—

Total recoveries	11	1

Net (charge-offs) recoveries	(9)	—

Allowance at end of year	$2,361	$2,218

Allowance to non-performing loans	1,935.25%	1,642.96%
Allowance to total loans outstanding at the end of the year	1.01%	0.88%
Net (charge-offs) recoveries to average loans outstanding during the year	0.00%	—%

Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2020			2019
	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$1,300	55.07%	48.98%	$1,200	54.10%	50.73%
Multi-family	27	1.15	2.08	21	0.95	1.81
Commercial	746	31.57	33.22	632	28.49	29.54
Construction	37	1.57	2.35	66	2.98	3.47
Commercial and industrial loans	187	7.93	8.68	223	10.05	11.38
Consumer loans:
Home equity loans and lines of credit	38	1.61	1.50	47	2.12	1.98
Other consumer	26	1.10	1.00	29	1.31	1.08
Paycheck Protection Program loans	—	—	2.20	—	—	—

Total	$2,361	100.00%	100.00%	$2,218	100.00%	100.00%

Investment Activities

General. The goals of our investment policy are to provide and maintain liquidity, meet pledging requirements, generate a reasonable rate of return, and minimize credit and interest rate risk. Subject to loan demand and our interest rate risk analysis, we will increase the balance of our investment securities portfolio when we have excess liquidity.

Our investment policy is reviewed annually by management and any changes to the policy are recommended to and subject to the approval of the board of directors. Authority to make investments under the approved investment policy guidelines is delegated to our President and Chief Executive Officer and our Chief Financial Officer (all investment decisions require the approval of both investment officers). All investment transactions are reviewed at regularly scheduled quarterly meetings of the board of directors.

Our current investment policy permits investments in securities issued by the U.S. Government and its agencies or government sponsored enterprises. We also invest in mortgage-backed securities and, to a lesser extent, mutual funds that invest in mortgage-backed securities. Our investment policy also permits, with certain limitations, investments in bank-owned life insurance, collateralized mortgage obligations, asset-backed securities, real estate mortgage investment conduits, Alabama revenue bonds and municipal securities.

At December 31, 2020, our investment securities portfolio totaled $18.2 million, and consisted primarily of securities and obligations issued by municipalities. In addition, at December 31, 2020, we owned $2.5 million of Federal Home Loan Bank of Atlanta stock. As a member of Federal Home Loan Bank of Atlanta, we are required to purchase stock in the Federal Home Loan Bank of Atlanta, which stock is carried at cost and classified as restricted equity securities.

Portfolio Maturities and Yields. The composition and maturities of the available-for-sale investment securities portfolio at December 31, 2020 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur. Yields on tax-exempt obligations have not been computed on a tax-equivalent basis, as the effect would not be material.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities available-for-sale:
Municipal securities - taxable	$—	—	$430	2.87%	$2,421	3.54%	$8,235	2.43%	$11,086	$11,612	2.69%
Municipal securities - tax-exempt	365	1.87%	1,250	2.67%	904	2.20%	290	2.38%	2,809	2,850	2.38%
Residential mortgage- backed, government- sponsored enterprise	—	—	—	—	765	2.14%	2,058	1.97%	2,823	2,890	2.02%
SBA-guaranteed debenture	—	—	—	—	1,471	1.96%	—	—	1,471	1,523	1.96%

Total	$365	1.87%	$1,680	2.72%	$5,561	2.71%	$10,583	2.34%	$18,189	$18,875	2.48%

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also use borrowings to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from our primary market area. We offer a selection of deposit accounts, including savings accounts, checking accounts, certificates of deposit and individual retirement accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We have the authority to accept brokered deposits, and had $10.2 million of such deposits as of December 31, 2020. In addition, we had $14.9 million of municipal deposits at December 31, 2020.

On a periodic basis, we establish interest rates paid, maturity terms, service fees and withdrawal penalties. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely upon personalized customer service, long-standing relationships with customers, and the favorable image of Cullman Savings Bank in the community to attract and retain local deposits. We also seek to obtain deposits from our commercial loan customers.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

The following table sets forth the distribution of total deposits by account type at the dates indicated.

	At December 31,
	2020			2019
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)
Noninterest-bearing demand deposits	$14,374	6.63%	—%	$10,415	5.51%	—%
Interest-bearing demand deposits	69,758	32.15	0.21	51,766	27.41	0.33
Regular savings and other deposits	41,404	19.08	0.24	28,727	15.21	0.30
Money market deposits	5,383	2.48	0.31	4,046	2.14	0.36
Certificates of deposit	86,044	39.66	1.62	93,934	49.73	1.72

Total	$216,963	100.00%	0.88%	$188,888	100.00%	1.05%

As of December 31, 2020 and 2019, the aggregate amount of uninsured deposits (deposits in amounts greater than or equal to $250,000, which is the maximum amount for federal deposit insurance) was $86.6 million and $70.0 million, respectively. In addition, as of December 31, 2020, the aggregate amount of all our uninsured certificates of deposit was $35.1 million. We have no deposits that are uninsured for any reason other than being in excess of the maximum amount for federal deposit insurance. The following table sets forth the maturity of the uninsured certificates of deposit as of December 31, 2020.

At December 31, 2020
(In thousands)
Maturity Period:
Three months or less	$5,417
Over three through six months	4,730
Over six through twelve months	6,245
Over twelve months	18,718

Total	$35,110

Borrowings. As of December 31, 2020, we had a $97.3 million line of credit with the Federal Home Loan Bank of Atlanta, of which $53.5 million was outstanding at that date with a weighted average cost of 1.74%. In addition to the Federal Home Loan Bank of Atlanta line of credit, we have an unsecured federal funds lines of credit, in the amount of $10.0 million. No amount was outstanding on this line of credit at December 31, 2020.

Subsidiary Activities

Old Cullman has no subsidiaries other than Cullman Savings Bank.

Personnel

As of December 31, 2020, we had 50 full-time employees and no part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good working relations with our employees.

Properties

We conduct our operations from our main office and two additional branch offices, all of which are located in Cullman, Alabama, and one branch office in Hanceville, Alabama. All of our branch offices are located in Cullman County, Alabama. At December 31, 2020, the net book value of our premises and equipment was $8.6 million.

Legal Proceedings

We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

SUPERVISION AND REGULATION

General

As a federal savings bank, Cullman Savings Bank is subject to examination and regulation by the Office of the Comptroller of the Currency, and is also subject to examination by the Federal Deposit Insurance Corporation as deposit insurer. The federal system of regulation and supervision establishes a comprehensive framework of activities in which Cullman Savings Bank may engage and is intended primarily for the protection of depositors and the Federal Deposit Insurance Corporation’s Deposit Insurance Fund, and not for the protection of security holders. Cullman Savings Bank also is a member of and owns stock in the Federal Home Loan Bank of Atlanta, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; provide oversight for the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings, interest rate sensitivity and other factors. These ratings are inherently subjective and the receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as Cullman Savings Bank, or its holding company, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Many financial “consumer protection” statutes are implemented by regulations issued by the Consumer Financial Protection Bureau. For federal savings banks of Cullman Savings Bank’s asset size, compliance with such statutes and regulations is determined by the Office of the Comptroller of the Currency through its examinations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

As a savings and loan holding company following the conversion, New Cullman will be required to comply with the rules and regulations of the Federal Reserve Board. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by and the enforcement authority of the Federal Reserve Board. New Cullman will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Securities and Exchange Commission or Congress, could have a material adverse impact on the operations and financial performance of New Cullman and Cullman Savings Bank.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to Cullman Savings Bank and New Cullman. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Cullman Savings Bank and New Cullman.

Federal Banking Regulation

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, a federal savings bank may generally invest in mortgage loans secured by residential real estate without an aggregate limit, and commercial business, commercial real estate and consumer loans, certain types of debt securities and certain other assets, subject to overall percentage of assets or capital limits. Federal savings banks are also subject to a “Qualified Thrift Lender Test,” or “QTL Test,” which generally requires that a specified percentage of overall assets be residential mortgages and related investments.

Effective July 1, 2019, the Office of the Comptroller of the Currency issued a final rule, pursuant to a provision of the Economic Growth Regulatory Relief and Consumer Protection Act (“EGRRCPA”), that permits a federal savings bank to elect to exercise national bank powers without converting to a national bank charter. The election is available to federal savings banks that had total consolidated assets of $20 billion or less as of December 31, 2017. Cullman Savings Bank has not exercised the covered savings association election.

Capital Requirements. Federal regulations require federally insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets ratio of 8.0%, and a 4.0% Tier 1 capital to total assets leverage ratio.

In determining the amount of risk-weighted assets for calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk-weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. Common equity

Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain non-cumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations. In assessing an institution’s capital adequacy, the Office of the Comptroller of the Currency takes into consideration not only these numeric factors, but qualitative factors as well, and has the authority to establish higher capital requirements for individual institutions where deemed necessary.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements.

EGRRCPA required the federal banking agencies, including the Office of the Comptroller of the Currency, to establish a “community bank leverage ratio” of between 8% and 10% for institutions with assets of less than $10 billion. Institutions with capital complying with the ratio and otherwise meeting the specified requirements and electing the alternative framework are considered to comply with the applicable regulatory capital requirements, including the risk-based requirements. The community bank leverage ratio was established at 9% Tier 1 capital to total average assets, effective January 1, 2020. A qualifying institution may opt in and out of the community bank leverage ratio framework on its quarterly call report. An institution that temporarily ceases to meet any qualifying criteria is provided with a two quarter grace period to regain compliance. Failure to meet the qualifying criteria within the grace period or maintain a leverage ratio of 8% or greater requires the institution to comply with the generally applicable regulatory capital requirements.

The CARES Act lowered the community bank leverage ratio to 8%, with federal regulation making the reduced ratio effective April 23, 2020. Another regulation was issued to transition back to the 9% community bank leverage ratio by increasing the ratio to 8.5% for calendar year 2021 and to 9% thereafter. Cullman Savings Bank has opted in to the community bank leverage framework.

At December 31, 2020, Cullman Savings Bank’s capital exceeded all applicable requirements.

Loans-to-One Borrower. Generally, a federal savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the excess is secured by readily marketable collateral, which generally does not include real estate. At December 31, 2020, Cullman Savings Bank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings association, Cullman Savings Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Cullman Savings Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of every 12-month period. “Portfolio assets” generally means total assets of a savings association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Cullman Savings Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986, as amended. This test generally requires a savings association to have at least 75% of its deposits held by the public and earn at least 25% of its income from loans and U.S. government obligations. Alternatively, a savings association can satisfy this test by maintaining at least 60% of its assets in cash, real estate loans and U.S. Government or state obligations.

A savings association that fails the qualified thrift lender test must operate under specified restrictions set forth in the Home Owners’ Loan Act. The Dodd-Frank Act made noncompliance with the QTL test subject to agency enforcement action for a violation of law. At December 31, 2020, Cullman Savings Bank satisfied the QTL test.

Capital Distributions. Federal regulations govern capital distributions by a federal savings bank, which include cash dividends and other transactions charged to the savings bank’s capital account. A federal savings bank must file an application with the Office of the Comptroller of the Currency for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceed the sum of the savings bank’s net income for that year to date plus the savings bank’s retained net income for the preceding two years;

•	the savings bank would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•

the savings bank is not eligible for expedited treatment of its filings, generally due to an unsatisfactory CAMELS rating or being subject to a cease and desist order or formal written agreement that requires action to improve the institution’s financial condition.

Even if an application is not otherwise required, every savings bank that is a subsidiary of a savings and loan holding company, such as Cullman Savings Bank, must still file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend or approves a capital distribution.

A notice or application related to a capital distribution may be disapproved if:

•	the federal savings bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act generally provides that an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. A federal savings bank also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Community Reinvestment Act and Fair Lending Laws. All insured depository institutions have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. The Office of the Comptroller of the Currency is required to assess the federal savings bank’s record of compliance with the Community Reinvestment Act. A savings bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of the Comptroller of the Currency, as well as other federal regulatory agencies and the Department of Justice.

In June 2020, the Office of the Comptroller of the Currency issued a final rule clarifying and expanding the activities that qualify for Community Reinvestment Act credit and, according to the agency, seeking to create a more consistent and objective method for evaluating Community Reinvestment Act performance. The final rule was effective October 1, 2020, but compliance with certain of the revised requirements is not mandatory until January 1, 2024 for institutions of Cullman Savings Bank’s asset size.

The Community Reinvestment Act requires all institutions insured by the Federal Deposit Insurance Corporation to publicly disclose their rating. Cullman Savings Bank received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. An insured depository institution’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with, an insured depository institution such as Cullman Savings Bank. New Cullman will be an affiliate of Cullman Savings Bank because of its control of Cullman Savings Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

Cullman Savings Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•

be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Cullman Savings Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Cullman Savings Bank’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The Office of the Comptroller of the Currency has primary enforcement responsibility over federal savings banks and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings bank. Formal enforcement action by the Office of the Comptroller of the Currency may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or recommend to the Office of the Comptroller of the Currency that enforcement action be taken with respect to a particular federal savings bank. If such action is not taken, the Federal Deposit Insurance Corporation has authority to take the action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Branching. Federal law permits well capitalized and well managed holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. In addition, federal savings banks may establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for the banks chartered by that state.

Prompt Corrective Action. Federal law requires, among other things, that federal bank regulators take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For this purpose, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under applicable regulations, an institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on the payment of dividends, and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more additional restrictions, including a regulatory order to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, ceasing receipt of deposits from correspondent banks, dismissal of directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

The previously referenced final rules establishing an elective “community bank leverage ratio” regulatory capital framework provide that a qualifying institution whose capital exceeds the community bank leverage ratio and opts to use that framework will be considered “well-capitalized” for purposes of prompt corrective action.

At December 31, 2020, Cullman Savings Bank met the criteria for being considered “well capitalized.”

Insurance of Deposit Accounts. The Deposit Insurance Fund of the Federal Deposit Insurance Corporation insures deposits at Federal Deposit Insurance Corporation-insured financial institutions such as Cullman Savings Bank, generally up to a maximum of $250,000 per separately insured depositor. The Federal Deposit Insurance Corporation charges insured depository institutions premiums to maintain the Deposit Insurance Fund.

Under the Federal Deposit Insurance Corporation’s risk-based assessment system, institutions deemed less risky of failure pay lower assessments. Assessments for institutions of less than $10 billion of assets are based on financial measures and supervisory ratings derived from statistical modeling estimating the probability of an institution’s failure within three years.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Cullman Savings Bank. We cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. We do not know of any practice, condition or violation that may lead to termination of our deposit insurance.

Privacy Regulations. Federal regulations generally require that Cullman Savings Bank disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship. In addition, Cullman Savings Bank is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. Cullman Savings Bank currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

USA PATRIOT Act. Cullman Savings Bank is subject to the USA PATRIOT Act, which gives federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. The USA PATRIOT Act contains provisions intended to encourage information sharing among bank regulatory agencies and law enforcement bodies and imposes affirmative obligations on financial institutions, such as enhanced recordkeeping and customer identification requirements.

Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Other Regulations

Interest and other charges collected or contracted for by Cullman Savings Bank are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of Cullman Savings Bank also are subject to, among others, the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Federal Home Loan Bank System

Cullman Savings Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Members of the Federal Home Loan Bank are required to acquire and hold shares of capital stock in the Federal Home Loan Bank. Cullman Savings Bank was in compliance with this requirement at December 31, 2020. Based on redemption provisions of the Federal Home Loan Bank of Atlanta, the stock has no quoted market value and is carried at cost. Cullman Savings Bank reviews for impairment, based on the ultimate recoverability, the cost basis of the Federal Home Loan Bank of Atlanta stock. At December 31, 2020, no impairment had been recognized.

Holding Company Regulation

New Cullman will be a unitary savings and loan holding company subject to regulation and supervision by the Federal Reserve Board. The Federal Reserve Board will have enforcement authority over New Cullman and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to Cullman Savings Bank.

As a savings and loan holding company, New Cullman’s activities will be limited to those activities permissible by law for financial holding companies (if New Cullman makes an election to be treated as a financial holding company and meets the other requirements to be a financial holding company) or multiple savings and loan holding companies. New Cullman has no present intention to make an election to be treated as a financial holding company. A financial holding company may engage in activities that are financial in nature, incidental to financial activities or complementary to a financial activity. Such activities include lending and other activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, insurance and underwriting equity securities. Multiple savings and loan holding companies are authorized to engage in activities specified by federal regulation, including activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or savings and loan holding company without prior written approval of the Federal Reserve Board, and from acquiring or retaining control of any depository institution not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider such factors as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on and the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors. A savings and loan holding company may not acquire a savings institution in another state and hold the target institution as a separate subsidiary unless it is a supervisory acquisition or the law of the state in which the target is located authorizes such acquisitions by out-of-state savings and loan holding companies.

Savings and loan holding companies with less than $3 billion in consolidated assets are exempt from consolidated regulatory capital requirements, unless the Federal Reserve Board determines otherwise in particular cases.

The Federal Reserve Board has promulgated regulations implementing the “source of strength” doctrine that require holding companies, including savings and loan holding companies, to act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

The Federal Reserve Board has issued supervisory policies regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies and savings and loan holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Federal Reserve Board guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of capital distributions previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. Federal Reserve Board guidance also states that a holding company should inform the Federal Reserve Board supervisory staff before redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result, at the end of a quarter, in a net reduction in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of New Cullman to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire “control” of a savings and loan holding company, such as New Cullman, unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquirer has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. There is a presumption of control upon the acquisition of 10% or more of a class of voting stock under certain circumstances, such as where the holding company involved has its shares registered under the Securities Exchange Act of 1934.

The Federal Reserve Board has adopted a final rule, effective September 30, 2020, that revises its framework for determining whether a company has a “controlling influence” over a bank or savings and loan holding company for purposes of the Bank and Savings and Loan Holding Company Acts.

Federal Securities Laws

New Cullman common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. New Cullman will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in New Cullman’s public offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of New Cullman may be resold without registration. Shares purchased by an affiliate of New Cullman will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If New Cullman meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of New Cullman that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of New Cullman, or the average weekly volume of trading in the shares during the preceding four calendar weeks.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Emerging Growth Company Status

New Cullman is an emerging growth company. For as long as New Cullman continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, New Cullman also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Such an election is irrevocable during the period a company is an emerging growth company. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

New Cullman will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of the completion of this offering; (ii) the first fiscal year after our annual gross revenues are $1.07 billion (adjusted for inflation) or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700  million at the end of the second quarter of that fiscal year.

TAXATION

Cullman Savings Bank, MHC, Old Cullman and Cullman Savings Bank are, and New Cullman will be, subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state taxation is intended only to summarize certain pertinent tax matters and is not a comprehensive description of the tax rules applicable to Old Cullman, New Cullman or Cullman Savings Bank.

Our federal and state tax returns have not been audited for the past five years.

Federal Taxation

Method of Accounting. Old Cullman and Cullman Savings Bank currently report income and expenses on the accrual method of accounting and use a tax year ending December 31 for filing their federal income tax returns. Old Cullman and Cullman Savings Bank file a consolidated federal income tax return. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for income taxes on bad debt reserves by savings institutions. For taxable years beginning after 1995, Cullman Savings Bank has been subject to the same bad debt reserve rules as commercial banks. It currently utilizes the experience method under Section 585 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Alternative Minimum Tax. For income generated prior to January 1, 2018, the Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less an exemption amount, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent tax computed this way exceeds tax computed by applying the regular tax rates to regular taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Tax Cuts and Jobs Act repealed the alternative minimum tax for income generated after January 1, 2018. At December 31, 2020, Old Cullman had no minimum tax credit carryovers.

Net Operating Loss Carryovers. As a result of the Tax Cuts and Jobs Act generally, a financial institution may carry net operating losses forward indefinitely, if incurred after December 31, 2017. At December 31, 2020, Old Cullman had no federal net operating loss carryforwards.

Capital Loss Carryovers. A corporation cannot recognize capital losses in excess of capital gains generated. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which it is carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At December 31, 2020, Old Cullman had no capital loss carryovers.

Corporate Dividends. Old Cullman may generally exclude from its income 100% of dividends received from Cullman Savings Bank as a member of the same affiliated group of corporations.

State Taxation

Alabama State Taxation. New Cullman and Cullman Savings Bank will be required to file Alabama income tax returns and pay tax at a stated tax rate of 6.5% of Alabama taxable income. For these purposes, Alabama taxable income generally means federal taxable income subject to certain modifications, primarily the exclusion of interest income on United States obligations and the deduction of federal income taxes paid.

Maryland State Taxation. As a Maryland business corporation, New Cullman is required to file an annual report with and pay franchise taxes to the State of Maryland.

MANAGEMENT

Our Directors and Executive Officers

Our board of directors is comprised of seven members. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. The following sets forth certain information regarding the members of our board of directors, and executive officers who are not directors, including the terms of office of board members. Except as indicated herein, there are no arrangements or understandings between any director and any other person pursuant to which the director was selected. Age information is as of December 31, 2020, and term as a director includes service with Cullman Savings Bank.

With respect to directors, the biographies contain information regarding the person’s business experience and the experiences, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Each director of New Cullman is also a director of Cullman Savings Bank and Cullman Savings Bank, MHC.

All of our directors are long-time residents of the communities we serve and many of such individuals have operated, or currently operate, businesses located in such communities. As a result, each director continuing in office has significant knowledge of the businesses that operate in our market area, an understanding of the general real estate market, values and trends in such communities and an understanding of the overall demographics of such communities. As a community banking institution, we believe that the local knowledge and experience of our directors assists us in assessing the credit and banking needs of our customers, developing products and services to better serve our customers and in assessing the risks inherent in our lending operations. As local residents, our directors are also exposed to the advertising, product offerings and community development efforts of competing institutions which, in turn, assists us in structuring its marketing efforts and community outreach programs.

Directors with terms ending following the fiscal year ending December 31, 2021:

Gregory T. Barksdale. Age 54. Mr. Barksdale is a District Sales Manager for ALFA Insurance. He has been employed with ALFA Insurance since 2003. From 1991 until 2003, he was employed as a banker in Cullman County, and has expertise in consumer and commercial lending. Mr. Barksdale brings the board of directors a unique perspective of the community in areas of economic development, residential housing and commercial opportunities. Mr. Barksdale’s business experience with financial institutions also gives him extensive insights into the challenges and opportunities in our overall operations and lending activities. Director since 2013.

Dr. Paul D. Bussman. Age 64. Dr. Bussman has been a practicing dentist in Cullman since 1983. He also served as the Alabama State Senator for the 4th District (Cullman, Winston and Lawrence Counties) from 2010 to 2018. Dr. Bussman’s senatorial experience and experience in our local markets provides us with substantial insights and discipline for enhancing our public perception and corporate citizenship initiatives. Director since 1994.

Directors with terms ending following the fiscal year ending December 31, 2022:

Nancy McClellan. Age 63. Ms. McClellan has been a lawyer in private practice since 1982. She is a partner with the law firm of Bland, Harris & McClellan, P.C., of Cullman, Alabama, and has served as attorney for Cullman Savings Bank since 2001. Ms. McClellan’s Master of Laws degree with a concentration in taxation provides the board of directors with a unique perspective in addressing the legal requirements of Old Cullman and Cullman Savings Bank. Her professional experience also provides us with expertise in the areas of real estate and estate law. Director since 1999.

Lynne Morton. Age 44. Ms. Morton is a Territory Manager with TriGreen Equipment and has been involved with John Deere products since 2000. Ms. Morton is responsible for financial budgets, operation processes and human resources for all departments within her dealerships. Her significant experience in employee development, training, and business management provides the board with substantial insight into operations and development. Director since 2020.

Directors with terms ending following the fiscal year ending December 31, 2023:

John A. Riley, III. Age 56. Mr. Riley has served as President and Chief Executive Officer of Cullman Savings Bank since 2006. He was initially employed by Cullman Savings Bank in 1993 as a loan officer and held several positions prior to being named Chief Executive Officer, including Senior Vice President for Lending, a position he held from 1999 to 2006. Mr. Riley’s positions as President and Chief Executive Officer foster clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full board of directors, and alignment on corporate strategy. Director since 2000.

Robin Parson. Age 54. Ms. Parson has served as Executive Vice President and Chief Operations Officer of Old Cullman since 2009 and Cullman Savings Bank since 2006. She was initially employed by Cullman Savings Bank in 1985 as a teller and held several positions before being named Chief Operations Officer. Ms. Parson’s extensive experience in a variety of roles at Cullman Savings Bank provides a broad and unique perspective on the challenges facing our organization and our business strategies and operations. Director since 2019.

Chad T. Burks. Age 44. Mr. Burks has been the owner of Burks Brothers Pools since 2001. He is a commercial general contractor and owns several commercial rental properties in the Cullman area. Mr. Burks has strong marketing, sales, and customer service assessment skills. Mr. Burks’s experience as a small business owner gives him extensive insight into the customers who live in our market areas and economic developments affecting the communities in which we operate, as well as the challenges facing small businesses in our market area. Mr. Burks’s work experience also provides valuable insight into budgeting and financial strategy. Director since 2019.

Executive Officers Who Are Not Directors

The following sets forth information regarding our executive officers who are not directors. Age information is as of December 31, 2020. The executive officers of Cullman Savings Bank are elected annually.

T’aira Ugarkovich. Age 36. Ms. Ugarkovich has served as Executive Vice President of Cullman Savings Bank the past three years. Previously, Ms. Ugarkovich was our Chief Credit Officer. Ms. Ugarkovich is a 2017 graduate from Alabama Banking School. Ms. Ugarkovich has 13 years of banking experience. Prior to working at Cullman Savings Bank, Ms. Ugarkovich was a Credit Officer for four years and Treasury Management Officer for two years at Progress Bank. Ms. Ugarkovich has a Bachelor of Science degree in Finance from the University of Alabama in Huntsville.

Katrina Stephens. Age 37. Ms. Stephens was named our Senior Vice President and Chief Financial Officer in 2015. Ms. Stephens is a 2018 graduate from Alabama Banking School. Ms. Stephens was previously a Senior Level Internal Auditor at Regions Bank, where she began working in 2011. Prior to Regions, Ms. Stephens worked as a Senior External Auditor at Pricewaterhouse Coopers, where she began working in 2007. Ms. Stephens has a Master of Accountancy degree from the University of Alabama and is a Certified Public Accountant.

Board Independence

The board of directors has determined that each of our directors, with the exception of Chairman of the Board, President and Chief Executive Officer John A. Riley, III, Executive Vice President and Chief Operations Officer Robin Parson and Director Nancy McClellan is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Riley and Ms. Parson are not independent because they are our executive officers, and Ms. McClellan is not independent because of legal fees paid to her firm, which totaled $61,000 for the year ended December 31, 2020. In determining the independence of our directors, the board of directors considered relationships between Cullman Savings Bank and our directors that are not required to be reported under “—Transactions With Certain Related Persons,” consisting of deposit accounts that our directors maintain at Cullman Savings Bank.

Transactions With Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Cullman Savings Bank, to their executive officers and directors in compliance with federal banking regulations. Federal regulations permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Cullman Savings Bank makes loans to its employees through an employee loan program pursuant to which loans are made at a reduced rate. The reduced rate is 100 basis points above the Federal Home Loan Bank of San Francisco’s 11th District Cost of Funds Rate, rounded up to the nearest quarter percentage, and adjusted annually.

The tables below list our directors and executive officers who participated in the employee loan program during the years ended December 31, 2020 and 2019. No other directors or executive officers of Cullman Savings Bank participated in the employee loan program during these periods.

Name	Type of Loan	Largest Aggregate Balance 1/1/20 to 12/31/20	Principal Balance 12/31/20	Principal Paid 1/1/20 to 12/31/20	Interest Paid 1/1/20 to 12/31/20	Interest Rate
Gregory T. Barksdale	Residential mortgage	$130,762	$105,260	$25,502	$2,929	2.25%
Paul D. Bussman	Residential mortgage	$317,791	$299,922	$17,869	$7,079	2.25%
Chad T. Burks	Residential mortgage	$341,618	$330,358	$11,261	$7,571	2.25%
John A. Riley, III	Residential mortgage	$660,200	$639,781	$20,419	$14,648	2.25%
Robin Parson	Residential mortgage	$179,426	$171,380	$8,046	$3,954	2.25%
Katrina Stephens	Residential mortgage	$386,961	$376,588	$10,373	$8,600	2.25%
T’aira Ugarkovich	Residential mortgage	$358,800	$347,420	$11,380	$7,956	2.25%

Name	Type of Loan	Largest Aggregate Balance 1/1/19 to 12/31/19	Principal Balance 12/31/19	Principal Paid 1/1/19 to 12/31/19	Interest Paid 1/1/19 to 12/31/19	Interest Rate
Gregory T. Barksdale	Residential mortgage	$155,289	$130,762	$24,526	$2,974	2.25%
Paul D. Bussman	Residential mortgage	$322,128	$317,791	$14,337	$7,412	2.25%
Chad T. Burks	Residential mortgage	$351,861	$341,618	$10,242	$9,784	2.25%
John A. Riley, III	Residential mortgage	$680,321	$660,200	$20,121	$15,244	2.25%
Robin Parson	Residential mortgage	$186,194	$179,426	$6,768	$4,463	2.25%
Katrina Stephens	Residential mortgage	$397,104	$386,961	$10,143	$8,831	2.25%
T’aira Ugarkovich	Residential mortgage	$368,950	$358,800	$10,150	$7,515	2.25%

These loans neither involve more than the normal risk of collection nor present other unfavorable features. Loans made to directors or executive officers, including any modification of such loans, must be approved by a majority of disinterested members of the board of directors. The interest rate on loans to directors and officers is the same as that offered to other employees.

Since January 1, 2019, other than described above, and except for loans to directors and executive officers made in the ordinary course of business that were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Cullman Savings Bank and for which management believes neither involve more than the normal risk of collection nor present other unfavorable features, we and our subsidiary have not had any transaction or series of transactions, or business relationships, nor are any such transactions or relationships proposed, in which the amount involved exceeds $120,000 and in which our directors or executive officers have a direct or indirect material interest.

Pursuant to our Policy and Procedures for Approval of Related Person Transactions, the Audit Committee periodically reviews, no less frequently than twice a year, a summary of transactions in excess of $25,000 with our directors, executive officers, and their family members, for the purpose of determining whether the transactions are within our policies and should be ratified and approved. Additionally, pursuant to our Code of Business Conduct and Ethics, all of our executive officers and directors must disclose any personal or financial interest in any matter that comes before New Cullman.

Executive Compensation

The following table sets forth for the year ended December 31, 2020 certain information as to the total compensation paid to our President and Chief Executive Officer and our two other most highly compensated executive officers. Each executive is referred to as a “named executive officer.”

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Nonqualified Deferred Compensation Earnings ($)(2)	All other Compensation ($)(3)	Total ($)
John A. Riley, III, Chairman of the Board, President and Chief Executive Officer	2020	250,000	75,000	560,000	135,000	23,939	84,813	1,128,752

Robin Parson, Executive Vice President and Chief Operating Officer	2020	156,000	46,890	246,400	59,400	15,673	70,523	594,886

T’aira Ugarkovich, Executive Vice President	2020	125,000	37,500	336,000	81,000	7,121	33,172	619,793

(1)

In accordance with FASB ASC Topic 718, the reported amount represents the full grant date value of each award. Since awards vest at a rate of 20% per year beginning in 2021, none of the named executive officers recognized any income from the awards during 2020. The assumptions used in the calculation of these amounts are included in footnote 14 to our audited financial statements beginning on page F-1 of this proxy statement/prospectus. For stock option awards, amounts reported are grant date fair values computed based upon the Black-Scholes option valuation model, and the actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance that the value of an option realized by a named executive officer will be at or near the value shown above.

(2)

The non-qualified deferred compensation earnings represents the above market earnings on compensation that was deferred by each named executive officer under the amended and restated deferred incentive plan, which is described below.

(3)	A break-down of the various elements of compensation in this column is set forth in the following table:

Name	All Other Compensation
	Profit Sharing ($)	Director Fees ($)	Directors’ Deferral Plan ($)	Employee Stock Ownership Plan ($)	Total All Other Compensation ($)
John A. Riley, III	42,000	21,000	6,000	15,813	84,813
Robin Parson	29,534	21,000	6,000	13,989	70,523
T’aira Ugarkovich	24,375	—	—	8,797	33,172

Benefit Plans and Agreements

Anticipated Future Employment Agreements. In connection with the conversion, Cullman Savings Bank intends to enter into new employment agreements with Mr. John A. Riley, III, Ms. Robin Parson and Ms. T’aira Ugarkovich which will be effective on the date of the conversion. Each agreement has similar terms. Commencing on the first anniversary of the agreements and on each subsequent anniversary thereafter, the agreements will be renewed for an additional year so that the remaining term will be three years, unless a notice is provided to the executive that the agreement will not renew. The current base salaries for Mr. Riley, Ms. Parson and Ms. Ugarkovich are $250,000, $156,000 and $140,000, respectively. In addition to the base salary, each agreement will provide for, among other things, participation in bonus programs and other fringe benefit plans applicable to executive employees. The executive’s employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

Certain events resulting in the executive’s termination or resignation entitle the executive to payments of severance benefits following termination of employment. In the event of the executive’s involuntary termination for reasons other than for cause, disability or retirement, or in the event the executive resigns during the term of the agreement following (a) failure to appoint the executive to the executive position set forth in the agreement, (b) a material change in the executive’s function, duties or responsibilities resulting in a reduction of the responsibility, scope, or importance of executive’s position, (c) relocation of the executive’s office by more than 25 miles, (d) a material reduction in the benefits or perquisites paid to the executive unless such reduction is part of a reduction that is generally applicable to officers or employees of Cullman Savings Bank, or (e) a material breach of the employment agreement by Cullman Savings Bank, then the executive would be entitled to a severance payment in the form of a cash lump sum equal to (a) two times (three times for Mr. Riley) the sum of (i) the highest rate of base salary paid to the executive at any time, and (ii) the highest bonus paid to the executive at any time during the prior three years. In addition, the executive would be entitled to receive a lump sum payment equal to the present value of the contributions that would reasonably have been expected to be made on executive’s behalf under Cullman Savings Bank’s defined contribution plans (e.g., our 401(k) Plan or Employee Stock Ownership Plan) if the executive had continued working for two full calendar years (three years for Mr. Riley) earning the salary that would have been achieved during such period. Internal Revenue Code Section 409A may require that a portion of the above payments cannot be made until six months after termination of employment if the executive is a “key employee” under Internal Revenue Service rules. In addition, the executive would be entitled, at no expense to the executive, to the continuation of life insurance and non-taxable medical and dental coverage for two full calendar years (three for Mr. Riley), or, if participation by the executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject Cullman Savings Bank to penalties, then Cullman Savings Bank shall pay the executive a cash lump sum payment reasonably estimated to be equal to the cost of such non-taxable medical and dental benefits.

In the event of a change in control of Cullman Savings Bank or New Cullman, followed by the executive’s involuntary termination other than for cause, disability or retirement, or resignation for one of the reasons set forth above within 18 months thereafter, the executive would be entitled to a severance payment in the form of a cash lump sum equal to (a) two times (three times for Mr. Riley) the sum of (i) the highest rate of base salary paid to the executive at any time, and (ii) the highest bonus paid to the executive with respect to the three completed fiscal years prior to the change of control, plus (b) a lump sum equal to the present value of the contributions that would reasonably have been expected to be made on the executive’s behalf under Cullman Savings Bank’s defined contribution plans (e.g., 401(k) Plan and Employee Stock Ownership Plan) if the executive had continued working for two full calendar years (three for Mr. Riley), earning the salary that would have been achieved during such period. In addition, the executive would be entitled, at no expense to the executive, to the continuation of life insurance and non-taxable medical and dental coverage for 24 months (36 for Mr. Riley) following the termination of two full calendar years employment, or if providing such benefits would subject Cullman Savings Bank to penalties, then Cullman Savings Bank shall pay the executive a cash lump sum payment reasonably estimated to be equal to the cost of such non-taxable medical and dental benefits. In the event payments made to the executive include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payments will be cutback by the minimum dollar amount necessary to avoid this result.

Under each employment agreement, if an executive becomes disabled within the meaning of such term under Section 409A of the Internal Revenue Code, the executive shall receive benefits under any short-term or long-term disability plans maintained by Cullman Savings Bank.

Upon termination of the executive’s employment, the executive shall be subject to certain restrictions on their ability to compete for a period of six months following termination of employment, or to solicit business or employees of Cullman Savings Bank and New Cullman for a period of one year following termination of employment.

Amended and Restated Deferred Incentive Plan. Cullman Savings Bank maintains an Amended and Restated Deferred Incentive Plan whereby Mr. Riley, Ms. Parson and Ms. Ugarkovich receive an annual amount credited to their account. The executives do not contribute to the plan. For 2020, Mr. Riley, Ms. Parson and Ms. Ugarkovich would receive an award of 20% of base salary if the return on assets is 1.10% or greater. The specific goals are determined annually and are subject to the discretion of the board of directors. For 2020, the board of directors set the specific goals in consultation with our President and Chief Executive Officer. The Amended and Restated Deferred Incentive Plan, which is an unfunded plan, provides that each annual award is credited with an assumed annual return equal to the greater of an interest rate equal to 6% or 10 times Cullman Savings Bank’s return on assets for the most recently completed year, but not to exceed an interest rate of 10%. In addition, each annual award is subject to a five-year cliff vesting schedule and executives will become 100% vested upon a change in control, death, disability or retirement. Executives will receive a distribution upon termination of service, or if earlier, the occurrence of an unforeseen emergency, death, disability or change in control.

Life Insurance Agreements. Cullman Savings Bank has purchased life insurance policies for Mr. Riley, Ms. Parson and Ms. Ugarkovich. Under the agreements, the beneficiaries of Mr. Riley, Ms. Parson and Ms. Ugarkovich are entitled to a death benefit paid by the insurer from the policy proceeds equal to $175,000, $175,000 and $175,000, respectively.

Profit Sharing Plan. Cullman Savings Bank maintains a tax-qualified defined contribution plan for eligible employees (the “Profit Sharing Plan”). All employees who are at least 19 years old who have completed at least one year of entry service are eligible to participate in the Profit Sharing Plan. The Bank may make an annual discretionary contribution to the Profit Sharing Plan, which is shared among all eligible participants, including the named executive officers. Participants may not make any contributions to the Profit Sharing Plan but they may direct the investments of their account balances. To be eligible to share in the discretionary profit sharing contribution, a participant must be employed on December 31. A participant will also be eligible to share in the profit sharing contribution if he or she was an active participant at any time during the plan year and retired, died or became totally disabled. The discretionary profit sharing contribution is divided among participants on the basis of each participant’s proportional share of compensation relative to all participants. Participants become 100% vested in the contributions made to their account upon the completion of three years of service. In 2020, Cullman Savings Bank made a discretionary contribution in the amount of $460,000 to the Profit Sharing Plan.

Employee Stock Ownership Plan. Cullman Savings Bank maintains an employee stock ownership plan. Eligible employees who have attained age 19 and completed 1,000 hours of service during a continuous 12-month period are eligible to participate in the plan. In 2009, the employee stock ownership plan trust borrowed funds from Old Cullman and used those funds to purchase 98,500 shares of Old Cullman common stock. Collateral for the loan is the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from Cullman Savings Bank discretionary contributions to the employee stock ownership plan and the last loan payment is scheduled to occur on December 31, 2021. The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments. The interest rate for the employee stock ownership plan loan is an adjustable rate equal to the prime rate, as published in The Wall Street Journal. The interest rate adjusts annually and is the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. Shares purchased by the employee stock ownership plan are held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan are allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Participants become 100% vested upon the completion of three years of service. Participants also become fully vested automatically upon normal retirement, death or disability, or termination of the employee stock ownership plan. Generally, participants receive distributions from the employee stock ownership plan upon separation from service. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

In connection with the conversion, we expect the employee stock ownership plan to purchase up to 8% of the shares of New Cullman common stock sold in the offering and issued to the charitable foundation. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from New Cullman equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Cullman Savings Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 25-year term of the loan. It is expected that the original employee stock ownership plan loan, described above, will be refinanced and rolled into the loan to be received by the employee stock ownership plan loan from New Cullman in connection with the conversion. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan’s subscription order will not be filled and the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion, subject to applicable regulatory approvals.

Outstanding Equity Awards at Fiscal Year End. The following table sets forth information with respect to outstanding equity awards as of December 31, 2020 for the named executive officers.

Outstanding Equity Awards at Fiscal Year End
Name	Option awards				Stock awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
John A. Riley, III	—	30,000	28.00	8/18/2030	20,000	440,000
Robin Parson	—	13,200	28.00	8/18/2030	8,800	193,600
T’aira Ugarkovich	—	18,000	28.00	8/18/2030	12,000	264,000

(1)	Based on a closing price of Old Cullman’s common stock of $22.00 as of December 31, 2020.

2020 Equity Incentive Plan. In 2020, stockholders approved the Cullman Bancorp, Inc. 2020 Equity Incentive Plan (the “2020 Equity Incentive Plan”), which provides for the grant of stock-based awards to our directors and employees, including our executive officers.

The 2020 Equity Incentive Plan authorizes the issuance or delivery to participants of up to 200,000 shares of Old Cullman’s common stock pursuant to grants of incentive and non-qualified stock options and restricted stock awards. Of this number, the maximum number of shares of Old Cullman common stock that may be issued under the 2020 Equity Incentive Plan pursuant to the exercise of stock option is 120,000, and the maximum number of shares of Old Cullman common stock that may be issued as restricted stock awards is 80,000 shares.

The 2020 Equity Incentive Plan is administered by the members of the Compensation Committee (the “Committee”) who are “Disinterested Board Members,” as defined in the 2020 Equity Incentive Plan. The Committee has full and exclusive power within the limitations set forth in the 2020 Equity Incentive Plan to make decisions and determinations regarding: (1) the selection of participants and the granting of awards; (2) establishing the terms and conditions relating to each award; (3) adopting rules, regulations and guidelines for carrying out the 2020 Equity Incentive Plan’s purposes; and (4) interpreting the provisions of the 2020 Equity Incentive Plan and any award agreement. The 2020 Equity Incentive Plan also permits the Committee to delegate all or part of its responsibilities and powers to any person or persons selected by it.

Employees and outside directors are eligible to receive awards under the Equity Incentive Plan. Awards may be granted in a combination of restricted stock awards, incentive stock options, and non-qualified stock options. The exercise price of stock options granted under the Equity Incentive Plan may not be less than the fair market value on the date the stock option is granted. Stock options are subject to vesting conditions and restrictions as determined by the Committee. Stock awards under the 2020 Equity Incentive Plan will be granted only in whole shares of common stock. All shares of restricted stock and all stock option grants will be subject to conditions established by the Committee that are set forth in the applicable award agreement.

To date, all stock options and restricted stock awards granted are subject to time-based vesting and vest over a five-year period, with 20% of the awards vesting each year. The recipients of restricted stock awards are entitled to receive any cash dividends paid on all restricted stock awards, whether such awards are vested or not, and have voting rights consistent with the holders of our common stock generally.

Directors’ Compensation

The following table sets forth for the year ended December 31, 2020 certain information as to the total compensation we paid to our non-employee directors. Mr. Riley and Ms. Parson received director fees of $21,000 for the year ended December 31, 2020, which is included in above Summary Compensation Table.

	Director Compensation Table For the Year Ended December 31, 2020
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Gregory T. Barksdale	21,000	112,000	27,000	1,891	6,000	167,891
Chad T. Burks	21,000	112,000	27,000	570	6,000	166,570
Paul D. Bussman	21,000	112,000	27,000	13,156	6,000	179,156
Kim J. Chaney (4)	5,250	—	—	21,792	1,500	28,542
Nancy McClellan	21,000	112,000	27,000	42,570	6,000	208,570
Lynne Morton	15,750	112,000	27,000	—	—	154,750

(1)

In accordance with FASB ASC Topic 718, the reported amount represents the full grant date value of each award. Since awards vest at a rate of 20% per year beginning in 2021, none of the directors recognized any income from the awards during 2020. The assumptions used in the calculation of these amounts are included in footnote 14 to our audited financial statements beginning on page F-1 of this proxy statement/prospectus. For stock option awards, amounts reported are grant date fair values computed based upon the Black-Scholes option valuation model, and the actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance that the value of an option realized by a director will be at or near the value shown above. Each director holds 4,000 unvested restricted stock awards as of December 31, 2020.

(2)

The non-qualified deferred compensation earnings represents the above market earnings on compensation that was deferred by each director under the Amended and Restated Directors’ Deferred Compensation Plan, which is described below.

(3)	Reflects Cullman Savings Bank’s matching contribution under the Amended and Restated Directors’ Cash Compensation Deferral Plan.
(4)	Judge Chaney retired from the board of directors in March 2020.

Director Fees. Cullman Savings Bank pays each director a fee of $1,750 for each board meeting attended. No separate fees are paid for committee meetings attended or for service as committee chairmen. Old Cullman does not pay any meeting or committee fees.

Amended and Restated Directors’ Deferred Compensation Plan. Cullman Savings Bank maintains a Directors’ Cash Compensation Deferral Plan whereby directors may elect to defer a minimum of 25% and a maximum of 100% of their board fees until the later of age 65 or termination of service, or if earlier, the occurrence of an unforeseen emergency, death, disability or change in control. The Directors’ Cash Compensation Deferral Plan, which is an unfunded plan, provides for an annual matching contribution equal to 100% of the elected deferral amount, not to exceed $6,000 annually, and an assumed annual return on deferred amounts equal to the greater of an interest rate equal to 6% or 10 times Cullman Savings Bank’s return on assets for the most recently completed year, but not to exceed an interest rate of 10%.

In the event Mr. Riley, Dr. Bussman or Ms. McClellan die before a termination of service as a director, their beneficiaries will be paid a death benefit determined by assuming the director had remained in service until age 65 and elected the maximum deferral and received the maximum matching contribution each year reduced by the amount of life insurance proceeds payable upon such death (which is specified in each director’s Split Dollar Agreement). Cullman Savings Bank elected to fund this death benefit through the purchase of life insurance policies on the life of each director. The dollar value of the premiums paid on the life insurance policies is provided below. If Messrs. Barksdale, Burks, Ms. Morton or Ms. Parson die before a termination of service as a director, their beneficiaries will be paid a death benefit equal to the vested accrued balance under the Directors’ Cash Compensation Deferral Plan. If a director dies after he or she terminates service as a director, the director’s beneficiary will receive only the unpaid portion of the director’s account.

Split Dollar Agreements. In connection with the initial implementation of the Amended and Restated Directors’ Cash Compensation Deferral Plan, Cullman Savings Bank purchased insurance policies on the lives of the directors and entered into endorsement Split Dollar Agreements with each of our directors. Under the Split Dollar Agreements, upon a director’s death while he or she was a director of Cullman Savings Bank, the director’s beneficiary will be paid a death benefit equal to the lesser of (i) 100% of the portion of the insurance proceeds designated in each director’s Split Dollar Agreement, or (ii) the director’s death benefit as calculated under the Cash Compensation Deferral Plan. In the event of the director’s death as of December 31, 2020, the beneficiaries of Mr. Riley, Dr. Bussman, Ms. McClellan would receive a death benefit of $1,661,000, $652,000 and $576,000, respectively. The amount of this benefit is reduced from the amount of the death benefit payable under the Cash Compensation Deferral Plan.

In the event a director dies after he or she terminated service as a director for any reason, including retirement, he or she will not be entitled to any benefits under his or her Split Dollar Agreement. The Split Dollar Agreement may be terminated at any time by Cullman Savings Bank or the director, by written notice to the other. The Split Dollar Agreement will also terminate automatically if a director ceases to serve as a member of the board of directors for any reason except death, upon the surrender, cessation of Cullman Savings Bank’s business or upon bankruptcy, receivership or dissolution of Cullman Savings Bank. Upon termination, the director forfeits any right in the death benefit and Cullman Savings Bank may retain or terminate the insurance policy in its sole discretion.

Benefits to be Considered Following Completion of the Conversion

Stock-Based Benefit Plans. Following the offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and restricted stock awards (including restricted stock units). The stock-based benefit plans will not be adopted sooner than six months after the offering, and, if adopted within 12 months after the offering, stockholders must approve the plans by a majority of the votes eligible to be cast. If the stock-based benefit plans are established more than 12 months after the offering, stockholders must approve the plans by a majority of votes cast with respect to the plan. Also, if adopted within 12 months following the completion of the conversion, the aggregate number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plans would be limited to 10% and 4%, respectively, of the shares sold in the offering.

The following additional restrictions would apply to our stock-based benefit plans if we adopt such plans within 12 months after the offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plans;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plans;

•

any tax-qualified employee stock benefit plans and restricted stock plans, in the aggregate, may not acquire more than 10% of the shares sold in the offering, unless Cullman Savings Bank has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans may acquire up to 12% of the shares sold in the offering;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of New Cullman or Cullman Savings Bank; and

•

our executive officers or directors must exercise or forfeit their options if Cullman Savings Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

We have not determined whether we will present stock-based benefit plans for stockholder approval before or after 12 months after the completion of the conversion.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of New Cullman’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted stock that would be available for issuance under the new stock-based benefit plans, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	114,643 Shares Awarded at Minimum of Offering Range	134,874 Shares Awarded at Midpoint of Offering Range	155,106 Shares Awarded at Maximum of Offering Range	178,372 Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price information)
$ 8.00	$917	$1,079	$1,241	$1,427
10.00	1,146	1,349	1,551	1,784
12.00	1,376	1,618	1,861	2,140
14.00	1,605	1,888	2,171	2,497

The grant-date fair value of the options granted under the new stock-based benefit plans will be based in part on the price of shares of common stock of New Cullman at the time the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the stock options, and the actual value of the stock options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	286,609 Options at Minimum of Offering Range	337,187 Options at Midpoint of Offering Range	387,765 Options at Maximum of Offering Range	445,930 Options at Adjusted Maximum of Offering Range
(In thousands, except exercise price and fair value information)
$ 8.00	$2.07	$593	$698	$803	$923
10.00	2.59	742	873	1,004	1,155
12.00	3.11	891	1,049	1,206	1,387
14.00	3.63	1,040	1,224	1,408	1,619

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to read this proxy statement/prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 21.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides the beneficial ownership of shares of common stock of Old Cullman held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock at May 3, 2021. For purposes of this table, a person is deemed to be the beneficial owner of any shares of common stock over which he has, or shares, directly or indirectly, voting or investment power or as to which he or she has the right to acquire beneficial ownership at any time within 60 days after May 3, 2021.

	Number of Shares	Percent Outstanding (1)
5% Beneficial Owners:
Cullman Savings Bank, MHC	1,403,731	57.3%
316 Second Avenue SW Cullman, Alabama 35055

Cullman Savings Bank Employee Stock Ownership Plan (2)	231,534	9.4%
316 Second Avenue SW Cullman, Alabama 35055

Directors:
Gregory T. Barksdale	21,128 (3)	*
Chad T. Burks	4,500 (3)	*
Dr. Paul D. Bussman	6,229 (3)	*
Nancy McClellan	15,917 (3)	*
Lynne Morton	4,250 (3)	*
Robin Parson	65,525 (4)	2.7
John A. Riley, III	114,602 (2)(5)	4.7

Executive Officers Who Are Not Directors:
T’aira Ugarkovich	21,275 (2)(6)	*
Katrina Stephens	9,859 (7)	*

All directors and executive officers as a group (9 persons)	263,285	10.7%

*	Less than 1%.
(1)	Based on 2,450,408 shares outstanding at May 3, 2021.
(2)	Mr. Riley and Ms. Ugarkovich are trustees of the Employee Stock Ownership Plan and are deemed to have beneficial ownership of the shares held by the Employee Stock Ownership Plan. Including such shares held by the Employee Stock Ownership Plan not already allocated to their accounts, Mr. Riley beneficially owned 287,834 shares of our common stock, or 11.8% of the outstanding shares as of May 3, 2021, and Ms. Ugarkovich beneficially owned 244,734 shares of our common stock, or 9.9% of the outstanding shares as of May 3, 2021.
(3)	Includes 4,000 shares of unvested restricted stock.
(4)	Includes 8,800 shares of unvested restricted stock and 32,577 shares held by our employee stock ownership plan.
(5)	Includes 20,000 shares of unvested restricted stock and 52,650 shares held by our employee stock ownership plan.
(6)	Includes 12,000 shares of unvested restricted stock and 2,423 shares held by our employee stock ownership plan. Includes 6,000 shares of stock that are pledged as collateral for a loan.
(7)	Includes 4,800 shares of unvested restricted stock and 4,419 shares held by our employee stock ownership plan.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of New Cullman’s directors and executive officers, and for all of these individuals as a group, the following information:

(i)

the number of exchange shares to be held upon completion of the conversion, based upon their beneficial ownership of Old Cullman common stock at May 3, 2021, as set forth in “Beneficial Ownership of Common Stock”;

(ii)	the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

(iii)	the total shares of common stock to be held upon completion of the conversion.

In each case, it is assumed that subscription shares are sold at the minimum of the offering range. See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Additional Limitations on Common Stock Purchases.” Federal regulations prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.

	Number of Exchange Shares to Be Held (1)	Proposed Purchases of Stock		Total Common Stock to be Held at Minimum of Offering Range (1)(3)
Name of Beneficial Owner		in the Offering (2)		Number of Shares	Percentage of Shares Outstanding
		Number of Shares	Amount
Gregory T. Barksdale	38,229	10,000	$100,000	48,229	1.0%
Chad T. Burks	8,142	50,000	500,000	58,142	1.2
Dr. Paul D. Bussman	11,270	3,000	30,000	14,270	*
Nancy McClellan	28,800	50,000	500,000	78,800	1.7
Lynne Morton	7,689	50,000	500,000	57,689	1.2
Robin Parson	118,560	25,000	250,000	144,560	3.0
John A. Riley, III	207,360	50,000	500,000	257,360	5.4
T’aira Ugarkovich	38,494	50,000	500,000	88,494	1.8
Katrina Stephens	17,838	50,000	500,000	67,838	1.4

All Directors and Executive Officers as a Group	476,382	338,000	$3,380,000	814,382	17.1%

*	Less than 1%.
(1)	Based on information presented under “Beneficial Ownership of Common Stock,” and assuming an exchange ratio of 1.8094 at the minimum of the offering range.
(2)	Includes proposed subscriptions, if any, by associates.
(3)	Assuming an exchange ratio of 2.8153 at the adjusted maximum of the offering range, directors and executive officers would beneficially own 1,079,223 shares, or 14.6% of our outstanding shares of common stock.

COMPARISON OF STOCKHOLDERS’ RIGHTS FOR EXISTING

STOCKHOLDERS OF OLD CULLMAN

General. As a result of the conversion, stockholders of Old Cullman will become stockholders of New Cullman. The differing rights of stockholders of Old Cullman and stockholders of New Cullman result from differences between federal and Maryland law and regulations, and differences between Old Cullman’s federal stock charter and bylaws and New Cullman’s Maryland articles of incorporation and bylaws.

This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. See “Where You Can Find Additional Information” for procedures for obtaining a copy of New Cullman’s articles of incorporation and bylaws.

Authorized Capital Stock. The authorized capital stock of Old Cullman consists of 20,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share.

The authorized capital stock of New Cullman consists of 30,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

Under Maryland General Corporation Law and New Cullman’s articles of incorporation, the board of directors may increase or decrease the number of authorized shares without stockholder approval. Stockholder approval is required to increase or decrease the number of authorized shares of Old Cullman.

Old Cullman’s charter and New Cullman’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control. We currently have no plans for the issuance of additional shares for such purposes.

Issuance of Capital Stock. Pursuant to applicable laws and regulations, Cullman Savings Bank, MHC is required to own not less than a majority of the outstanding shares of Old Cullman common stock. Cullman Savings Bank, MHC will no longer exist following completion of the conversion.

New Cullman’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas Old Cullman’s charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would generally be issued has been approved by stockholders. However, stock-based compensation plans, such as stock option plans and restricted stock plans, would have to be submitted for approval by New Cullman stockholders due to requirements of the Nasdaq Stock Market and to qualify stock options for favorable federal income tax treatment.

Voting Rights. Neither Old Cullman’s charter or bylaws nor New Cullman’s articles of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see “—Limitations on Voting Rights of Greater-than-10% Stockholders” below.

Payment of Dividends. Old Cullman’s ability to pay dividends depends, to a large extent, upon Cullman Savings Bank’s ability to pay dividends to Old Cullman, which is restricted by federal regulations and by federal income tax considerations related to savings banks.

The same restrictions will apply to Cullman Savings Bank’s ability to pay of dividends to New Cullman. In addition, Maryland law generally provides that New Cullman is limited to paying dividends in an amount equal to its capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make New Cullman insolvent.

Board of Directors. Old Cullman’s bylaws and New Cullman’s articles of incorporation require the board of directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

Under Old Cullman’s bylaws, any vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. Persons elected by the board of directors of Old Cullman to fill vacancies may only serve until the next election of directors by stockholders. Under New Cullman’s bylaws, any vacancy occurring on the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by the affirmative vote of two-thirds of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Limitations on Liability. The charter and bylaws of Old Cullman do not limit the personal liability of directors or officers.

New Cullman’s articles of incorporation provide that directors and officers will not be personally liable for monetary damages to New Cullman for certain actions as directors or officers, except for (i) receipt of an improper personal benefit, (ii) actions or omissions that are determined to have materially involved active and deliberate dishonesty, or (iii) to the extent otherwise provided by Maryland law. These provisions might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors or officers for a breach of their duties even though such an action, if successful, might benefit New Cullman.

Indemnification of Directors, Officers, Employees and Agents. As generally allowed under current Federal Reserve Board regulations and Old Cullman’s bylaws, Old Cullman will indemnify its current and former directors, officers and employees for any amount for which that person becomes liable under a judgment in, and any reasonable costs incurred in connection with, any litigation involving such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person, or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of Old Cullman or its stockholders. Old Cullman also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may become entitled to indemnification.

The articles of incorporation of New Cullman provide that it shall indemnify (i) its current and former directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses, and (ii) other employees or agents to such extent as shall be authorized by the board of directors and Maryland law, all subject to any applicable federal law and regulation. Maryland law allows New Cullman to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of New Cullman. No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

Special Meetings of Stockholders. Old Cullman’s bylaws provide that special meetings of stockholders may be called by the chairman, the president, a majority of the members of the board of directors or the holders of not less than 10% of the outstanding capital stock entitled to vote at the meeting.

New Cullman’s bylaws provide that special meetings of stockholders may be called by the president, the chief executive officer, the chairperson or by a majority vote of the total authorized directors, and shall be called upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Stockholder Nominations and Proposals. Old Cullman’s bylaws provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with Old Cullman at least five days before the date of any such meeting.

New Cullman’s bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to New Cullman not less than 90 days nor more than 100 days before the anniversary date of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced to a date that is more than 30 days before the anniversary of the preceding year’s annual meeting, a stockholder’s written notice shall be timely only if delivered or mailed to and received by the Secretary of New Cullman at the principal executive office of the corporation no earlier than the day on which public disclosure of the date of such annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of such annual meeting is first made.

Management believes that it is in the best interests of New Cullman and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management’s nominees or proposals, even if stockholders believe such nominees or proposals are not in stockholders’ best interests.

Stockholder Action Without a Meeting. Under Old Cullman’s bylaws and under Maryland law with respect to New Cullman, action may be taken by stockholders without a meeting if all stockholders entitled to vote on the action consent to taking such action without a meeting.

Stockholder’s Right to Examine Books and Records. A federal regulation, which is applicable to Old Cullman, provides that stockholders may inspect and copy specified books and records after proper written notice for a proper purpose. Maryland law provides that a stockholder may inspect a company’s bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements. However, only a stockholder or group of stockholders who together, for at least six months, have held at least 5% of the company’s total shares, have the right to inspect the company’s stock ledger, list of stockholders and books of accounts.

Limitations on Voting Rights of Greater-than-10% Stockholders. New Cullman’s articles of incorporation provide that no record owner of any of New Cullman’s outstanding common stock that is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. Old Cullman’s charter contained a similar provision, but with respect to shares held by persons other than Cullman Savings Bank, MHC; this provision expired in 2014, which was the fifth anniversary of Cullman Savings Bank’s initial mutual holding company reorganization.

In addition, federal regulations provide that for a period of three years following the date of the completion of the conversion and offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of New Cullman’s equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of New Cullman’s equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of

10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Director Qualifications. New Cullman’s bylaws provide that certain individuals are not eligible for election or appointment as a director, including an individual who (i) in the past ten years, has been subject to a cease and desist, consent or other formal order, other than a civil money penalty, from a financial or securities regulatory agency; (ii) has been convicted of a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law; or (iii) is currently charged in any information, indictment, or other complaint with the commission of or participation in such a crime. The bylaws also include a residency requirement, and prohibit service on the board of directors where an individual: is, at the same time, associated with a bank, savings institution, credit union, mortgage banking company, consumer loan company or similar organization that engages in financial services related business activities or solicits customers in the same market area as New Cullman or any of its subsidiaries; does not agree in writing to comply with all of New Cullman’s policies applicable to directors including but not limited to its confidentiality policy and confirm in writing his or her qualifications under the bylaws; is a party to any agreement or arrangement with a party other than New Cullman or a subsidiary that (1) materially limits his or her voting discretion as a member of the board of directors, or (2) materially impairs his or her ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of New Cullman; or is the nominee or representative of a company or other entity of which any of the directors, partners, trustees or 10% stockholders would not be eligible for election or appointment to the board of directors under the bylaws.

Old Cullman’s bylaws contain an age limitation for directors. No person may serve as a director beyond the age of 70. New Cullman’s bylaws contain a limitation that provides that no person aged 70 or older is eligible for election, reelection, appointment, or reappointment to the board of directors.

Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between New Cullman and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of New Cullman’s voting stock after the date on which New Cullman had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of New Cullman at any time after the date on which New Cullman had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of New Cullman. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between New Cullman and an interested stockholder generally must be recommended by the board of directors of New Cullman and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of New Cullman, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of New Cullman other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if New Cullman’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Current federal regulations do not provide a vote standard for business combinations involving federal mid-tier stock holding companies, like Old Cullman.

Mergers, Consolidations and Sales of Assets. As a result of an election made in New Cullman’s articles of incorporation, a merger or consolidation of New Cullman requires approval of a majority of all votes entitled to be cast by stockholders. However, no approval by stockholders is required for a merger if:

•	the plan of merger does not make an amendment to the articles of incorporation that would be required to be approved by the stockholders;

•

each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•

the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% over the total number of voting shares outstanding immediately before the merger.

In addition, under certain circumstances the approval of the stockholders will not be required to authorize a merger with or into a 90%-owned subsidiary of New Cullman.

Under Maryland law, a sale of all or substantially all of New Cullman’s assets other than in the ordinary course of business, or a voluntary dissolution of New Cullman, requires the approval of its board of directors and the affirmative vote of two-thirds of the votes of stockholders entitled to be cast on the matter.

Current federal regulations do not provide a vote standard for mergers, consolidations or sales of assets by federal mid-tier stock holding companies, like Old Cullman.

Evaluation of Offers. The articles of incorporation of New Cullman provide that its board of directors, when evaluating a transaction that would or may involve a change in control of New Cullman (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of New Cullman and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon New Cullman’s stockholders, including stockholders, if any, who do not participate in the transaction;

•

the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, New Cullman and its subsidiaries and on the communities in which New Cullman and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of New Cullman;

•	whether a more favorable price could be obtained for New Cullman’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of New Cullman and its subsidiaries;

•	the future value of the stock or any other securities of New Cullman or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•

the ability of New Cullman to fulfill its objectives as a financial institution holding company and the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Old Cullman’s charter and bylaws do not contain a similar provision.

Dissenters’ Rights of Appraisal. Under Maryland law, stockholders of New Cullman will not have dissenters’ appraisal rights in connection with a plan of merger or consolidation to which New Cullman is a party as long as the common stock of New Cullman trades on a national securities exchange.

Current federal regulations do not provide for dissenters’ appraisal rights for stockholders of federal mid-tier stock holding companies, like Old Cullman.

Forum Selection for Certain Stockholder Lawsuits. The articles of incorporation of New Cullman provide that, unless New Cullman consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Cullman, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Cullman to New Cullman or New Cullman’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensible parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. Under the articles of incorporation, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of New Cullman shall be deemed to have notice of and consented to the exclusive forum provision of the articles of incorporation. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with New Cullman and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both.

Old Cullman’s charter and bylaws do not contain a similar provision.

Amendment of Governing Instruments. No amendment of Old Cullman’s charter may be made unless it is first proposed by the board of directors, then approved or pre-approved by the Federal Reserve Board, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Amendments to Old Cullman’s bylaws require either preliminary approval by or post-adoption notice to the Federal Reserve Board as well as approval of the amendment by a majority vote of the authorized board of directors, or by a majority of the votes cast by the stockholders of Old Cullman at any legal meeting.

New Cullman’s articles of incorporation may be amended, upon the submission of an amendment by the board of directors to a vote of the stockholders, by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	the division of the board of directors into three staggered classes;

(iii)	the ability of the board of directors to fill vacancies on the board;

(iv)	the requirement that directors may only be removed for cause and by the affirmative vote of at least two-thirds of the votes eligible to be cast by stockholders;

(v)	the ability of the board of directors to amend and repeal the bylaws;

(vi)	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire New Cullman;

(vii)	the authority of the board of directors to provide for the issuance of preferred stock;

(viii)	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	the number of stockholders constituting a quorum or required for stockholder consent;

(x)	the indemnification of current and former directors and officers, as well as employees and other agents, by New Cullman;

(xi)	the limitation of liability of officers and directors to New Cullman for money damages;

(xii)	the inability of stockholders to cumulate their votes in the election of directors;

(xiii)	the advance notice requirements for stockholder proposals and nominations;

(xiv)	the requirement that the forum for certain actions or disputes will be a state or federal court located within the State of Maryland; and

(xv)

the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xiv) of this list.

New Cullman’s articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of New Cullman’s directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

RESTRICTIONS ON ACQUISITION OF NEW CULLMAN

Although the board of directors of New Cullman is unaware of any effort that might be made to obtain control of New Cullman after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of New Cullman’s articles of incorporation to protect the interests of New Cullman and its stockholders from takeovers which the board of directors might conclude are not in the best interests of New Cullman or its stockholders.

The following discussion is a general summary of the material provisions of Maryland law, New Cullman’s articles of incorporation and bylaws, Cullman Savings Bank’s charter and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. New Cullman’s articles of incorporation and bylaws are included as part of Cullman Savings Bank, MHC’s application for conversion filed with the Federal Reserve Board and New Cullman’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Maryland Law and Articles of Incorporation and Bylaws of New Cullman

Maryland law, as well as New Cullman’s articles of incorporation and bylaws, contain a number of provisions relating to corporate governance and rights of stockholders that may discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of New Cullman more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of the board of directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of Cullman Savings Bank, restrictions based upon prior legal or regulatory violations and a residency requirement. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Restrictions on Calling Special Meetings. The articles of incorporation and bylaws provide that special meetings of stockholders can be called by the president, the chairperson, by a majority of the whole board of directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that no record owner of any of New Cullman’s outstanding common stock that is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of New Cullman’s then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Authorized but Unissued Shares. After the conversion, New Cullman will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of New Cullman.” The articles of incorporation authorize 10,000,000 shares of serial preferred stock. New Cullman is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series. In the event of a proposed merger, tender offer or other attempt to gain control of New Cullman that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of New Cullman. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend certain provisions. A list of these provisions is provided under “Comparison of Stockholders’ Rights For Stockholders of Old Cullman—Amendment of Governing Instruments.”

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of New Cullman’s directors or by the affirmative vote of at least 80% of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the total votes eligible to be cast.

The provisions requiring the affirmative vote of 80% of the total votes eligible to be cast for certain stockholder actions have been included in the articles of incorporation of New Cullman in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law, which permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for stockholder action under the Maryland General Corporation Law.

Business Combinations with Interested Stockholders. Maryland law restricts mergers, consolidations, sales of assets and other business combinations between New Cullman and an “interested stockholder.” See “Comparison of Stockholders’ Rights for Stockholders of Old Cullman—Mergers, Consolidations and Sales of Assets.”

Evaluation of Offers. The articles of incorporation of New Cullman provide that its board of directors, when evaluating a transaction that would or may involve a change in control of New Cullman (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of New Cullman and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to, certain enumerated factors. For a list of these enumerated factors, see “Comparison of Stockholders’ Rights for Stockholders of Old Cullman—Evaluation of Offers.”

Purpose and Anti-Takeover Effects of New Cullman’s Articles of Incorporation and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. We believe these provisions are in the best interests of New Cullman and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of New Cullman and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of New Cullman and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of New Cullman and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of New Cullman’s articles of incorporation and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Federal Conversion Regulations

Federal Reserve Board regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquire stock or subscription rights in a converting institution or its holding company from another person before completion of its conversion. Further, without the prior written approval of the Federal Reserve Board, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Federal Reserve Board has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or to an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public, are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Law and Regulations

Under the Change in Bank Control Act, a federal law, no person may acquire control of an insured savings bank or its parent holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. The Federal Reserve Board takes into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. In addition, federal regulations provide that no company may acquire control of a savings bank without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the Federal Reserve Board that the acquirer has the power to direct, or directly or indirectly exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with New Cullman, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934. Federal Reserve Board regulations provide that parties seeking to rebut control will be provided an opportunity to do so in writing.

The Federal Reserve Board adopted a final rule, effective September 30, 2020, that revised its framework for determining whether a company has a “controlling influence” over a bank or savings and loan holding company for purposes of the Bank and Savings and Loan Holding Company Acts.

DESCRIPTION OF CAPITAL STOCK OF NEW CULLMAN

General

New Cullman is authorized to issue 30,000,000 shares of common stock, par value of $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. New Cullman currently expects to issue in the offering and exchange up to 7,406,000 shares of common stock, at the adjusted maximum of the offering range. New Cullman will not issue shares of preferred stock in the conversion. Each share of common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and non-assessable.

The shares of common stock will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. New Cullman may pay dividends on its common stock if, after giving effect to such dividends, it would be able to pay its debts in the usual course of business and its total assets would exceed the sum of its total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the dividends. However, even if New Cullman’s assets are less than the amount necessary to satisfy the requirement set forth above, New Cullman may pay dividends from: its net earnings for the fiscal year in which the distribution is made; its net earnings for the preceding fiscal year; or the sum of its net earnings for the preceding eight fiscal quarters. The payment of dividends by New Cullman is also subject to limitations that are imposed by applicable regulation, including restrictions on payments of dividends that would reduce New Cullman’s assets below the then-adjusted balance of its liquidation account. The holders of common stock of New Cullman will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If New Cullman issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon completion of the offering and exchange, the holders of common stock of New Cullman will have exclusive voting rights in New Cullman. They will elect New Cullman’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of New Cullman’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If New Cullman issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the approval of 80% of our outstanding common stock.

As a federally chartered stock savings bank, corporate powers and control of Cullman Savings Bank are vested in its board of directors, who elect the officers of Cullman Savings Bank and who fill any vacancies on the board of directors. Voting rights of Cullman Savings Bank are vested exclusively in the owners of the shares of capital stock of Cullman Savings Bank, which will be New Cullman, and voted at the direction of New Cullman’s board of directors. Consequently, the holders of the common stock of New Cullman will not have direct control of Cullman Savings Bank.

Liquidation. In the unlikely event of any liquidation, dissolution or winding up of Cullman Savings Bank, New Cullman, as the holder of 100% of Cullman Savings Bank’s capital stock, would be entitled to receive all assets of Cullman Savings Bank available for distribution, after payment or provision for payment of all debts and liabilities of Cullman Savings Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the unlikely event of liquidation, dissolution or winding up of New Cullman, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to its liquidation account), all of the assets of New Cullman available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of New Cullman will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of New Cullman’s authorized shares of preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Forum Selection for Certain Stockholder Lawsuits

The articles of incorporation of New Cullman provide that, unless New Cullman consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Cullman, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Cullman to New Cullman or New Cullman’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensible parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. Under the articles of incorporation, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of New Cullman shall be deemed to have notice of and consented to the exclusive forum provision of the articles of incorporation. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with New Cullman and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both.

TRANSFER AGENT

The transfer agent and registrar for New Cullman’s common stock is Continental Stock Transfer & Trust Company, New York, New York.

EXPERTS

The consolidated financial statements of Old Cullman as of December 31, 2020 and 2019 and for the years then ended have been included in this proxy statement/prospectus and in the registration statement in reliance upon the report of Crowe LLP, an independent registered public accounting firm, appearing elsewhere in this proxy statement/prospectus, and upon the authority of said firm as experts in accounting and auditing.

Keller & Company, Inc. has consented to the publication in this proxy statement/prospectus of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock of New Cullman upon completion of the conversion and offering and of its letters with respect to subscription rights and the liquidation accounts.

LEGAL MATTERS

Luse Gorman, PC, Washington, D.C., counsel to New Cullman, Cullman Savings Bank, MHC, Old Cullman and Cullman Savings Bank, has issued to New Cullman its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion. Taylor Vise Brown & King, LLC, Birmingham, Alabama, has provided an opinion to us regarding the Alabama income tax consequences of the conversion. Certain legal matters will be passed upon for Raymond James and, in the event of a syndicated community offering, for any other co-managers, by Kilpatrick Townsend & Stockton LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

New Cullman has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this proxy statement/prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report, which is an exhibit to the registration statement, can be examined without charge through the Securities and Exchange Commission’s web site (www.sec.gov), which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including New Cullman. The statements contained in this proxy statement/prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Cullman Savings Bank, MHC has filed an application for conversion with the Federal Reserve Board, and New Cullman has filed a savings and loan holding company application with the Federal Reserve Board. To obtain a copy of the applications filed with the Federal Reserve Board, you may contact Kathryn Haney, Applications Manager of the Federal Reserve Bank of Atlanta, at (404) 498-7298. The plan of conversion is available for inspection, upon request, at each of Cullman Savings Bank’s offices.

In connection with the offering, New Cullman will register its common stock under Section 12 of the Securities Exchange Act of 1934 and, upon such registration, New Cullman and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, New Cullman has undertaken that it will not terminate such registration for a period of at least three years following the completion of the offering.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for our 2022 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at our executive office, located at 316 Second Avenue, SW, Cullman, Alabama 35055, no later than December 22, 2021. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

Provisions of Old Cullman’s Bylaws. Under Old Cullman’s Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at a meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, or to bring a proper subject of business before the meeting, must do so by a written notice timely received (generally not less than five days in advance of such meeting, subject to certain exceptions) by the Secretary of Old Cullman.

Provisions of New Cullman’s Bylaws. New Cullman’s Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders.

In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the board of directors, New Cullman’s Secretary must receive written notice not earlier than the 100th day nor later than the 90th day before the anniversary date of the prior year’s annual meeting; provided, however, that in the event the date of the annual meeting is advanced more than 30 days before the anniversary of the preceding year’s annual meeting, then, to be timely, notice by the stockholder must be so received not later than the tenth day following the day on which public announcement of the date of such meeting is first made.

The notice with respect to stockholder proposals that are not nominations for director must set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of such stockholder as they appear on New Cullman’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of capital stock of New Cullman which are owned beneficially or of record by such stockholder and such beneficial owner; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The notice with respect to director nominations must include: (a) as to each person whom the stockholder proposes to nominate for election as a director, (i) all information relating to such person that would indicate such person’s qualification to serve on the board of directors of New Cullman; (ii) an affidavit that such person would not be disqualified under the director qualification provisions of Article II, Section 12 of New Cullman’s Bylaws; (iii) such information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, or any successor rule or regulation; and (iv) a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected; and (b) as to the stockholder giving the notice: (i) the name and address of such stockholder as they appear on New Cullman’s books and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) the class or series and number of shares of capital stock of New Cullman which are owned beneficially or of record by such stockholder and such beneficial owner; (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor rule or regulation.

The 2022 annual meeting of stockholders is expected to be held on May 17, 2022. If the conversion is completed, advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next annual meeting must be given to us no earlier than February 7, 2022 and no later than February 17, 2022. If notice is received before February 7, 2022 or after February 17, 2022, it will be considered untimely, and we will not be required to present the matter at the stockholders meeting. If the conversion is not completed, advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next annual meeting must be given to us by May 12, 2022. If notice is received after May 12, 2022, it will be considered untimely, and we will not be required to present the matter at the stockholders meeting.

Nothing in this proxy statement/prospectus shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SPECIAL MEETING

The Notice of Special Meeting of Stockholders, Proxy Statement/Prospectus, and Proxy Card are available at https://www.cstproxy.com/cullmanbancorp/sm2021.

OTHER MATTERS

As of the date of this document, the board of directors is not aware of any business to come before the special meeting other than the matters described above in the proxy statement/prospectus. However, if any matters should properly come before the special meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Robin O’Berry
Corporate Secretary

Cullman, Alabama

May 14, 2021

CULLMAN BANCORP, INC.

Cullman, Alabama

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

Crowe LLP Independent Member Crowe Global

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors

Cullman Bancorp, Inc.

Cullman, Alabama

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Cullman Bancorp, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of net income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Crowe LLP

We have served as the Company’s auditor since 2005.

Atlanta, Georgia

March 12, 2021

CULLMAN BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

	2020	2019
ASSETS
Cash and cash equivalents	$3,136	$3,096
Federal funds sold	57,225	3,000

Total cash and cash equivalents	60,361	6,096
Securities available for sale	18,875	23,544
Loans held for sale	173	—
Loans, net of allowance of $2,361 and $2,218, as of December 31, 2020 and 2019	231,799	248,785
Premises and equipment, net	8,576	8,538
Foreclosed real estate	434	386
Accrued interest receivable	1,001	983
Restricted equity securities	2,541	2,452
Bank owned life insurance	5,657	5,506
Deferred tax asset, net	854	889
Other assets	1,125	876

Total assets	$331,396	$298,055

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits
Non-interest bearing	$14,375	$10,450
Interest bearing	202,588	178,438

Total deposits	216,963	188,888

Federal Home Loan Bank advances	53,500	51,500
Accrued interest payable	100	269
Other liabilities	3,958	4,003

Total liabilities	274,521	244,660

Shareholders’ equity
Common stock, $0.01 par value; 20,000,000 shares authorized; 2,449,919 and 2,370,578 shares outstanding at
December 31, 2020 and December 31, 2019	24	24
Additional paid-in capital	6,687	6,476
Retained earnings	49,679	46,964
Accumulated other comprehensive income	542	44

Unearned ESOP shares, at cost	(57)	(113)

Total shareholders’ equity	56,875	53,395

Total liabilities and shareholders’ equity	$331,396	$298,055

See accompanying notes to consolidated financial statements.

CULLMAN BANCORP, INC.

CONSOLIDATED STATEMENTS OF NET INCOME

Years Ended December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

	2020	2019
Interest and dividend income:
Loans, including fees	$13,468	$13,360
Securities	530	627
Federal funds sold and other	174	345

Total interest income	14,172	14,332

Interest expense:
Deposits	1,696	1,897
Federal Home Loan Bank advances and other borrowings	1,171	1,221

Total interest expense	2,867	3,118

Net interest income	11,305	11,214

Provision for loan losses	152	55

Net interest income after provision for loan losses	11,153	11,159

Noninterest income:
Service charges on deposit accounts	734	796
Income on bank owned life insurance	151	151
Gain on sales of mortgage loans	462	409
Gain on sale of securities available for sale	—	2
Net gain on sale of foreclosed real estate	2	13
Other	100	85

Total noninterest income	1,449	1,456

Noninterest expense:
Salaries and employee benefits	5,502	5,148
Occupancy and equipment	765	819
Data processing	549	648
Professional and supervisory fees	528	422
Office expense	202	207
Advertising	87	176
FDIC deposit insurance	47	37
Other	419	406

Total noninterest expense	8,099	7,863

Income before income taxes	4,503	4,752

Income tax expense	957	1,018

Net income	$3,546	$3,734

Earnings per share:
Basic	$1.49	$1.57
Diluted	1.49	1.56

CULLMAN BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

	2020	2019
Net income	$3,546	$3,734

Other comprehensive income, net of tax
Unrealized gain on securities available for sale	630	483
Reclassification adjustment for (gains) included in net income related to sale of securities available for sale	—	(2)
Less income tax effect	(132)	(101)

Other comprehensive income	498	380

Comprehensive income	$4,044	$4,114

CULLMAN BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

	Shares	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Unearned ESOP Shares	Total
Balance at January 1, 2019	2,397,780	$24	$7,147	$44,072	$(336)	$(218)	$50,689
Net income				3,734			3,734
Other comprehensive income				—	380		380
Share repurchase	(27,202)	—	(943)				(943)
Net Settlement of common stock options exercised	—		75				75
ESOP shares earned			176			105	281
ROU Asset Adj				(3)			(3)
Divended paid				(839)			(839)
Stock-based compensation expense	—	—	21	—	—	—	21

Balance at December 31, 2019	2,370,578	$24	$6,476	$46,964	$44	$(113)	$53,395

Balance at January 1, 2020	2,370,578	$24	$6,476	$46,964	$44	$(113)	$53,395
Net income				3,546			3,546
Other comprehensive income				—	498		498
Net Settlement of common stock options exercised	—		54				54
Share repurchase	(659)	—	(164)				(164)
ESOP shares earned			78			56	134
Divended paid				(831)			(831)
Restricted stock awards granted	80,000						—
Stock-based compensation expense	—	—	243	—	—	—	243

Balance at December 31, 2020	2,449,919	$24	$6,687	$49,679	$542	$(57)	$56,875

CULLMAN BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

	2020	2019
Cash flows from operating activities
Net income	$3,546	$3,734
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	(152)	(55)
Depreciation and amortization, net	577	401
Deferred income tax benefit	(98)	(48)
Gains from sales and impairment of foreclosed real estate	(1)	(13)
Gains from sales of securities	—	(2)
Income on bank owned life insurance	(151)	(151)
Gain on sales of mortgage loans	(462)	(409)
Mortgage loans originated for sale	(17,439)	(11,882)
Mortgage loans sold	17,728	12,426
ESOP compensation expense	134	281
Stock based compensation expense	243	21
Net change in operating assets and liabilities
(Increase)/Decrease in Accrued interest receivable	(18)	(62)
(Increase)/Decrease in Accrued interest payable	(169)	28
(Increase)/Decrease Other	(294)	213

Net cash provided by operating activities	3,444	4,482
Cash flows from investing activities
Purchases of premises and equipment, net	(430)	(307)
Purchases of securities	(10,701)	(4,581)
Proceeds from the sale of securities	—	1,188
Proceeds from maturities, prepayments and calls of securities	15,952	3,249
Proceeds from sales of foreclosed real estate	61	156
Purchases of restricted equity securities	(89)	(115)
Loan originations and payments, net	16,894	(6,201)

Net cash provided by (used in) investing activities	21,687	(6,611)
Cash flows from financing activities
Net increase (decrease) in deposits	28,075	(1,062)
Proceeds from Federal Home Loan Bank advances	48,500	50,500
Repayment of Federal Home Loan Bank advances	(46,500)	(48,000)
Proceeds from exercise of stock options	54	75
Cash payment of dividends	(831)	(839)
Purchase of Treasury Stock	(164)	(943)
Repurchase and retirement of common stock	—	—

Net cash provided by (used) financing activities	29,134	(269)

Net change in cash and cash equivalents	54,265	(2,398)

Cash and cash equivalents at beginning of year	6,096	8,494

Cash and cash equivalents at end of year	$60,361	$6,096

Supplemental cash flow information
Interest paid	$3,036	$3,090
Income taxes paid	862	1,150

Supplemental noncash disclosures:
Transfers from loans to foreclosed assets	108	440
Loans advanced for sales of foreclosed assets or investment property	—	40
Lease Liabilities arising from obtaining right-of-use assets	223	87

See accompanying notes to consolidated financial statements.

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements of Cullman Bancorp, Inc. (“the Bancorp”) include the accounts of its wholly owned subsidiary, Cullman Savings Bank (“the Bank”), together referred to as “the Company”. The Company is majority owned (57%) by Cullman Savings Bank, MHC. These financial statements do not include the transactions and balances of Cullman Savings Bank, MHC.

The Company provides financial services through its offices in Cullman County, Alabama. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area.

On October 8, 2009, the Bank completed its conversion and reorganization from a mutual savings bank into a two-tier mutual holding stock company. In accordance with the plan of reorganization, Cullman Bancorp, Inc. (of which Cullman Savings Bank became a wholly-owned subsidiary) issued and sold shares of capital stock to eligible depositors of Cullman Savings Bank. Cullman Bancorp, Inc.’s common stock began trading on the over-the-counter market under the symbol “CULL” on October 9, 2009.

The shares held by the public represents 43% of the common stock of Cullman Bancorp, Inc. Additionally, the shares contributed to the charitable foundation represents 2% or 50,255 shares. In 2002, the Board of Directors voted to create a foundation for the purpose of giving back to our community in yet another way. The Cullman Savings Foundation continues to give back to various community projects. Cullman Savings Bank, MHC owns 57% or 1,403,731 shares.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements.

Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions with maturities fewer than 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, federal funds purchased, and premises and equipment transactions.

Securities: Debt securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest income includes amortization and accretion of purchase premiums and discounts. Premiums and discounts on securities are amortized and accreted using the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (OTTI) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: (1) OTTI related to credit loss, which must be recognized in the income statement; and (2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Management defers any material loan fees net of certain direct costs and amortizes these deferred fees or costs into interest income using the level yield method without anticipating prepayments.

Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured or when it otherwise becomes well secured and in the process of collection.

Concentration of Credit Risk: Most of the Company’s business activity is with customers located within Cullman County. Therefore, the Company’s exposure to credit risk is significantly affected by changes in the economy in the Cullman County area.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The allowance consists of specific and general components. The specific component consists of the amount of impairment related to loans that have been evaluated on an individual basis, and the general component consists of the amount of impairment related to loans that have been evaluated on a collective basis. Loans are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent 12 quarters. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

Management utilizes an internal loan grading system and assigns each loan a grade of pass, special mention, substandard, or doubtful, which are more fully explained in Note 3. All loan relationships over $150 graded substandard and doubtful are evaluated for impairment. The amount of impairment, if any, is measured by a comparison of the loan’s carrying value to the net present value of future cash flows using the loan’s exiting rate or at the fair value of collateral if repayment is expected to solely from the collateral.

All loans graded pass, special mention, substandard and doubtful not specifically evaluated for impairment are collectively evaluated for impairment by portfolio segment. To develop and document a systematic methodology for determining the portion of the allowance for loan losses for loans evaluated collectively, the Company has divided the loan portfolio into six portfolio segments, each with different risk characteristics and methodologies for assessing risk. Those portfolio segments are discussed below:

One-to-four family real estate: One-to-four family residential loans consist primarily of loans secured by first or second liens or mortgages on primary residences. We originate adjustable-rate and fixed-rate, one-to-four-family residential real estate loans for the construction, purchase or refinancing of a mortgage. These loans are collateralized by owner-occupied properties located in the Company’s market area. Loans on one-to-four-family residential real estate are generally originated in amounts of up to 89.9% for owner-occupied one-to-four family homes and up to 80% for non-owner occupied homes. Mortgage title insurance and hazard insurance are normally required.

Commercial real estate: Commercial real estate loans consist of loans to finance real estate purchases, refinancings, expansions and improvements to commercial properties. Commercial real estate loans are

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

made to finance the purchases of real property, which generally consists of real estate with completed structures. These commercial real estate loans are secured by first liens on the real estate, which primarily include office buildings, farms, retail and mixed-use properties, churches, warehouses and restaurants located within the Company’s market area. The Company’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s financial condition, and a detailed analysis of the borrower’s underlying cash flows.

Commercial real estate loans are larger than one-to-four family residential loans and involve greater credit risk. Often these loans are made to single borrowers or groups of related borrowers, and the repayment of these loans largely depends on the results of operations and management of these properties. Adverse economic conditions also affect the repayment ability to a greater extent than one-to-four real estate loans. These loans are typically originated in amounts of no more than 85% of the appraised value or the purchase price of the property with an appropriate projected debt service coverage ratio. The Company’s underwriting analysis includes considering the borrower’s expertise and requires verification of the borrower’s credit history, income and financial statements, banking relationships, independent appraisals, references and income projections for the property. The Company generally obtains personal guarantees on these loans.

Multi-family real estate: Multi-family real estate loans generally have a maximum term of 20 years and are secured by apartment buildings in the Company’s market area. The interest rates on these loans are generally fixed for an initial period five years. These loans are generally made in amounts of up to 85% of the lesser of the appraised value or the purchase price of the property with an appropriate projected debt service coverage ratio. The Company’s underwriting analysis includes considering the borrower’s expertise and requires verification of the borrower’s credit history, income and financial statements, banking relationships, independent appraisals, references and income projections for the property. The Company generally obtains personal guarantees on these loans.

Multi-family real estate loans generally present a higher level of risk than loans secured by one-to-four family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family residential real estate is typically dependent upon the successful operation of the related real estate project.

Construction real estate: Construction loans consist of loans to individuals for the construction of their primary residences and, to a limited extent, loans to builders and commercial borrowers for owner-occupied projects. Loans to individuals for the construction of their residences typically run for up to 12 months and then convert to permanent loans. These construction loans have rates and terms comparable to one-to-four family loans. During the construction phase, the borrower pays interest only. The maximum loan-to-value ratio of owner-occupied single-family construction loans is 85%. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Construction loans generally are made for relatively short terms. However, to the extent construction loans are not made to owner-occupants of single-family homes, they are more vulnerable to changes in economic conditions and the concentration of credit with a limited number of borrowers. Further, the nature of these loans is such that they are more difficult to evaluate and monitor. The risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value upon completion of the project and the estimated cost (including interest) of the project. The maximum loan-to-value ratio of owner-occupied single-family construction loans is 85%.

Commercial: Commercial business loans and lines of credit consist of loans to small- and medium-sized companies in the Company’s market area. Commercial business loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. Interest rates on these loans are fixed rates. Primarily all of the Company’s commercial loans are secured loans, along with a small amount of unsecured loans. The Company’s underwriting analysis consists of a review of the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business, the value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower. Commercial business loans are generally secured by accounts receivable, inventory and equipment.

Commercial business loans are typically made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, which makes them of higher risk than one-to-four family residential loans and the collateral securing loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. We seek to minimize these risks through our underwriting standards.

Consumer: Consumer loans mainly consist of variable-rate and fixed-rate home equity lines-of-credit secured by a lien on the borrower’s primary residence. Home equity products are limited to 89.99% of the property value less any other mortgages if the first loan is with the Bank. Home equity products in a secondary lien position are limited to 80% of the property value less any superior liens. The Company uses the same underwriting standards for home equity lines-of-credit as it uses for one-to-four family residential mortgage loans. Home equity lines-of-credit provide for an initial draw period of up to ten years, with monthly payments of 1.5% of the outstanding balance or interest only payments calculated on the outstanding balance. At the end of the initial term, the line may be paid in full or restructured through our then current home equity program. To that extent, most of our consumer loans share approximately the same level of risk as one-to-four family residential mortgages.

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Mortgage loans held for sale are generally sold with servicing rights released. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Mortgage Banking Derivatives: Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as derivatives not qualifying for hedge accounting. The fair values of these derivatives have not been recognized at 2020 and 2019 because they are not significant.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 15 to 43 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 20 years.

Foreclosed Real Estate: Real estate acquired through loan foreclosure is recorded at fair value less cost to sell when acquired, establishing a new cost basis. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These assets are subsequently accounted for at the lower of cost or fair value less costs to sell. Valuations are periodically performed and any reductions in fair value result in a write down of the carrying value and a charge to the income statement. Revenues and expenses from operations are recognized in the income statement as earned or incurred.

Restricted Equity Securities: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Service Charges/Non-Interest Income: The company earns fees from its deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include services such as ATM use fees, stop payment charges, statement rendering, and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. The principal differences relate to deferred compensation, foreclosed assets, premises and equipment, and the allowance for loan losses. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as a separate component of equity.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Bank Owned Life Insurance: The Company has purchased life insurance policies on certain officers and directors. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Stock-Based Compensation: Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. The fair value of standby letters of credit at December 31, 2020 and 2019 were not significant and have not been recorded.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or market conditions could significantly affect the estimates.

Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Retirement Plans: Employee 401(k)/profit sharing plan expense is the amount of employer contributions. Deferred compensation and supplemental retirement plan expense allocates the benefits over years of services.

Employee Stock Ownership Plan: The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of shareholders’ equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends, when paid, on allocated ESOP shares reduce retained earnings; dividends, when paid, on unearned ESOP shares reduce debt and accrued interest.

Earnings per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities for this calculation.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Bancorp or by the Bancorp to shareholders.

RECENT ACCOUNTING PRONOUNCEMENTS AND ACCOUNTING CHANGES

The following provides a brief description of accounting standards that could have a material impact to the Bank’s consolidated financial statements upon adoption.

Standard: ASU 2016-13, Measurement of Credit Losses on Financial Instruments

Required Date of Adoption: January 1, 2023

Description: This ASU amends Topic 326, Financial Instruments- Credit Losses to replace the current incurred loss accounting model with a current expected credit loss approach (CECL) for financial instruments measured at amortized cost and other commitments to extend credit. The amendments require entities to consider all available relevant information when estimating current expected credit losses, including details about past events, current conditions, and reasonable and supportable forecasts. The resulting allowance for credit losses is to reflect the portion of the amortized cost basis that the entity does not expect to collect. The amendments also eliminate the current accounting model for purchased credit impaired loans and debt securities. While the CECL model does not apply to available for sale debt securities, the ASU does require entities to record an allowance when recognizing credit losses for AFS securities, rather than reduce the amortized cost of the securities by direct write-offs. Entities that have loans accounted for under ASC 310-30 (purchase credit impaired loans) at the time of adoption should prospectively apply the guidance in this amendment for purchase credit deteriorated assets.

Effect on the Bank’s financial statements or other significant matters: The Bank has developed a project plan that results in the adoption of the standard in the fiscal year beginning after December 15, 2022. Key project implementation activities for 2020 focused on execution and implementation, processes and control, policies, disclosures, and data resolution. The Bank expects adoption of the standard will result in an overall increase in the allowance for credit losses given the change from accounting for losses inherent in the loan portfolio to accounting for losses over the remaining expected life of the portfolio. The bank will recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective. Additionally, there could be decreases in the allowance in certain of our loan portfolios at adoption. The amount of the change in these allowances will be impacted by the portfolio composition and quality at the adoption date as well as economic conditions and forecasts at that time.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 2 – SECURITIES AVAILABLE FOR SALE

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income at December 31, 2020 and 2019 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
2020
Municipal – taxable	$11,086	$542	$(16)	$11,612
Municipal – tax exempt	2,809	41	—	2,850
Residential mortgage-backed, GSE	2,823	67	—	2,890
SBA guaranteed debenture	1,471	52	—	1,523

Total	$18,189	$702	$(16)	$18,875

2019
U.S. government sponsored agencies	$9,166	$—	$(38)	$9,128
Municipal – taxable	7,891	214	(124)	7,981
Municipal – tax exempt	3,308	16	(1)	3,323
Residential mortgage-backed, GSE	1,443	16	(1)	1,458
SBA guaranteed debenture	1,680	—	(26)	1,654

Total	$23,488	$246	$(190)	$23,544

The Company’s mortgage-backed securities are primarily issued by government sponsored enterprises (GSEs) and agencies such as Fannie Mae and Ginnie Mae as denoted in the tables above and below as GSE.

The proceeds from sales and calls of securities and the associated gains and losses are listed below:

	2020	2019
Proceeds	$14,580	$3,584
Gross gains	—	2
Gross losses	—	—

The tax expense related to these net realized gains was less than $1 in 2019.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

The amortized cost and fair value of the investment securities portfolio are shown below by expected maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.

	December 31, 2020
	Amortized Cost	Estimated Fair Value
Due one year or less	$365	$366
Due from one to five years	1,680	1,723
Due from five to ten years	3,324	3,554
Due after ten years	8,526	8,819
Residential mortgage-backed	2,823	2,890
SBA guaranteed debenture	1,471	1,523

Total	$18,189	$18,875

Carrying amounts of securities pledged to secure public deposits as of December 31, 2020 and 2019 were $9,169 and $10,898, respectively. At December 31, 2020 and 2019, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies in an amount greater than 10% of shareholders’ equity.

Securities with unrealized losses at December 31, 2020 and 2019, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	Less Than 12 Months		12 Months or More		Total
2020	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Municipal – taxable	$1,816	$(16)	$—	$—	$1,816	$(16)

Total temporarily impaired	$1,816	$(16)	$—	$—	$1,816	$(16)

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

	Less Than 12 Months		12 Months or More		Total
2019	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. government sponsored agencies	$7,134	$(31)	$1,493	$(7)	$8,627	$(38)
Municipal – taxable	3,179	(124)	—	—	3,179	(124)
Municipal – tax exempt	289	(1)	—	—	289	(1)
Residential mortgage-backed, GSE	416	(1)	—	—	416	(1)
SBA guaranteed debenture	1,654	(26)	—	—	1,654	(26)

Total temporarily impaired	$12,672	$(183)	$1,493	$(7)	$14,165	$(190)

The Company evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. The Company considers the length of time and the extent to which the fair value has been less than cost and the financial condition and near-term prospects of the issuer. Additionally, the Company considers its intent to sell or whether it will be more likely than not it will be required to sell the security prior to the security’s anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Company may consider whether the securities are issued by the federal Government sponsored agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.

There were two municipal–taxable securities with unrealized losses at December 31, 2020. None of the unrealized losses for these securities have been recognized into net income for the year ended December 31, 2020 because the issuer’s bonds are of high credit quality, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes interest rates. The fair value is expected to recover as the bonds approach their maturity date or reset date.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 3 – LOANS

Loans at December 31, 2020 and 2019 were as follows:

	2020	2019
Real estate loans:
One- to four-family	$114,766	$127,362
Multi-family	4,867	4,540
Commercial	77,841	74,167
Construction	5,504	8,712

Total real estate loans	202,978	214,781

Commercial loans	25,485	28,572

Consumer loans:
Home equity loans and lines of credit	3,520	4,966
Other consumer loans	2,347	2,718

Total consumer loans	5,867	7,684

Total loans	234,330	251,037

Net deferred loan fees	(170)	(34)

Allowance for loan losses	(2,361)	(2,218)

Loans, net	$231,799	$248,785

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

The following tables present the activity in the allowance for loan losses for the years ended December 31, 2020 and 2019. The recorded investment in loans in any of the following tables does not include accrued and unpaid interest or any deferred loan fees or costs, as amounts are not significant.

	Real Estate
December 31, 2020	One-to-Four Family	Multi-Family	Commercial	Construction	Commercial	Consumer	Total

Allowance for loan losses:

Beginning balance	$1,200	$21	$632	$66	$223	$76	$2,218
Charge-offs	—	—	—	—	—	(20)	(20)
Recoveries	5	—	—	—	—	6	11
Provision for loan losses	95	6	114	(29)	(36)	2	152

Total ending allowance balance	$1,300	$27	$746	$37	$187	$64	$2,361

Ending allowance balance attributable to loans:

Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	1,300	27	746	37	187	64	2,361

Total ending allowance balance	$1,300	$27	$746	$37	$187	$64	$2,361

Loans:

Loans individually evaluated for impairment	$439	$—	$6,561	$—	$1,191	$—	$8,191
Loans collectively evaluated for impairment	114,327	4,867	71,280	5,504	24,294	5,867	226,139

Total ending loans balance	$114,766	$4,867	$77,841	$5,504	$25,485	$5,867	$234,330

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

	Real Estate
December 31, 2019	One-to-Four Family	Multi-Family	Commercial	Construction	Commercial	Consumer	Total

Allowance for loan losses:

Beginning balance	$1,226	$25	$608	$40	$185	$79	$2,163
Charge-offs	—	—	—	—	—	(1)	(1)
Recoveries	1	—	—	—	—	—	1
Provision for loan losses	(27)	(4)	24	26	38	(2)	55

Total ending allowance balance	$1,200	$21	$632	$66	$223	$76	$2,218

Ending allowance balance attributable to loans:

Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	1,200	21	632	66	223	76	2,218

Total ending allowance balance	$1,200	$21	$632	$66	$223	$76	$2,218

Loans:

Loans individually evaluated for impairment	$23	$—	$2,457	$—	$—	$—	$2,480
Loans collectively evaluated for impairment	127,339	4,540	71,710	8,712	28,572	7,684	248,557

Total ending loans balance	$127,362	$4,540	$74,167	$8,712	$28,572	$7,684	$251,037

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

The following tables presents loans individually evaluated for impairment by portfolio class at December 31, 2020 and 2019 and the respective average balances of impaired loans and interest income recognized for the twelve months ended December 31, 2020 and 2019:

	2020			2019
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Unpaid Principal Balance	Recorded Investment	Related Allowance
With no recorded allowance:
Real estate loans:
One- to four-family	$468	$439	$—	$47	$23	$—
Multi-family	—	—	—	—	—	—
Commercial	6,561	6,561	—	2,496	2,457	—
Commercial loans:	1,191	1,191	—	—	—	—
Consumer loans:	—	—	—	—	—	—

Total	$8,220	$8,191	$—	$2,543	$2,480	$—

	2020		2019
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no recorded allowance:
Real estate loans:
One- to four-family	$576	$25	$318	$14
Multi-family	—	—	—	—
Commercial	3,425	214	2,629	195
Commercial loans:	1,066	77	—	—
Consumer loans:	—	—	—	—

Total	$5,067	$316	$2,947	$209

There were no loans individually evaluated for impairment with recorded allowance for the years ending December 31, 2020 and 2019. The difference between interest income recognized and cash basis interest income recognized was not material.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

The following tables present the aging of the recorded investment in past due loans at December 31, 2020 and 2019 by portfolio class of loans:

December 31, 2020	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans
Real estate loans:
One- to four-family	$1,723	$370	$104	$2,197	$112,569	$114,766
Multi-family	—	—	—	—	4,867	4,867
Commercial	437	—	—	437	77,404	77,841
Construction	—	—	—	—	5,504	5,504

Total real estate loans	2,160	370	104	2,634	200,344	202,978

Commercial loans	8	—	—	8	25,477	25,485

Consumer loans:
Home equity loans and lines of credit	—	33	—	33	3,487	3,520
Other consumer loans	2	—	—	2	2,345	2,347

Total	$2,170	$403	$104	$2,677	$231,653	$234,330

December 31, 2019
Real estate loans:
One- to four-family	$1,447	$1,151	$85	$2,683	$124,679	$127,362
Multi-family	—	—	—	—	4,540	4,540
Commercial	—	—	—	—	74,167	74,167
Construction	—	—	—	—	8,712	8,712

Total real estate loans	1,447	1,151	85	2,683	212,098	214,781

Commercial loans	113	4	—	117	28,455	28,572

Consumer loans:
Home equity loans and lines of credit	—	—	—	—	4,966	4,966
Other consumer loans	21	—	—	21	2,697	2,718

Total	$1,581	$1,155	$85	$2,821	$248,216	$251,037

A loan need not be placed in nonaccrual status if the loan is a consumer loan (loans to individuals for household, family and other personal expenditures) or the loan is secured by a 1-4 family residential property. Such loans should be subject to other alternative methods of evaluation to assure that the Bank’s interest income is not materially overstated. The loans that were past due 90 days or more were accruing interest as of December 31, 2020 due to the fact that they were well secured and in the process of collection.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

The following tables present the recorded investment in nonaccrual loans by class of loans as of December 31, 2020 and December 31, 2019:

	2020	2019
Real estate loans:
One- to four-family	$18	$23
Commercial real estate	—	—
Construction	—	—

Total real estate loans	18	23

Commercial loans:	—	27

Consumer loans:
Other consumer loans	—	—

Total consumer loans	—	—

Total loans	$18	$50

Troubled Debt Restructurings:

Troubled debt restructurings at December 31, 2020 and 2019 were $2,336 and $2,480, respectively. The amount of impairment allocated to loans whose loan terms have been modified in troubled debt restructurings was $0 at December 31, 2020 and 2019. The Company has committed no additional amounts at December 31, 2020 and 2019 to customers with outstanding loans that are classified as troubled debt restructurings.

There were no loans modified as troubled debt restructurings that occurred during the year December 31, 2020 and 2019.

The troubled debt restructurings resulted in no charge offs during the year ended December 31, 2020 and 2019.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

There were no troubled debt restructurings for which there was a payment default within twelve months of the modification during the years ended December 31, 2020 and 2019. A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

During the year ended December 31, 2020, we originated $9.8 million of small business loans under the Payment Protection Program (PPP), created by the CARES Act, which was signed into law in March 2020. The CARES Act established the PPP through the SBA, which allowed us to lend money to small businesses to maintain employee payrolls through the COVID-19 crisis with guarantees from the SBA. Under this program, loan amounts may be forgiven if the borrower maintains employee payrolls and meet certain other requirements. PPP loans have a fixed interest rate of 1.00% and a maturity date of either two or five years. Such loans totaled $5.1 million at December 31, 2020, which is included in the commercial loans.

Additionally, the Company is working with borrowers impacted by COVID-19 and providing modifications to include principal and interest deferral. These modifications are excluded from troubled debt restructuring classification under Section 4013 of the CARES Act or under applicable interagency guidance of the federal banking regulators. During the year ended December 31, 2020, the Company modified 61 loans with outstanding balances of $17,732. There is only one loan still on deferral for an outstanding balance of $2,684.

Credit Quality Indicators:

The Company utilizes a grading system whereby all loans are assigned a grade based on the risk profile of each loan. Loan grades are determined based on an evaluation of relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. All loans, regardless of size, are analyzed and are given a grade based upon the management’s assessment of the ability of borrowers to service their debts. The analysis is performed on a quarterly basis.

The Company uses the following definitions for loan grades:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above are graded Pass. These loans are included within groups of homogenous pools of loans based upon portfolio segment and class for estimation of the allowance for loan losses on a collective basis.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 3 – LOANS (Continued)

At December 31, 2020 and 2019, based on the most recent analysis performed, the loan grade for each loan by portfolio class is as follows:

	Pass	Special Mention	Substandard	Doubtful	Total
December 31, 2020
Real estate loans:
One- to four-family	$114,139	$—	$627	$—	$114,766
Multi-family	4,867	—	—	—	4,867
Commercial	71,280	—	6,561	—	77,841
Construction	5,504	—	—	—	5,504

Total real estate loans	195,790	—	7,188	—	202,978

Commercial loans	24,122	112	1,251	—	25,485

Consumer loans
Home equity loans and lines of credit	3,520	—	—	—	3,520
Other consumer loans	2,347	—	—	—	2,347

Total	$225,779	$112	$8,439	$—	$234,330

December 31, 2019
Real estate loans:
One- to four-family	$127,254	$—	$108	$—	$127,362
Multi-family	4,540	—	—	—	4,540
Commercial	71,671	—	2,496	—	74,167
Construction	8,712	—	—	—	8,712

Total real estate loans	212,177	—	2,604	—	214,781

Commercial loans	28,544	—	28	—	28,572

Consumer loans
Home equity loans and lines of credit	4,966	—	—	—	4,966
Other consumer loans	2,718	—	—	—	2,718

Total	$248,405	$—	$2,632	$—	$251,037

The one remaining modified loan under the CARES Act is classified substandard as of December 31, 2020.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 4 – PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2020 and 2019 were as follows:

	2020	2019
Land	$1,365	$1,365
Buildings and improvements	13,624	13,234
Furniture, fixtures and equipment	2,160	2,120

	17,149	16,719
Less: Accumulated depreciation	(8,573)	(8,181)

	$8,576	$8,538

Depreciation expense for the years ended December 31, 2020 and 2019 was $419 and $407, respectively.

NOTE 5 – DEPOSITS

Time deposits that meet or exceed the FDIC Insurance limit of $250 at December 31, 2020 and 2019 were $35,110 and $38,820, respectively. Scheduled maturities of time deposits at December 31, 2020 for the next five years were as follows:

2021	$46,405
2022	23,131
2023	8,388
2024	5,243
2025	2,876

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 6 – FEDERAL HOME LOAN BANK ADVANCES AND OTHER DEBT

At year-end, advances from the Federal Home Loan Bank were as follows:

	2020	2019
Maturities March 2024 through March 2030, fixed rate at rates from 1.385% to 2.2025%, averaging 1.74%	$53,500	$—

Maturities October 2021 through January 2030, fixed rate at rates from 1.353% to 2.455%, averaging 1.99%	—	51,500

Total	$53,500	$51,500

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. The average rate of 1.74% is a blended rate, which includes prepayment penalties when the Company refinanced $46,500 of the advances. Additionally, the bank prepaid $5,000 in July of 2020 and expensed $167 of prepayment penalties. The advances were collateralized by $89,780 and $89,963 of eligible first mortgage 1-4 family, multi-family, and commercial loans under a blanket lien arrangement at December 31, 2020 and 2019, respectively. Based on this collateral and the Company’s holdings of FHLB stock, the Company is eligible to borrow additional funds of $43,782 at year-end 2020.

Payments over the next five years are as follows:

2021	$—
2022	—
2023	—
2024	5,000
2025	8,500
Thereafter	40,000

The Company had approximately $10,000 available in a line of credit for federal funds (or the equivalent thereof) with correspondent banks at December 31, 2020. There were no amounts outstanding as of December 31, 2020 or December 31, 2019.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 7 - INCOME TAXES

Income tax expense for the years ended December 31, 2020 and 2019 was as follows:

	2020	2019
Current
Federal	$811	$818
State	243	248

Total current	1,054	1,066
Deferred
Federal	(82)	(44)
State	(15)	(4)

Total deferred	(97)	(48)

Total	$957	$1,018

Temporary differences between tax and financial reporting that result in net deferred tax assets (liabilities) are as follows at December 31, 2020 and 2019:

	2020	2019
Deferred tax assets:
Deferred compensation	$792	$673
Allowance for loan losses	535	496
Loss from other-than-temporary impairment	—	68
Other	88	62

Total deferred tax assets	1,415	1,299

Deferred tax liabilities:
FHLB stock dividends	(55)	(55)
Deferred loan fees, net	(22)	(12)
Basis difference in fixed assets	(317)	(237)
Net unrealized gain on securities available for sale	(144)	(12)
Other	(23)	(26)

Total deferred tax liabilities	(561)	(342)

Valuation allowance	—	(68)

Net deferred tax asset	$854	$889

A valuation allowance against deferred tax assets was required at December 31, 2019. The other than temporary impairment charges in 2015 were considered a capital loss for federal income tax purposes and could only be deducted to the extent of capital gains. For federal tax purposes, these capital losses expired on December 31, 2020 and no valuation allowance was necessary as of December 31, 2020. For state tax purposes, these capital losses are deductible against ordinary and capital gain income.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 7 - INCOME TAXES (Continued)

In years ended December 31, 1985 and prior the Company was allowed under the Internal Revenue Code to deduct, subject to certain conditions, an annual addition to a reserve for bad debts (reserve method) in determining taxable income. Legislation enacted in August 1986 repealed the reserved method effective for the Company for the year ended December 31, 1986. Therefore, retained earnings at December 31, 2020 and 2019 included approximately $1,248, which represents such bad debt deductions for which no deferred income taxes have been provided.

A reconciliation of the amount computed by applying the federal statutory rate of 21% to pretax income with income tax expense (benefit) for the year ended December 31, 2020 and 2019 is as follows:

	2020	2019

Tax expense at statutory rate	$946	$998
State taxes, net of federal effect	192	196
Tax exempt income	(62)	(65)
Other, net	(119)	(111)

Income tax	$957	$1,018

The Company does not have any uncertain tax positions and does not expect any significant change in uncertain tax positions in the next year, and the Company does not have any interest and penalties recorded in the statement of income for the years ended December 31, 2020 and 2019. The Company and its subsidiary are subject to U.S. federal income tax as well as income tax of the state of Alabama. The Company is no longer subject to examination by taxing authorities for years before 2017.

NOTE 8 - EMPLOYEE BENEFIT PLANS

The Company has two deferred compensation plans. One plan covers Company directors whereby directors’ fees are deferred and matched by the Company at an amount of $6 per year. Under the director’s plan, the Company pays each participant, or their beneficiary, the amount of compensation deferred and any matching thereon accumulated over the service period plus interest over 10 years, beginning with the individual’s termination of service. The other plan is an officer’s deferred bonus plan. Under the officer’s plan, participants are fully vested in their deferrals plus interest accrued after five years of service. The expense incurred under these plans for the years ended December 31, 2020 and 2019 was $560 and $478, respectively. The liability accrued under these plans for the years ended December 31, 2020 and 2019 was $2,914 and $2,660, respectively.

To provide funds for the payments under these deferred compensation agreements, the Company has purchased insurance policies on the lives of the directors covered by these plans.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 8 - EMPLOYEE BENEFIT PLANS (Continued)

The Company sponsors a profit-sharing plan that covers all employees (salaried and hourly employees who worked 1,000 hours or more) who have one or more years of service. Contributions are 100% vested after three years of service. The Company may contribute to the plan of up to 15% of the annual compensation of the employees covered under the plan. Charges to expense with respect to the plan for the years ended December 31, 2020 and 2019 were $460 and $443, respectively.

NOTE 9 - EMPLOYEE STOCK OWNERSHIP PLAN

The Company created an Employee Stock Ownership Plan (ESOP) in October 2009, the ESOP borrowed from the Company to purchase 98,500 shares of the Company’s common stock at $10 during 2009. The Company makes discretionary contributions to the ESOP, as well as paying dividends on unallocated shares to the ESOP, and the ESOP uses funds it receives to repay the loan. When loan payments are made, ESOP shares are allocated to participants based on relative compensation and expense is recorded. Dividends on allocated shares increase participant accounts.

During 2017, the Company performed a plan to plan transfer, where the Company Stock held by the employees in the profit-sharing plan was transferred to the employees’ ESOP plans. This resulted in 140,972 shares being transferred into the Allocated to participants section.

Participants receive the shares at the end of employment. A participant may require stock received to be repurchased unless the stock is traded on an established market.

Contributions to the ESOP were $61 and $106 for 2020 and 2019, respectively. The expense recognized for the same periods was $134 and $281, respectively.

Shares held by the ESOP at December 31, 2020 and 2019 were as follows at year-end:

	2020	2019

Allocated to participants	225,882	220,889
Unearned	5,652	11,305

Total ESOP shares	231,534	232,194

Fair value of unearned shares	$158	$348

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 10 - REGULATORY CAPITAL MATTERS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2020, the Bank meets all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2020 and 2019, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

In 2019, the federal banking agencies jointly issued a final rule that provides for an optional, simplified measure of capital adequacy, the community bank leverage ratio framework (CBLR framework), for qualifying community banking organizations, consistent with Section 201 of the Economic Growth, Regulatory Relief, and Consumer Protection Act. The final rule became effective January 1, 2020 and was elected by the Bank as of December 31, 2020. In April 2020, the federal banking agencies issued an interim final rule that makes temporary changes to the CBLR framework, pursuant to section 4012 of the Coronavirus Aid, Relief and Economics Security (CARES) Act, and a second interim final rule that provides a graduated increase in the community bank leverage ratio requirement after the expiration of the temporary changes implements pursuant to section 4012 of the CARES Act.

The community bank leverage ratio removes the requirement for qualifying banking organizations to calculate and report risk-based capital but rather only requires a Tier 1 to average assets (leverage) ratio. Qualifying banking organizations that elect to use the community bank leverage rate framework and that maintain a leverage ratio of greater than required minimums will be considered to have satisfied the generally applicable risk based and leverage capital requirements in the agencies’ capital rules (generally applicable rule) and, if applicable, will be considered to have met the well capitalized ratio requirements for purposes of section 38 of the Federal Deposit Insurance Act. Under the interim final rules, the community bank leverage ratio minimum requirement is 8% as of December 31, 2020, 8.5% for calendar year 2021, and 9% for calendar year 2022 and beyond. The interim rule allows for a two-quarter grace period to correct a ratio that falls below the required amount, provided that the bank maintains a leverage ratio of 7% as of December 31, 2020, 7.5% for calendar year 2021, and 8% for calendar year 2022 and beyond.

Under the final rule, an eligible banking organization can opt out of the CBLR framework and revert back to the risk-weighting framework without restriction. As of December 31, 2020 the Bank was a qualifying community banking organization as defined by the federal banking agencies and elected to measure capital adequacy under the CBLR framework.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 10 - REGULATORY CAPITAL MATTERS (Continued)

Actual and required capital amounts (in millions) for the Bank and ratios at December 31, 2020 and 2019 are presented below:

	Actual		To Be Well Capitalized Under Prompt Corrective Action Regulations (CBLR Framework)
	Amount	Ratio	Amount	Ratio
December 31, 2020

Tier 1 (Core) Capital to average total assets	$50,690	15.49%	$26,180	8.00%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2019

Total Capital to risk weighted assets	$49,901	22.40%	$17,820	8.00%	$22,275	10.00%

Tier 1 (Core) Capital to risk weighted assets	47,683	21.41%	13,365	6.00%	17,820	8.00%

Common Equity Tier 1 (CET1)	47,683	21.41%	10,024	4.50%	14,479	6.50%

Tier 1 (Core) Capital to adjusted total assets	47,683	15.86%	12,023	4.00%	15,028	5.00%

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or the Bank must convert to a commercial bank charter. Management believes this test is met.

Dividend Restrictions - The Company’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. During 2020, the Bank could, without prior approval from its regulators, declare dividends of approximately $5,442 plus any 2021 net profits retained to the date of the dividend declaration.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 11 - LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk at December 31, 2020 and 2019 was as follows:

	2020	2019

Unused lines of credit	$26,046	$17,459
Standby letters of credit	258	216

NOTE 12 - RELATED-PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates during 2020 were as follows:

Beginning balance	$5,650
Effect of changes in composition of related parties	(76)
New loans	0
Repayments	(1,056)

Ending balance	$4,518

Deposits from principal officers, directors, and their affiliates at December 31, 2020 and 2019 were $4,384 and $1,687, respectively.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company used the following methods and significant assumptions to estimate fair value:

Investment Securities: The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2), using matrix pricing. Matrix pricing is a mathematical technique commonly used to price debt securities that are not actively traded, values debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). The Company’s taxable municipal investment securities’ fair values are determined based on a discounted cash flow analysis prepared by an independent third party.

Impaired Loans: At the time a loan is considered impaired, it is valued at the lower of cost or fair value. For collateral dependent loans, fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Foreclosed Real Estate: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

For appraisals where the value is $100 or above for both collateral-dependent impaired loans and other real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Once received, a member of the Loan Department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. In accordance to company policy, if the Company holds the property for over two years, an updated appraisal would be obtained in order to determine if the fair value amount should be adjusted.

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2020
Securities available for sale
U.S. Government sponsored agencies	$—	$—	$—
Municipal – taxable	—	11,612	—
Municipal – taxable exempt	—	2,850	—
Residential mortgage-backed, GSE	—	2,890	—
SBA guaranteed debenture	—	1,523	—

Total investment securities available for sale	$—	$18,875	$—

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2019
Securities available for sale
U.S. Government sponsored agencies	$—	$9,128	$—
Municipal – tax exempt	—	6,247	1,734
Municipal – taxable	—	3,323	—
Residential mortgage-backed, GSE	—	1,458	—
SBA guaranteed debenture	—	1,654	—

Total investment securities available for sale	$—	$21,810	$1,734

The table below presents a reconciliation of all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31:

	Municipals-Taxable
	2020	2019

Balance of recurring Level 3 assets at January 1	$1,734	$2,370
Redemption	(1,734)	(650)
Unrealized gain	—	14

Balance of recurring Level 3 assets at December 31	$—	$1,734

There were no transfers between levels during 2020 or 2019.

Our state and municipal securities valuations are supported by analysis prepared by an independent third party. Their approach to determining fair value involves using recently executed transactions for similar securities and market quotations for similar securities. As these securities are not rated by the rating agencies and trading volumes are thin, it was determined that these were valued using Level 3 inputs. The significant unobservable inputs used in the fair value measurement of the Company’s taxable municipal securities are discount rates and credit spreads that the market would require for taxable municipal securities with similar maturities and risk characteristics. Significant increases/(decreases) in any of those inputs in isolation would result in a significantly lower/(higher) fair value measurement.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Assets and Liabilities Measured on a Non-Recurring Basis

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	December 31
Impaired loans:	2020	2019
Real estate loans:
One- to four-family	$439	$108
Commercial	—	—

Foreclosed real estate:
One- to four-family	$108	$60
Commercial	326	326
Land	—	—

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $439 and $108, which consists of the unpaid principal balances of $468 and $132 with no partial charge-offs and nonaccrual interest of $38 and $24 at December 31, 2020 and 2019, respectively. There was $0 impact to the provision for loan losses for the years ended December 31, 2020 and 2019.

Foreclosed real estate, which is measured at fair value less costs to sell, had a net carrying amount of $434 and $386, which is made up of the outstanding balance of $434 and $386, net of a valuation allowance of $0 at December 31, 2020 and 2019. There were no write-downs recorded on these properties for the years ending December 31, 2020 and 2019.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The carrying amounts and estimated fair values of the Company’s on-balance sheet financial instruments at December 31, 2020 and 2019 are summarized below:

		Fair Value Measurements at December 31, 2020 Using:
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$60,361	$60,361	$—	$—	$60,361
Securities available for sale	18,875	—	18,875	—	18,875
Loans held for sale	173	—	173	—	173
Loan, net	231,799	—	—	225,753	225,753
Accrued interest receivable	1,001	—	140	528	668
Restricted equity securities	2,541	—	—	—	N/A

Financial liabilities:
Deposits	$216,963	$141,744	$75,803	$—	$217,547
Federal Home Loan Bank advances	53,500		51,119		51,119
Accrued interest payable	100	4	96		100

		Fair Value Measurements at December 31, 2019 Using:
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$6,096	$6,096	$—	$—	$6,096
Securities available for sale	23,544	—	21,810	1,734	23,544
Loans held for sale	—	—	—	—	—
Loan, net	248,785	—	—	252,056	252,056
Accrued interest receivable	983	—	187	796	983
Restricted equity securities	2,452	—	—	—	N/A

Financial liabilities:
Deposits	$188,888	$105,130	$83,693	$—	$188,823
Federal Home Loan Bank advances	51,500		51,532	—	51,532
Accrued interest payable	269	5	264	—	269

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 13 – FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The assumptions used to estimate the fair values are intended to approximate those that a market participant would use in a hypothetical orderly transaction. In estimating fair value, the Company makes adjustments for estimated changes in interest rates, market liquidity and credit spreads in the periods they are deemed to have occurred. Fair value of debt is based on current rates for similar financing. It was not practicable to determine the fair value of restricted equity securities due to restrictions placed on transferability. The fair value of off-balance sheet items is not considered to be material.

NOTE 14 – STOCK BASED COMPENSATION

In December of 2010, the stockholders approved the Cullman Bancorp, Inc. 2010 Equity Incentive Plan (the “Equity Incentive Plan”) for employees and directors of the Company. The Equity Incentive Plan authorizes the issuance of up to 172,373 shares of the Company’s common stock, with no more than 49,249 of shares as restricted stock awards and 123,124 as stock options, either incentive stock options or non-qualified stock options. The exercise price of options granted under the Equity Incentive Plan may not be less than the fair market value on the date the stock option is granted. The compensation committee of the board of directors has sole discretion to determine the amount and to whom equity incentive awards are granted.

On January 18, 2011, the compensation committee of the board of directors approved the issuance of 123,124 options to purchase Company stock and 49,249 shares of restricted stock. Stock options and restricted stock vest over a five-year period, and stock options expire ten years after issuance. Apart from the vesting schedule for both stock options and restricted stock, there are no performance-based conditions or any other material conditions applicable to the awards issued. At December 31, 2020 there were no shares available for future grants under this plan.

In May of 2020, the stockholders approved the Cullman Bancorp, Inc. 2020 Equity Incentive Plan (the “2020 Equity Incentive Plan”) for employees and directors of the Company. The Equity Incentive Plan authorizes the issuance of up to 200,00 shares of the Company’s common stock, with no more than 80,000 of shares as restricted stock awards and 120,000 as stock options, either incentive stock options or non-qualified stock options. The exercise price of options granted under the Equity Incentive Plan may not be less than the fair market value on the date the stock option is granted. The compensation committee of the board of directors has sole discretion to determine the amount and to whom equity incentive awards are granted.

On August 18, 2020, the compensation committee of the board of directors approved the issuance of 120,000 options to purchase Company stock and 80,000 shares of restricted stock. Stock options and restricted stock vest over a five-year period, and stock options expire ten years after issuance. Apart from the vesting schedule for both stock options and restricted stock, there are no performance-based conditions or any other material conditions applicable to the awards issued. At December 31, 2020 there were no shares available for future grants under this plan.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 14 – STOCK BASED COMPENSATION (Continued)

The following table summarizes stock option activity for the year ended December 31, 2020:

Options		Weighted-Average Exercise Price/Share	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding – January 1, 2020	7,471	$10.30	1.00	$129	(1)
Granted	120,000	28.00	10.00	—
Exercised	5,181	10.30		91

Outstanding – December 31, 2020	122,290	10.30	.08	27	(1)
Fully vested and expected to vest – December 31, 2020	122,290	$27.67	9.81	$247	(1)

(1)

Based on last trade of $27.50 per share as of December 31, 2019 and $22.00 per share as of December 31, 2020. Intrinsic value for stock options is defined as the difference between the current market value and the exercise price.

Information related to the stock option plan during each year follows:

	2020	2019
Intrinsic value of options exercised	$91	$115
Cash received from option exercises	54	75
Tax benefit realized from option exercises	14	18
Weighted Average Fair Value of Options Granted	4.50	—

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 14 – STOCK BASED COMPENSATION (Continued)

The fair value for each option grant was determined using the following weighted average assumptions as of the grant date.

Risk Free Interest Rate:	0.27%
Expected Term:	5 years
Expected volatility:	21.48%
Dividend Yield:	1.23%

There were no options that vested during year ended December 31, 2020. Stock-based compensation expense for stock options for the year ended December 31, 2020 was $45, in relation to the 120,000 options awarded in 2020. Unrecognized compensation cost related to nonvested stock options at December 31, 2020 was $495 and is expected to be recognized over 4.58 years.

The following table summarizes non-vested restricted stock activity for the year ended December 31, 2020:

2020
Balance – beginning of year	856
Granted	80,000
Vested	(856)

Balance – end of period	80,000

The following table summarizes the restricted stock fair value:

Date of Awards	Shares	Vesting Period (years)	Fair Value
August 2017	2,562	3	$24
August 2020	80,000	5	$28

Stock-based compensation expense for restricted stock included in non-interest expense for December 31, 2020 and 2019 was $12 and $208 respectively. Unrecognized compensation expense for nonvested restricted stock awards was $2,053 and is expected to be recognized over 4.58 years.

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 15 – EARNINGS PER COMMON SHARE

The factors used in the earnings per common share computation follow:

	For the Years Ended
	December 31,
	2020	2019
Earnings per share
Net Income	$3,546	$3,734
Less: Distributed earning allocated to participating securities	—	(1)
Less: Earnings allocated to participating securities	(34)	(2)

Net earnings allocated to common stock	$3,512	$3,731

Weighted common shares outstanding including participating securities	2,400,036	2,392,114
Less: Participating securities	(30,048)	(1,386)
Less: Average unearned ESOP shares	(10,965)	(8,990)

Weighted average shares	2,359,023	2,381,738

Basic earnings per share	$1.49	$1.57

Net earnings allocated to common stock	$3,512	$3,731

Weighted average shares	2,359.023	2,381,738
Add: dilutive effects of assumed exercises of stock options	1,460	6,098

Average shares and dilutive potential common shares	2,360,483	2,387,836

Dilutive earnings per share	$1.49	$1.56

Options granted during the period were 120,000 shares of the Company’s common stock at a weighted-average exercise price of $28.00 per share, which was anti-dilutive.

Stock options for 120,000 shares of common stock were not considered in computing diluted earnings per common share for 2020 because they were antidilutive.

NOTE 16- LEASES

On December 30, 2019, the company entered into a new 5-year contract with its core processing vendor, which is an embedded lease. Lease expense for the operating leases is recognized on a straight-line basis over the lease term. The right-of-use asset represents our right to use an underlying asset for the lease term and the lease liability

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 16- LEASES (Continued)

represents our obligation to make lease payments arising for the lease. The right-of-use asset and the lease liabilities are recognized at the lease commencement date base of the estimated present value of lease payment over the lease term.

The Company uses it incremental borrowing rate at lease commencement to calculate the present value of the lease payments when the rate implicit in a lease is not known. The Company’s incremental borrowing rate is based on the FHLB amortizing advance rate, adjusted for the lease term and other factors. Based on these factors, the rate used was 1.67%.

For the year ended December 31, 2020, right-of-use asset and lease liability is as follows (in thousands):

Right-of-use assets:

Operating leases	$221

Lease Liabilities:

Operating leases	$223

For the year ended December 31, 2020, the total lease cost is as follows for the period ending (in thousands):

Operating lease costs	$55

Future undiscounted lease payments for the new operating lease with a remaining term of 4 years as of December 31, 2020 is as follows (in thousands):

2021	$56
2022	57
2023	58
2024	59

Total undiscounted lease payments	$230
Less: imputed interest	(7)

Net Lease Liabilities	$223

Operating Leases: The Company acts as lessor for leases of certain branch properties and equipment under operating leases. Payments terms are generally fixed. Leases are typically payable in monthly installments. Leases do not contain purchase options that allow the customer to acquire the leased assets at or near then end of the lease. Rental income was $66 and $45 for 2020 and 2019 respectively. Future minimum rental income for the next five years are as follows:

2021	$152
2022	119
2023	119
2024	119
2025	113

(Continued)

CULLMAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

(All amounts in thousands, except share and per share data)

NOTE 17 – SUBSEQUENT EVENT

Management has evaluated subsequent events through March 12, 2021, which is the date the consolidated financial statements were available to be issued. Management’s expectations will continue to evolve in response to the changing economic conditions presented amidst the COVID-19 pandemic, as the Company expects that the financial results of subsequent quarters could be impacted.

On March 9, 2021, the Boards of Directors of Cullman Savings Bank, MHC, the Bancorp and the Bank adopted a Plan of Conversion and Reorganization (the “Plan”). Pursuant to the Plan, Cullman Savings Bank, MHC will convert from the mutual holding company form of organization to the fully public form. Cullman Savings Bank, MHC will be merged into the Bancorp, and Cullman Savings Bank, MHC will no longer exist. The Bancorp will then merge into a new Maryland corporation, also named Cullman Bancorp, Inc. As part of the conversion, Cullman Savings Bank, MHC’s ownership interest in the Bancorp will be offered for sale in a public offering. The existing publicly held shares of the Bancorp, which represent the remaining ownership interest in the Bancorp, will be exchanged for new shares of common stock of the new Maryland corporation.

The Plan provides for the establishment, upon the completion of the conversion, of special “liquidation accounts” for the benefit of certain depositors of the Bank in an amount equal to Cullman Savings Bank, MHC’s ownership interest in the equity of the Bancorp as of the date of the latest balance sheet contained in the prospectus plus the value of the net assets of Cullman Savings Bank, MHC as of the date of the latest statement of financial condition of Cullman Savings Bank, MHC prior to the consummation of the conversion (excluding its ownership of the Bancorp). The liquidation accounts will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits.

(Continued)